Exhibit 10.1

DATED 29 SEPTEMBER 2005

EASTERN PACIFIC CIRCUITS HOLDINGS LIMITED

AND

MERIX CORPORATION

SUPPLEMENTAL AGREEMENT RELATING TO

THE MASTER SALE AND PURCHASE AGREEMENT

dated 14 April 2005

Baker & McKenzie

14th Floor Hutchison House

Hong Kong

Telephone: (852) 2846-1888

Fax: (852) 2845-0476

THIS SUPPLEMENTAL AGREEMENT is made on 29 September 2005

BETWEEN:

(1)	EASTERN PACIFIC CIRCUITS HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands, whose registered office is at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies (the “Seller”); and

(2)	MERIX CORPORATION, a company incorporated in the State of Oregon, whose registered office is at 1521 Poplar Lane, P.O. Box 3000, F4-234, Forest Grove, OR 97116, United States of America (the “Buyer”).

RECITALS:

(A)	By a master sale and purchase agreement dated 14 April 2005, as varied by letter agreements dated 28 July 2005 and 16 September 2005 (the “SPA”) between the Seller and the Buyer, the Seller has agreed to sell and the Buyer has agreed to acquire certain businesses and assets/shares of certain subsidiaries directly and indirectly owned by the Seller, upon the terms and subject to the conditions set out in the SPA (the “Acquisition”).

(B)	As at the date hereof, Completion of the Acquisition has not taken place. Prior to Completion, the Seller and the Buyer have agreed to amend certain terms of the SPA on the terms and subject to the conditions set out herein.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Capitalised terms used, but not defined, herein shall have the meaning given to them in the SPA.

1.2	The provisions of Clauses 1.2.5, 1.2.7 and 1.4 of the SPA shall apply mutatis mutandis to the terms of this Supplemental Agreement.

2.	AMENDMENTS TO THE SPA

2.1	It is agreed by the parties hereto that, with effect from the date of this Supplemental Agreement (the “Effective Date”) the SPA shall be amended and restated by the terms of the Amended and Restated Master Sale and Purchase Agreement in the form set out in the Annex to this Supplemental Agreement.

2.2	The Seller and the Buyer hereby confirm that the accrued rights and obligations of the parties under the terms of the SPA remain in full force and effect following the execution of this Supplemental Agreement and that, save as amended by this Supplemental Agreement, the terms of the SPA will remain in full force and effect from the Effective Date.

2.3	Nothing in this Supplemental Agreement shall reduce or limit any right of the Seller or the Buyer or any liability of the Seller or the Buyer under the SPA.

3.	GENERAL

3.1	This Supplemental Deed may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one instrument. The parties agree that the execution of this Supplemental Agreement may be effected by the exchange of facsimile signature pages, with the exchange of the executed originals as soon as reasonably possible thereafter.

3.2	Neither party shall assign, transfer or in any other way alienate any of its rights under this Supplemental Agreement whether in whole or in part without the prior written consent of the other party.

3.3	A variation of this Supplemental Agreement is only valid if it is in writing and signed by or on behalf of each party.

3.4	Any notice or other communication under or in connection with this Supplemental Agreement shall be served in accordance with Clause 28 of the SPA.

3.5	If any provision or part of a provision of this Supplemental Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Supplemental Agreement, all of which shall remain in full force and effect.

2

3.6	No failure of a party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Supplemental Agreement shall operate as a waiver of such right or remedy.

4.	GOVERNING LAW AND JURISDICTION

This Supplemental Agreement is governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any dispute arising under this Supplemental Agreement shall be resolved in accordance with Clause 29 of the SPA.

3

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Agreement on the date first above written.

Signed by NG LAK CHUAN and WILLIAM HO duly authorised representatives of EASTERN PACIFIC CIRCUITS HOLDINGS LIMITED	)	/s/ NG LAK CHUAN
	)	/s/ WILLIAM HO
)
)

Signed by MARK R. HOLLINGER, Chairman and Chief Executive Officer and a duly authorised representative of MERIX CORPORATION	)	/s/ MARK R. HOLLINGER
)
)
)

4

ANNEX

Form of Amended and Restated Master Sale and Purchase Agreement

5

DATED 14 APRIL 2005

EASTERN PACIFIC CIRCUITS HOLDINGS LIMITED

AND

MERIX CORPORATION

AMENDED AND RESTATED

MASTER SALE AND PURCHASE AGREEMENT

Baker & McKenzie, Hong Kong

14th Floor, Hutchison House

10 Harcourt Road

Hong Kong

i

ii

B&M comments: 28 September 2005

THIS AGREEMENT is made on 14 April 2005

BETWEEN:

(1)	EASTERN PACIFIC CIRCUITS HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands, whose registered office is at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies (the “Seller”); and

(2)	MERIX CORPORATION, a company incorporated in the State of Oregon, whose registered office is at 1521 Poplar Lane, P.O. Box 3000, F4-234, Forest Grove, OR 97116, United States of America (the “Buyer”).

RECITALS:

(A)	Each of the companies listed in part 1 of schedule 1 (the “Business Sellers”), Eastern Pacific Circuits (Cayman) Limited (“EPC Cayman”), a company incorporated under the laws of the Cayman Islands, and Eastern Pacific Circuits Limited (“EPCL”), a company incorporated under the laws of the Cayman Islands, is a direct or indirect wholly-owned subsidiary of the Seller.

(B)	EPC Cayman is the beneficial owner of all of the issued shares in the capital of Eastern Pacific Circuits Investments Limited (“EPCI HK”), a company incorporated under the laws of Hong Kong, and EPCL is the registered holder and beneficial owner of all of the issued shares in the capital of Eastern Pacific Circuits Investments (Singapore) Pte Ltd (“EPCI Singapore”), a company incorporated under the laws of Singapore.

(C)	The Seller has agreed to procure (a) the sale by each of the Business Sellers of its business and assets, (b) the sale by EPC Cayman of all of the issued shares in the capital of EPCI HK (the “HK Shares”) and (c) the sale by EPCL of all of the issued shares in the capital of EPCI Singapore (the “Singapore Shares”), in each case on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Accepting Employees -HK” has the meaning set forth in clause 17.2.4;

“Accounts Receivable” means, in relation to each Business, all the book and trade debts, notes, receivables and other debts and amounts owing to the relevant Business Seller in connection with the relevant Business (and whether or not yet due and payable) at Completion (including, without limitation, trade debts, deposits, prepayments, retrospective rebates and overpayments) all rights in relation thereto and the benefit of all guarantees or other security in respect thereof and interest thereon;

“Acquiring Buyer Company” has the meaning set forth in clause 11.1.2;

“Actual Closing Cash Amount” means the aggregate amount of the bank balances, cash, cash on deposit, short-term securities and investment accounts, including amounts for which cheques have been received by the relevant member of the EPCI HK Group and the EPCI Singapore Group or deposited in the bank accounts of the relevant member of the EPCI HK Group and the EPCI Singapore Group for which cheques have not cleared the drawer’s bank accounts at Completion and which were collected prior to the delivery of the Completion Statement, of each member of the EPCI HK Group and the EPCI Singapore Group as at the close of business on the day immediately before the Completion Date provided that there shall be deducted from such aggregate amount amounts for which cheques have been written by the relevant member of the EPCI HK Group and the EPCI Singapore Group, which cheques have not cleared the bank account as of Completion;

“Actual Adjusted 2005 EBITDA” means the audited consolidated profit before taxation, interest, depreciation and amortisation in respect of each Business and each member of the EPCI HK Group and EPCI Singapore Group for the financial year ended 31 December 2005 less all payments made or accrued in respect of capital leases (as defined in HK GAAP) determined in accordance with clause 8.3 and adjusted in accordance with Part A of schedule 14;

“Amount Claimed” has the meaning set out in clause 7.1.1;

“Approval” has the meaning set forth in paragraph 8 of Schedule 3;

“Assumed Liabilities” means all Liabilities of the Business Sellers as at Completion (including accounts payable) in connection with the relevant Business and/or the Business Assets, including, without limitation, those Liabilities set out in part 4 of schedule 1 and excluding the Excluded Liabilities;

“Auditors” means PricewaterhouseCoopers, the auditors of the Group and the Buyer;

“Available Records” has the meaning set out in clause 21.1;

“Borrowings” means all sums outstanding under (a) the credit agreement dated 10 August 2000 (as amended and supplemented from time to time) between, inter alia, (i) Eastern Pacific Circuits Limited (formerly known as Pacific Circuits Limited) as parent borrower, (ii) Eastern Pacific Circuits (HK) Ltd (formerly known as Wong’s Circuits Limited) as subsidiary borrower, (iii) Standard Chartered Bank (Hong Kong) Limited as administrative agent and a group of lenders, pursuant to which the lenders agreed to provide US$150,000,000 to Eastern Pacific Circuits Limited and Eastern Pacific Circuits (HK) Limited; and (b) a facility agreement dated 28 April 2004 between Eastern Pacific Investments (Singapore) Pte Limited and Standard Chartered Bank (Hong Kong) Limited as administrative agent, and a group of lenders pursuant to which the lenders agreed to provide a US$5,100,000 facility to Eastern Pacific Circuits Investments (Singapore) Pte Limited, being all interest bearing borrowings and Indebtedness in the nature of borrowings of the Group from financial institutions;

“Business” means, in relation to each Business Seller, the business carried on by that Business Seller as at Completion, and excluding only the Excluded Assets;

“Business Assets” means, in relation to each Business, all the property, undertaking, benefits, title, rights and assets of the relevant Business Seller, including, without limitation, the categories of assets set out in part 2 of schedule 1 and excluding only the Excluded Assets;

“Business Claims” means the benefit of all rights and claims arising from, or coming into existence as a result of, the carrying on of any Business by a Business Seller whether arising on, prior to or after Completion, other than rights and claims relating to the Excluded Assets or the Excluded Liabilities;

“Business Goodwill” means the goodwill relating to each Business, together with the right for the Buyer or relevant Buyer’s Group Company to represent itself as carrying on that Business in succession to the relevant Business Seller;

“Business IP” means, in relation to each Business, the Intellectual Property owned by the relevant Business Seller which is used in connection with the Business;

“Business Contracts” means, in relation to each Business Seller, all the contracts, engagements, licences, guarantees, sale and purchase orders and other commitments relating to the relevant Business at Completion, which have been entered into or undertaken by or on behalf of, or the benefit of which are held on trust for or have been assigned to, that Business Seller which in any case are current uncompleted or unperformed or in respect of which that Business Seller has any rights, claims, benefits entitlements, Liabilities or obligations relating to the Business, including the Business Insurance Policies, the Hong Kong Lease (provided that consent of assignment of the Hong Kong Lease is obtained from the Hong Kong Science and Technology Park Corporation) and agreements or other documents relating to ownership or occupation of the Business Properties, but excluding all employment contracts;

“Business Day” means a day other than a Saturday or Sunday or public holiday in Hong Kong, Canada, Singapore, the Cayman Islands or the United States of America;

“Business Insurance Policies” means the insurance policies set out in part 8 of schedule 1;

“Business Motor Vehicles” means, in relation to each Business, the motor vehicles owned by the relevant Business Seller and used by it for the purposes of that Business;

“Business Plant and Equipment” means, in relation to each Business, all the loose plant, machinery, equipment, tooling and furniture of the relevant Business Seller (not being business fixtures and fittings forming part of the Business Properties) used for the purposes of that Business;

“Business Properties” means the properties owned by and occupied by the Business Sellers, details of which are set out in part 6A of schedule 1;

“Business Records” means, in relation to each Business, any lists of present and former customers and suppliers, business plans and forecasts, notices, enquiries, orders, correspondence, computer disks, tapes or other machine readable or other records of a financial or marketing nature to the extent that they relate to the Business and are owned by the Business Seller but excluding any of the foregoing to the extent that they are Excluded Assets;

“Business Sellers” has the meaning set forth in Recital (A);

“Business Tax” means, all forms of taxation, deductions, withholdings, duties, imposts, levies, fees, charges and rates imposed, levied, collected, withheld or assessed by any Government Authority and any interest, additional taxation penalty, surcharge or fine in connection therewith payable by any Business Seller relating to the use and ownership of the Business Assets and the operation of the Business prior to the Completion Date;

“Buyer MPF Scheme” means the mandatory provident fund scheme established by the Buyer or the relevant Buyer’s Group Company for its Hong Kong employees;

“Buyer Obligation” means any representation, warranty or undertaking to indemnify given by the Buyer to the Seller under this Agreement or any of the Other Documents;

“Buyer’s Completion Documents” has the meaning set out in clause 11.1.4;

“Buyer’s Group” means the Buyer or a company which is its ultimate parent company and each subsidiary of the Buyer and of its ultimate parent company from time to time and includes, for the avoidance of doubt, after Completion, each of EPCI HK, EPCI Singapore and their subsidiaries, and “Buyer’s Group Company” means any one of them;

“Canadian Property” means all of Eastern Pacific Circuits (Canada) Limited’s rights, title and interest in the property situated at Units 37, 38 and 39, Level 1, York Region Condominium Corporation No. 711, 145 Royal Crest Court, Markham, Ontario, Canada;

“Cash” means, in relation to each Business, all cash (including cash in-hand and cash at bank), cash on deposit and short-term securities and investment accounts held by the relevant Business Seller for the purposes of the Business;

“Closing Working Capital” means Working Capital as at the Completion Date;

“Completion” means completion of the sale and purchase of the Businesses, the Business Assets, the HK Shares and the Singapore Shares in accordance with this Agreement;

“Completion Date” means the later of: (i) 15 June 2005; and (ii) the date which is five (5) Business Days after the date on which the last of the Conditions is satisfied or waived provided that this date shall not be earlier than the date which is 60 days after the date on which the Condition in clause 4.1.1(a) is satisfied or waived or such other date as may be agreed by both parties in writing;

“Completion Statement” has the meaning set out in clause 6.1;

“Condition” means a condition set out in clause 4.1 and “Conditions” means all those conditions;

“Consent” has the meaning set out in clause 16.3;

“Costs” means obligations, Liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including interest and Tax), actions, proceedings, claims, demands, penalties and compensation awards in each case of any nature whatsoever;

“Debt Amount” means the Borrowings of the Group on the Completion Date, as determined by the Lenders and notified in writing to the parties no later than three (3) Business Days before the Completion Date and, for the avoidance of doubt, such amount shall be expressed in US$;

“Deduction” has the meaning set out in clause 7.1.1;

“Defaulting Party” has the meaning set out in clause 5.4;

“Desay Land Premium Payment” means 50% of RMB5,915,133 being the amount payable to (Desay) pursuant to the contribution of the land use right agreement dated 18 November 2004 between Eastern Pacific Circuits Investments (Singapore) Pte Limited, (Desay) and Eastern Pacific Circuits (Huiyang) Ltd in respect of the transfer by (Desay) of the land to Eastern Pacific Circuits (Huiyang) Ltd. by way of capital contribution less the aggregate of any instalment payments made by Eastern Pacific Circuits (Huiyang) Ltd to (Desay) during the period from and including 1 January 2005 up to and including the Completion Date provided that where this results in a negative figure then, for the purposes of clause 6.6.1, the negative amount shall be added to the Closing Working Capital rather than subtracted from the Closing Working Capital;

“Disclosed” means referred to in the Disclosure Letter;

“Disclosed Financial Statements” has the meaning given to it in paragraph 6.2 of schedule 3;

“Disclosure Letter” means a letter of the date hereof from the Seller to the Buyer making disclosures in respect of the Warranties;

“EA Transferring Employees - Singapore” means the Transferring Employees-Singapore who fall within the ambit of the Singapore Employment Act;

“Earnout Statement” has the meaning set out in clause 8.1;

“EBITDA Earnout Consideration” shall be determined in accordance with clause 8.4;

“Encumbrance” means a lien, charge, pledge, any interest or equity of any persons (including, without limitation, any right to acquire, option or right of pre-emption) and any charge, pledge, mortgage, security interest, assignment, power of sale or other encumbrance or right exercisable by a third party (whether or not perfected) having similar effect but excluding the Permitted Encumbrances;

“Environmental Laws” means any statute, ordinance, regulation, rule, policy, interpretation, guideline or decree (including consent decrees, guidance documents and administrative orders) in effect as of Completion, applicable to any Target Group Company, its business, or the real property from which it conducts its business, enacted or promulgated by any Government Authority having jurisdiction over any Target Group Company for the activities it conducts that (i) regulates the exposure to, the amount, form, presence, emission, discharge, release, threat of release, processing, use, treatment, storage, disposal, handling, generation or production of any hazardous substance, including any permit, license, approval, consent or authorization required therefor; (ii) requires any reporting or dissemination of or access to information regarding hazardous substances, including warnings or notices to employees; or (iii) relates to or addresses human health or safety, including occupational health and safety;

“EPC Cayman” has the meaning set forth in Recital (A);

“EPCI HK” has the meaning set forth in Recital (B);

“EPCI HK Group” means EPCI HK, Eastern Pacific Circuits (Dongguan) Ltd and Lomber Circuits (Huizhou) Limited;

“EPCI Singapore” has the meaning set forth in Recital (B);

“EPCI Singapore Group” means EPCI Singapore, Eastern Pacific Circuits (Huiyang) Limited and Eastern Pacific Circuits (Huizhou) Limited;

“EPCL” has the meaning set forth in Recital (A);

“Estimated Closing Cash Amount” means the aggregate amount estimated by the Seller of the bank balances, cash, cash on deposit, short-term securities and investment accounts, including amounts for which cheques have been received by the relevant member of the EPCI HK Group and the EPCI Singapore Group or deposited in the bank accounts of the relevant member of the EPCI HK Group and the EPCI Singapore Group which cheques have not cleared the drawer’s bank accounts, of each member of the EPCI HK Group and the EPCI Singapore Group as at the close of business on the day immediately before the Completion Date provided that there shall be deducted from such aggregate amount amounts for which cheques have been written by the relevant member of the EPCI HK Group and the EPCI Singapore Group, which cheques have not cleared the bank account as of Completion;

“Event” means an event, act, transaction or omission including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

“Excluded Assets” means the assets set out in part 3 of schedule 1;

“Excluded Liabilities” means the liabilities set out in part 5 of schedule 1;

“Expert” means an independent firm of chartered accountants mutually appointed by the parties hereto or by the President of the Hong Kong Society of Accountants for the time being, as the case may be, in accordance with clause 6.3 and/or clause 8.5;

“Financial Statements” means the audited consolidated financial statements of the Group for each of the financial years ended 31 December 2004, 31 December 2003, 31 December 2002 and 31 December 2001 (such financial statements including without limitation, in each case a balance sheet, profit and loss account and cash flow statement together with the notes thereon);

“Fundamental Warranty” means a statement contained in paragraphs 1, 2, 2A, 3, 4 and 5.2 in schedule 3 and “Fundamental Warranties” means all those statements;

“Fundamental Warranty Cap” means at any given time, the liability cap determined in accordance with the table set out in Part 1 of Schedule 9 by reference to the relevant Total Consideration set out in Column 1 of Part 1 of Schedule 9 on the relevant date referred to in sub-columns 2(a), (b), (c) or (d) of Part 1 of Schedule 9;

“Fundamental Warranty Claim” means a claim by the Buyer under or pursuant to the provisions of clause 9.1 in respect of any Fundamental Warranty;

“FY2003 Audited Accounts” means the Financial Statements of the Group for the year ended 31 December 2003;

“FY2004 Audited Accounts” means the Financial Statements of the Group for the year ended 31 December 2004;

“FY2004 EBITDA” means the audited consolidated profit before taxation, interest, depreciation and amortisation of the Group for the financial year ended 31 December 2004 and derived from the FY2004 Audited Accounts, adjusted to add back all costs and expenses relating to or incurred in connection with the restructuring of the Debt Amount;

“FY2004 Working Capital” means the Working Capital as at 31 December 2004, derived from the FY2004 Audited Accounts;

“FY2005 Monthly Management Accounts” means the unaudited consolidated monthly management accounts of the Group, together with the notes thereon (if any), and the consolidation worksheets of the Group for the period from 1 January 2005 to the last day of the calendar month immediately preceding the Completion Date, provided that if the Completion Date is less than four (4) weeks after the end of any calendar month, then the unaudited consolidated monthly management accounts of the Group together with the notes thereon (if any) and the consolidation worksheets of the Group shall be delivered in respect of the period from 1 January 2005 to the last day of the calendar month immediately preceding such month end;

“General Claim Cap” means at any given time, the liability cap determined in accordance with the table set out in Part 2 of Schedule 9 by reference to the relevant Total Consideration set out in Column 1 of Part 2 of Schedule 9 on the relevant date referred to in sub-columns 2(a), (b) or (c) of Part 2 of Schedule 9;

“Government Authority” means any nation or government, any state, municipality, or other political subdivision thereof, and any agency, bureau, board commission, department or other entity exercising executive, legislative, judicial, regulatory, administrative or other similar functions;

“Group” means EPCL and each of its subsidiaries and “Group Company” means any one of them;

“HK GAAP” means the generally accepted accounting standards, principles and practices applicable in Hong Kong;

“HK Shares” has the meaning set forth in Recital (C);

“HKIAC” has the meaning set out in clause 29.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Lease” means the lease for the property situated at Section F of Tseung Kwan O Town Lot No. 39 and Extensions thereto, New Territories, Hong Kong dated 17 July 2000 between The Hong Kong Science and Technology Park Corporation and Eastern Pacific Circuits Property Limited, as amended;

“Indebtedness” means, in relation to the Target Group, any borrowings and indebtedness (including by way of acceptance credits, finance leases, loan stocks, bonds, debentures, notes, debt or inventory financing or sale and lease back arrangements, overdrafts or any other arrangements the purpose of which is to borrow money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation and any institutional investor which is not another member of the Target Group;

“Initial Consideration” has the meaning set forth in clause 3.1;

“Intellectual Property” means (a) all patents, trademarks, service marks, logos, and corporate names registered designs, applications and rights to apply for any of those rights, internet domain names, copyrights and unregistered trade marks and service marks; (b) research and development information, financial, marketing and business data, pricing and costs information, trade secrets and confidential business information; and (c) the right to sue for past infringements of any of the foregoing rights;

“Intellectual Property Rights” means the all Intellectual Property owned or used by the Target Group (including the Business IP);

“Intra-Group Indebtedness” means all outstanding amounts owing immediately prior to Completion to or from the Target Group, on the one hand, and the EPC Group (which for the purposes of this definition shall mean the Seller’s Group excluding the Target Group) on the other hand;

“Inventory” means, in relation to each Business, all raw materials, supplies, work in progress, parts and components and finished goods held, used or owned by the relevant Business Seller at Completion;

“Law” means any law, rule, regulation, order, writ, judgment, decree, injunction, determination or award;

“Lenders” means the financial institutions to which the Borrowings are owed;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

“Management Accounts” means the unaudited consolidated financial statements of the Group for each of the financial years ended 31 December 2003 and 31 December 2004 (such financial statements including without limitation, in each case a balance sheet, profit and loss account and cash flow statement together with the notes thereon, (if any));

“Material Adverse Change” means any event, condition, circumstance, incident or fact that is or would reasonably be expected to have a material adverse effect on the business or financial position of the Target Group as a whole, or the assets (including intangible assets) or liabilities of the Target Group as a whole;

“Material Contracts” has the meaning set forth in paragraph 13.1 of schedule 3;

“Merix Caymans” means Merix Caymans Trading Company Limited, an indirect wholly owned subsidiary of Buyer;

“Minority Dividend” means the dividend(s) declared by Eastern Pacific Circuits (Huizhou) Ltd. of US$1,600,000 that is payable to

“Non-EA Transferring Employees - Singapore” means the Transferring Employees-Singapore who do not fall within the ambit of the Singapore Employment Act;

“Non-Defaulting Party” has the meaning set out in clause 5.4;

“Note” means the promissory note to be issued by Merix Caymans to the Seller in accordance with clause 5.2.3, in the form set out in schedule 8;

“Notice” has the meaning set out in clause 28.1;

“Other Documents” means all other documents, agreements and certificates that are, or are required to be, executed pursuant to this Agreement;

“Permitted Encumbrances” means the Retained Security or security interests or liens arising by operation of law or pursuant to title retention provisions under sales contracts, equipment leases or hire purchase agreements with third parties entered into in the ordinary course of business;

“Policies” has the meaning set out in paragraph 16.1 of schedule 3;

“Post-Cash Working Capital Shortfall” has the meaning set out in clause 6.8.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan;

“Property” means the property or properties of the Target Group, details of which are set out in part 6B of schedule 1;

“Principal” has the meaning set forth in the Recital of the Note;

“Principal Payment” has the meaning set forth in paragraph 3(c) of the Note;

“Recipient” has the meaning set forth in clause 20.6;

“Reference Banks” means The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank;

“Relevant Claim” means a claim by the Buyer under or pursuant to the provisions of clause 9.1 or the Tax Deed or any other provision of this Agreement or the Other Documents;

“Relevant Element” has the meaning set out in clause 16.3;

“Relevant Period” means the period from the Completion Date up to and including 31 December 2005;

“Representation” has the meaning set out in clause 26;

“Retained Group” means the Group excluding the EPCI HK Group and the EPCI Singapore Group and “Retained Group Company” means any one of them;

“Retained Security” means the Security relating to the EPCI HK Group and the EPCI Singapore Group which, pursuant to the Buyer’s request, will not be released by the Lenders upon Completion;

“Rules” has the meaning set out in clause 29.2;

“Sale Business and Assets” has the meaning set forth in clause 3.1;

“Security” means any surety, guarantee and security provided by the Group to the Lenders to secure the obligations of the relevant Group Companies in respect of the Borrowings;

“Security Release Documents” means the documents required to be executed by the Lenders and the relevant Seller’s Group Companies for the purposes of releasing the Security other than the Retained Security upon the repayment of the Debt Amount to the Lenders on Completion;

“Seller MPF Scheme” means the mandatory provident fund scheme established by or on behalf of the Seller or Eastern Pacific Circuits (HK) Limited in respect of the Transferring Employees - HK;

“Seller Obligation” means any representation, warranty or undertaking to indemnify given by the Seller to the Buyer under this Agreement or any of the Other Documents, including, without limitation, pursuant to a Relevant Claim;

“Seller’s Group” means the Seller and each subsidiary of the Seller from time to time and includes, for the avoidance of doubt, each of the Business Sellers and, before Completion, each member of the EPCI HK Group and the EPCI Singapore Group, and “Seller’s Group Company” means any one of them;

“Seller’s Group RRSP” has the meaning set forth in clause 17.1.4;

“Singapore Employment Act” means the Singaporean Employment Act (Cap 91);

“Singapore Shares” has the meaning set forth in Recital (C);

“Singapore Statutory Transfers” means the transfers of employees contemplated under Section 18A of the Singapore Employment Act;

“Stock” means, in relation to each Business, the Inventory, stock-in-trade and work-in-progress owned or agreed to be purchased by the relevant Business Seller in connection with the Business at Completion, wherever held;

“Target Group” means the EPCI HK Group, the EPCI Singapore Group and the Business Sellers, and “Target Group Company” means any company that is a member of the EPCI HK Group or the EPCI Singapore Group or that is a Business Seller;

“Tax” or “Taxes” means all (i) forms of taxation, taxes, deductions, withholdings, duties, imposts, levies, fees, charges and rates or other like assessments or charges of any kind (including, without limitation, net income, gross income, receipts, profit, business and occupation, license, excise, registration, franchise, employment, payroll, withholding, ad valorem, transfer, gains, stamp duty, capital, paid-up capital, profits, premium, value-added, business tax, real property, personal property, inventory and merchandise, commercial rent or environmental tax) imposed, levied, collected, withheld or assessed by any Government Authority and any interest, additional taxation, penalty, surcharge or fine in connection therewith, (ii) liability in respect of any items described in clause (i) payable by any member of the EPCI HK Group or the EPCI Singapore Group with respect to any period (or portion thereof) prior to the Completion Date by reason of being a member of any affiliated, combined, unitary, consolidated or similar group (including any arrangement for group or similar relief within a jurisdiction), and (iii) liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law or otherwise;

“Tax Deed” means the deed to be entered into among the Seller, the Buyer, EPCI HK and EPCI Singapore in the form set out in schedule 13;

“Tax Return” means any and all reports, returns, estimates, information statements or other information, including any schedules or attachments thereto and any amendment thereof, required to be supplied to a Government Authority in connection with any Taxes;

“Total Consideration” means the Initial Consideration plus the EBITDA Earnout Consideration less an amount equal to the Post-Cash Working Capital Shortfall;

“Transferring Employees” means the Transferring Employees – Canada, the Transferring Employees – HK, the Transferring Employees - Singapore, the Transferring Employees – UK and the Transferring Employees – US, and “Transferring Employee” means any of them;

“Transferring Employees – Canada” means the employees of Eastern Pacific Circuits (Canada) Limited set out in part 7.1 of schedule 1 and who continue to be employed by Eastern Pacific Circuits (Canada) Limited on the Completion Date and any person who becomes an employee of Eastern Pacific Circuits (Canada) Limited after the last practicable date prior to signing of this Agreement but before the Completion Date;

“Transferring Employees – HK” means the employees of Eastern Pacific Circuits (HK) Limited set out in part 7.2 of schedule 1 and who continue to be employed by Eastern Pacific Circuits (HK) Limited on the Completion Date and any person who becomes an employee of Eastern Pacific Circuits (HK) Limited after the last practicable date prior to signing of this Agreement but before the Completion Date;

“Transferring Employees – Singapore” means the employees of Eastern Pacific Circuits (Singapore) Pte Ltd set out in part 7.3 of schedule 1 and who continue to be employed by Eastern Pacific Circuits (Singapore) Pte Ltd on the Completion Date and any person who becomes an employee of Eastern Pacific Circuits (Singapore) Pte Ltd after the last practicable date prior to signing of this Agreement but before the Completion Date;

“Transferring Employees – UK” means the employees of Eastern Pacific Circuits (UK) Limited set out in part 7.4 of schedule 1 and who continue to be employed by Eastern Pacific Circuits (UK) Limited on the Completion Date and any person who becomes an employee of Eastern Pacific Circuits (UK) Limited after the last practicable date prior to signing of this Agreement but before the Completion Date;

“Transferring Employees – US” means the employees of Eastern Pacific Circuits (USA) Corporation set out in part 7.5 of schedule 1 and who continue to be employed by Eastern Pacific Circuits (USA) Corporation on the Completion Date and any person who becomes an employee of Eastern Pacific Circuits (USA) Corporation after the last practicable date prior to signing of this Agreement but before the Completion Date;

“UK Transfer Regulations” means the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981;

“Warranty” means a statement contained in schedule 3 and “Warranties” means all those statements;

“Warranty Claim” means a claim by the Buyer under or pursuant to the provisions of clause 9.1;

“Working Capital” means, as of a given date, the aggregated working capital of the Group as at that date and which shall be determined on the basis of and taking into account the line items set out in schedule 10.

1.2	In this Agreement, a reference to:

1.2.1	“HK$” means the lawful currency of Hong Kong;

1.2.2	“US$” means the lawful currency of the United States of America;

1.2.3	“S$” means the lawful currency of Republic of Singapore;

1.2.4	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

1.2.5	a law or statutory provision (or equivalent thereof) includes a reference to the law or statutory provision (or equivalent thereof) as modified or re-enacted or both from time to time before the date of Completion;

1.2.6	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.7	a “party” includes a reference to that party’s successors;

1.2.8	where any statement is to the effect that the Seller is not aware of a matter or circumstance or a statement is qualified by the expression “to the Seller’s knowledge” or “so far as the Seller is aware”, or any similar or like expression, that statement shall be deemed to include a further statement that the original statement was made after due and careful enquiry of the board of directors of the Seller and senior management of the Seller, EPCL and Eastern Pacific Circuits (HK) Limited;

1.2.9	a clause, paragraph, Recital, schedule or Annexure, unless the context otherwise requires, is a reference to a clause or paragraph of, or Recital, schedule or Annexure to, this Agreement; and

1.2.10	except where otherwise stated, all times of the day are to Hong Kong time.

1.3	In this Agreement:

1.3.1	a company shall be deemed to be a “subsidiary” of another company, its “holding company”, if that other company (a) holds a majority of the voting rights in it, or (b) is a member of it and has the right to appoint or remove a majority of its board of directors, or (c) is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or if it is a subsidiary of a company which is itself a subsidiary of that other company; and

1.3.2	a person shall be deemed to be an “affiliate” of a company if that person is a subsidiary or a holding company of that company.

1.4	The headings in this Agreement do not affect its interpretation.

1.5	For the purposes of determining the amount of any payment under this Agreement, any monetary sum which is not in US$ shall be translated into US$ at the average of the spot rates of exchange quoted by the Reference Banks for the purchase of US$ with such foreign currency in the Hong Kong foreign exchange market at or about 11:00 a.m. (Hong Kong time) on the three (3) Business Days before the date on which the payment is due or such other exchange rate agreed between the Seller and the Buyer.

1.6	All payments to be made pursuant to clauses 3, 5.2.3, 5.2.4, 6.6, 6.7, and 8 shall be made in immediately available funds by transfer of funds for same day value to such accounts and in such amounts as shall be notified by the Seller, the Buyer or the Lenders, as the case may be, at least three Business Days before the date on which the payment is due.

1.7	If any payment is made pursuant to this Agreement in respect of a liability arising under a Seller Obligation or a Buyer Obligation, it shall be made on the following basis:

1.7.1	if such payment is specifically referable to any particular Business or Business Asset, it shall so far as possible adjust the price paid for the relevant Business or Business Asset;

1.7.2	if such payment is specifically referable to the EPCI HK Group or the EPCI Singapore Group, it shall so far as possible adjust the price paid for the HK Shares or the Singapore Shares, as applicable; and

1.7.3	if any payment is not so specifically referable, an adjustment shall be made pro rata to the price paid for all of the Businesses, Business Assets, HK Shares and Singapore Shares.

2.	SALE AND PURCHASE

2.1	Subject to and in accordance with this Agreement:

2.1.1	the Seller shall procure the sale and transfer by the relevant Business Seller of, and the Buyer relying on the several representations, Warranties and undertakings contained in this Agreement shall purchase, or procure the purchase by the relevant Buyer’s Group Company, each Business (including the Business Assets in relation to each Business), in each case as a going concern with effect from Completion and free of any Encumbrance;

2.1.2	the Seller shall procure the sale by EPC Cayman of, and the Buyer shall procure the purchase by the relevant Buyer’s Group Company of, all of the HK Shares, and the sale by EPCL of all of the Singapore Shares, and each right attaching to the HK Shares and the Singapore Shares at or after Completion, free of any Encumbrance; and

2.1.3	the Buyer relying on the several representations, Warranties and undertakings contained in this Agreement shall, and shall procure that the relevant Buyers’ Group Company shall, assume and discharge any Assumed Liabilities in relation to each Business in accordance with clause 14.1.

2.2	Nothing in this Agreement or in any of the Other Documents shall transfer any of the Excluded Assets to the Buyer or any Buyer’s Group Company or make the Buyer or any Buyer’s Group Company liable for any of the Excluded Liabilities.

2.3	All title, rights, benefits, advantages and risks (including risk of loss or damage) to the Business Assets shall pass to the Buyer or the relevant Buyer’s Group Company on Completion, except as otherwise provided in this Agreement or as otherwise agreed in writing.

2.4	Without prejudice to any other rights or remedies of the Buyer, the Seller or a Business Seller under this Agreement, if any right, claim or asset which does not form part of a Business has been transferred to or is vested in a Buyer’s Group Company and the Seller gives written notice to the Buyer of the same at any time in the six months following Completion, the Buyer shall (and the Seller shall provide such assistance to the Buyer as the Buyer reasonably requires for this purpose), so far as it is able, transfer, or procure the transfer of, such right, claim or asset, together with any benefit or sum (net of Tax and other out of pocket expenses) accruing to any Buyer’s Group Company as a result of holding such right, claim or asset since Completion, as soon as practicable, to such person as the Seller shall direct on terms that no consideration is provided by any person for such transfer.

2.5	Except as provided in clauses 15 and 16, and without prejudice to any other rights or remedies of the Buyer, the Seller or a Business Seller under this Agreement, if any right, claim or asset which forms part of the Business (other than an Excluded Asset) has not been transferred to or is not vested in a Buyer’s Group Company and the Buyer gives written notice to the Seller of the same at any time in the six months following Completion, the Seller shall (and the Buyer shall provide such assistance to the Seller as the Seller reasonably requires for this purpose), so far as it is able, transfer, or procure the transfer of, such right, claim or asset, together with any benefit or sum (net of Tax and other out of pocket expenses) accruing to any Seller’s Group Company as a result of holding such right, claim or asset since Completion, as soon as practicable, to such person as the Buyer shall direct on terms that no consideration is provided by any person for such transfer.

2.6	The Seller undertakes to the Buyer that it will procure the compliance of all Business Sellers with any obligation which is referred to in this Agreement as an obligation of a Business Seller, and will procure the compliance of each Seller’s Group Company with all Seller Obligations, including without limitation, the Tax Deed.

2.7	The Buyer undertakes to the Seller that it will procure the compliance of all Buyer’s Group Companies with any obligation which is referred to in this Agreement as an obligation of a Buyer’s Group Company and will procure the compliance of each Buyer’s Group Company with all Buyer Obligations, including without limitation, the Tax Deed.

3.	INITIAL CONSIDERATION

3.1	The initial consideration payable by the Buyer to the Seller for the Business (with the Business Assets), the HK Shares and the Singapore Shares (collectively the “Sale Business and Assets”) shall be US$115,000,000 (the “Initial Consideration”).

3.2	As soon as reasonably practicable after signing of this Agreement, the Buyer and the Seller shall use their reasonable endeavours to agree in writing the apportionment of the Initial Consideration among the respective Sale Business and Assets.

4.	CONDITIONS

4.1	Completion is conditional on the following Conditions being satisfied (or in the case of the Conditions in clause 4.1.1, 4.1.4, 4.1.5, 4.1.9, 4.1.10, 4.1.12 or 4.1.13 waived by the Buyer, or in the case of the Condition in clause 4.1.7, waived by the Seller) on or before 5.00 p.m. on 30 September 2005:

4.1.1	(a) the Seller having delivered to the Buyer a copy of the FY2003 Audited Accounts and the FY2004 Audited Accounts; and (b) that the financial position of the Group as reflected in the FY2003 Audited Accounts and the FY2004 Audited Accounts does not constitute a Material Adverse Change when compared with the financial position of the Group as reflected in the Management Accounts in respect of the same financial year;

4.1.2	the Seller having obtained the consent of the Lenders, conditional on the Buyer complying with clause 5.2.3, for the proposed sale of the HK Shares, the Singapore Shares, each Business and the Business Assets to the Buyer and for the release of the Security other than the Retained Security upon the repayment of the Debt Amount to the Lenders on Completion and such consent remaining in full force and effect and if such consent is given subject to any conditions then, in relation to any conditions that relate to the repayment of the Debt Amount, such conditions being acceptable to the Seller;

4.1.3	the Lenders having confirmed in writing that the Debt Amount does not exceed US$92,888,736.68;

4.1.4	the Warranties remaining true and accurate and not misleading in any material respect at Completion as if repeated at Completion, provided, however, that unless a breach of any Warranty is or is reasonably likely to amount to, when aggregated with all other breaches of any Warranty, a Material Adverse Change, the Seller shall be deemed to have satisfied the Condition in this clause 4.1.4;

4.1.5	EPCI HK having transferred the 5,468,040 shares in Lomber Investments Limited held by it to Universal Enterprise Limited at book value;

4.1.6	the Seller and the Buyer having obtained the consent of The Hong Kong Science and Technology Park Corporation for the assignment of the Hong Kong Lease to a Buyer’s Group Company, or the surrender and replacement of that Hong Kong Lease with a new lease with a Buyer’s Group Company over the same property that is the subject of the Hong Kong Lease, on terms reasonably satisfactory to the Buyer;

4.1.7	the Buyer having delivered to the Seller a duly executed Note;

4.1.8	the Seller and the Buyer confirming in writing that neither party has had any claim notified to it in relation to the Excluded Liabilities in response to the notices served by it under the Transfer of Businesses (Protection of Creditors) Ordinance pursuant to clause 13, other than those claims in relation to the Excluded Liabilities which are paid, compromised, or settled with or by the Seller (at its own cost);

4.1.9	the Seller having delivered to the Buyer the FY2005 Monthly Management Accounts;

4.1.10	the Seller having delivered evidence which is reasonably satisfactory to the Buyer that the Tax Return for EPCI Singapore in respect of the financial year ended 31 December 2003 has been filed with the respective tax authority in Singapore and Hong Kong;

4.1.11	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Completion, which has the effect of making unlawful or otherwise prohibiting the purchase of the Sale Business and Assets by the Buyer;

4.1.12	the FY2004 EBITDA being not less than US$13,000,000;

4.1.13	the Seller shall provide (at the same time when the Seller provides the Estimated Closing Cash Amount to the Buyer) to the Buyer a certificate containing reasonable details issued by a director of the Seller an estimate of the amount of the Working Capital as at the close of business on the day immediately before the Completion Date determined on the basis of and taking into account the line items set out in schedule 10 and such estimated amount shall not be less than negative US$2,000,000; and

4.1.14	the Minority Dividend having been declared.

4.2	The Seller shall make all reasonable efforts to achieve satisfaction of or procure the satisfaction of the Conditions in clauses 4.1.1(a), 4.1.2, 4.1.3, 4.1.5, 4.1.9 and 4.1.10 as soon as possible.

4.3	The Buyer shall make all reasonable efforts to achieve satisfaction of the Condition in clause 4.1.7 as soon as possible.

4.4	The Buyer and the Seller shall make all reasonable efforts to achieve satisfaction of the Conditions in clauses 4.1.6 and 4.1.8 as soon as possible.

4.5	If, at any time, the Seller or the Buyer becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party of the matter.

4.6	At any time on or before 5.00 p.m. on 30 September, the Seller may waive the Condition set out in clause 4.1.7 by notice to the Buyer on any terms it decides.

4.7	At any time on or before 5.00 p.m. on 30 September 2005, the Buyer may waive any of the Conditions set out in clauses 4.1.1, 4.1.4, 4.1.5, 4.1.9, 4.1.10, 4.1.12 and 4.1.13 by notice to the Seller on any terms it decides.

4.8	If any of the Conditions has not been satisfied (or waived pursuant to clause 4.6 or 4.7) by 5.00 p.m. on 30 September 2005, this Agreement shall automatically terminate with immediate effect.

4.9	Each party’s further rights and obligations cease immediately on termination, other than in respect of clauses 1, 20.3 to 20.6, 22, 23, 24, 25, 26, 27.6, 28, and 29 which shall survive such termination, but termination does not affect a party’s accrued rights and obligations at the date of termination and, for the avoidance of doubt, any accrued rights of the parties in connection with any breach by each other of the warranties set out in this Agreement.

5.	COMPLETION

5.1	Completion shall take place at the offices of Baker & McKenzie at 14th Floor, Hutchison House, 10 Harcourt Road, Hong Kong on the Completion Date and shall be deemed to be effective as of 12.01 a.m. (Hong Kong time) on the Completion Date.

5.2	At Completion:

5.2.1	the Seller and the Buyer shall execute, and the Seller shall procure EPCI HK and EPCI Singapore to execute the Tax Deed;

5.2.2	the Seller and the Buyer shall do, and shall respectively procure that each Seller’s Group Company and Buyer’s Group Company shall do, all those things respectively required of them in schedule 2;

5.2.3	the Buyer shall pay the Initial Consideration as follows:

(a)	the Buyer shall pay the equivalent of the Debt Amount to the Lenders;

(b)	the Buyer shall pay US$11,111,263.32 to the Seller; and

(c)	the balance of the Initial Consideration (after deduction of the amount set out in sub-paragraphs (a) and (b) above) shall be satisfied by the issue of the Note by Merix Caymans to the Seller;

5.2.4	the Buyer shall pay the Estimated Closing Cash Amount less the amount of the Minority Dividend to the Seller.

5.3	The parties are not obliged to complete this Agreement unless:

5.3.1	the Buyer and each Buyer’s Group Company and the Seller and each Seller’s Group Company complies with all their respective obligations under this clause 5 and schedule 2; and

5.3.2	the sale and purchase of all of the Businesses, the Business Assets, the HK Shares and the Singapore Shares is completed simultaneously.

5.4	If Completion does not take place immediately on the Completion Date because a party (the “Defaulting Party”) fails to comply with any of its obligations under this clause 5 and schedule 2 (whether such failure amounts to a repudiatory breach or not) and the other party (the “Non-Defaulting Party”) is otherwise in a position to comply with its obligations under this clause 5 and schedule 2, the Non-Defaulting Party may, without prejudice to any other right of or remedy available to the Non-Defaulting Party, by notice to the Defaulting Party:

5.4.1	proceed to Completion to the extent reasonably practicable;

5.4.2	postpone Completion to a date not more than five (5) Business Days after the Completion Date; or

5.4.3	terminate this Agreement.

Each party’s further rights and obligations cease immediately on termination, other than in respect of clauses 1, 20.3 to 20.6, 22, 23, 24, 25, 26, 27.6, 28, and 29 which shall survive such termination, but termination does not affect a party’s accrued rights and obligations at the date of termination

5.5	If the Non-Defaulting Party postpones Completion to another date in accordance with clause 5.4.2, the provisions of this Agreement apply as if that other date is the Completion Date.

5.6	Effective as at Completion:

(a) each member of the Retained Group and the Seller hereby releases each Buyer’s Group Company from any liability in respect of Intra-Group Indebtedness; and

(b) each Buyer’s Group Company hereby releases each member of the Retained Group and the Seller from any liability in respect of Intra-Group Indebtedness.

6.	POST-COMPLETION WORKING CAPITAL ADJUSTMENTS

6.1	As soon as practicable following Completion, the Buyer and the Seller shall direct the Auditors to undertake a completion audit and to prepare its calculation of the FY2004 Working Capital, the Closing Working Capital and the Actual Closing Cash Amount (the “Completion Statement”) and to deliver, in any event no later than forty (40) Business Days after the Completion Date, the Completion Statement to the Seller and the Buyer. The Seller and the Buyer shall each pay one half of the Auditors’ costs in preparing the Completion Statement.

6.2

The FY2004 Working Capital and the Closing Working Capital shall be determined on the basis of and taking into account the line items set out in schedule 10 and shall be calculated on a basis consistent with the FY2004 Audited Accounts, using the same accounting principles, policies and practices and, so far as consistent with the foregoing, applicable standards, principles and practices generally accepted in Hong Kong.

6.3	If either the Seller or the Buyer does not accept the Auditors’ calculation of the FY2004 Working Capital, the Closing Working Capital and/or the Actual Closing Cash Amount, the Seller or the Buyer shall notify the other party of such non-acceptance within ten (10) Business Days of receipt of the Completion Statement. The parties shall thereafter refer the determination of the FY2004 Working Capital, the Closing Working Capital and/or the Actual Closing Cash Amount to an independent firm of chartered accountants agreed by the parties in writing or, failing agreement on the identity of the partner or firm of chartered accountants, appointed, on the application of either party, by the President of the Hong Kong Society of Accountants for the time being.

6.4	The Expert shall act on the following basis:

6.4.1	the Expert shall act as an independent expert and not as an arbitrator;

6.4.2	the Expert shall be instructed to notify the Seller and the Buyer of his determination within ten (10) Business Days of his appointment;

6.4.3	the Expert’s determination shall, in the absence of fraud or manifest error, be final and binding on the parties and shall be deemed to constitute the FY2004 Working Capital, the Closing Working Capital and/or the Actual Closing Cash Amount for all purposes of this Agreement; and

6.4.4	the Seller and the Buyer shall each pay one half of the Expert’s costs.

6.5	For the purposes of determining the FY2004 Working Capital, the Closing Working Capital and the Actual Closing Cash Amount, the Seller and the Buyer shall give the Expert and each other all information relating to the FY2004 Working Capital, the Closing Working Capital and the Actual Closing Cash Amount which the Expert may reasonably require and the Expert shall be entitled (to the extent he considers appropriate) to base his opinion on such information and on the accounting and other records of the Group, provided always that the Closing Working Capital shall be determined on the basis of and taking into account the line items set out in schedule 10 and shall be determined on a basis consistent with the FY2004 Audited Accounts, using the same accounting principles, policies and practices and, so far as consistent with the foregoing, applicable standards, principles and practices generally accepted in Hong Kong.

6.6	Following the determination of the FY2004 Working Capital and the Closing Working Capital, the adjustment to the Initial Consideration shall be determined and paid as follows:

6.6.1	if the Closing Working Capital less the Desay Land Premium Payment is greater than the FY2004 Working Capital, an amount equal to the amount of the difference shall be paid by the Buyer to the Seller within five (5) Business Days; and

6.6.2	if the Closing Working Capital less the Desay Land Premium Payment is less than the FY2004 Working Capital, an amount equal to the amount of the difference shall be paid by the Seller to the Buyer within five (5) Business Days. Such amount shall be satisfied in accordance with clause 6.8.

6.7	Following the determination of the Actual Closing Cash Amount, the Seller or the Buyer (as the case may be) shall pay to the other an amount in cash determined as follows:

6.7.1	if the Actual Closing Cash Amount (less any deduction pursuant to clause 6.8) is greater than the Estimated Closing Cash Amount, an amount equal to the amount of the difference shall be paid by the Buyer to the Seller within five (5) Business Days. Such amount shall be payable in US$ in accordance with clause 1.5; and

6.7.2	if the Actual Closing Cash Amount (less any deduction pursuant to clause 6.8) is less than the Estimated Closing Cash Amount, an amount equal to the difference (but in any event not exceeding the Estimated Closing Cash Amount) shall be paid by the Seller to the Buyer within five (5) Business Days. Such amount shall be payable in US$ in accordance with clause 1.5.

6.8	If the Seller owes any amount to the Buyer pursuant to clause 6.6.2, such amount shall first be deducted from the Actual Closing Cash Amount less US$2,000,000 for the purposes of the payment to be made under clause 6.7. If such amount is not sufficient to pay the full amount due to the Buyer pursuant to clause 6.6.2 (the remaining unpaid amount being the “Post-Cash Working Capital Shortfall”), the Post-Cash Working Capital Shortfall shall be satisfied in accordance with paragraph 3(c) of the Note.

7.	SETTLEMENT OF PAYMENTS IN ACCORDANCE WITH THE NOTE

7.1	Any amounts due from the Seller to the Buyer under this Agreement in relation to the Post-Cash Working Capital Shortfall and Relevant Claims shall be satisfied in accordance with the terms of the Note.

7.2	If any payment due from the Seller to the Buyer under this Agreement is satisfied in accordance with the terms of the Note, the Buyer agrees that the Seller’s liability in respect of such payment shall be fully discharged and satisfied to the extent of the amount so reduced.

7.3	The Seller shall not be wound up or liquidated until the later of: (i) 1 October 2007; and (ii) the date on which all Relevant Claims have been settled or otherwise determined.

8.	PRO-FORMA ACCOUNTS AND EBITDA EARNOUT CONSIDERATION

8.1	As soon as practicable following 31 December 2005, the Buyer and the Seller shall direct the Auditors to perform agreed upon procedures on the consolidated pro-forma accounts in respect of each Business and each member of the EPCI HK Group and EPCI Singapore Group for the period from 1 January 2005 to 31 December 2005 on the basis as if Completion had taken place on 1 January 2005 (the “Pro-forma Accounts”) and to prepare a statement showing their calculation of the Actual Adjusted 2005 EBITDA and the EBITDA Earnout Consideration (the “Earnout Statement”) and to deliver by either: (i) seventy-five (75) Business Days after 31 December 2005; or (ii) if the Buyer gives written notice to the Seller within 30 days following 31 December 2005 that it shall take the option referred to in clause 8.10(b)(1) in respect of any Relevant Claim arising during the period referred to in clause 8.10(b) and such Relevant Claim has not been settled or otherwise determined prior to or on 31 December 2005, 5 Business Days following the date on which such Relevant Claim has been settled or otherwise determined, the Pro-forma Accounts and the Earnout Statement to the Seller and the Buyer. The Buyer shall pay the Auditor’s costs in preparing the Pro-forma Accounts and the Earnout Statement if the EBITDA Earnout Consideration is zero or a negative amount. If the EBITDA Earnout Consideration is a positive amount, the Seller shall be liable for the lesser of: (i) 50% of the Auditor’s costs in preparing the Pro-forma Accounts and the Earnout Statement; and (ii) the EBITDA Earnout Consideration and if such amount is less than 50% of the Auditor’s costs in preparing the Pro-forma Accounts and the Earnout Statement, the Seller shall not be liable to pay any further amount in respect of such costs.

8.2	The Buyer shall deliver to the Seller as soon as practicable after 31 December 2005, but in any event by 31 January 2006 unaudited consolidated management accounts in respect of each Business and the business of the EPCI HK Group and the EPCI Singapore Group for the period from 1 January 2005 to 31 December 2005. As soon as practicable following receipt by the Seller of such management accounts, and in any event prior to 14 February 2006, senior representatives of the Buyer and the Seller shall meet with a view to discussing and settling in good faith any Relevant Claims arising from any fact, matter, event or circumstance which occurred during the period from and including 1 January 2005 up to and including 31 December 2005, that have not been settled or otherwise determined prior to 31 December 2005. If the Buyer and the Seller are not able to reach agreement in respect of such Relevant Claims, or the amount claimed in respect of such Relevant Claim, by 31 March 2006, the matter shall be promptly be referred to arbitration by either party in accordance with clause 29.

8.3	The Actual Adjusted 2005 EBITDA shall be determined on the basis of and taking into account the principles set out in Part A of schedule 14 and on a basis consistent with the FY2004 Audited Accounts, using the same accounting principles, policies and practices and, so far as consistent with the foregoing, applicable standards, principles and practices generally accepted in Hong Kong in effect for the year ended 31 December 2004. For the avoidance of doubt, only Relevant Claims that can be recognised as an expense under such accounting principles, policies, practices, applicable standards, principles and practices generally accepted in Hong Kong and only Relevant Claims that have been settled or otherwise determined may be taken into account in the Actual Adjusted 2005 EBITDA amount.

8.4	(a)

If the Actual Adjusted 2005 EBITDA is equal to any amount from and including US$12,000,000 and less than US$13,200,000, the EBITDA Earnout Consideration shall be determined in accordance with the following formula:

provided that the EBITDA Earnout Consideration determined in accordance with the formula in this clause 8.4(a) shall in no event be (a) a negative amount; or (b) more than US$5,000,000; or

(b)	If the Actual Adjusted 2005 EBITDA is equal to any amount in excess of US$13,200,000, the EBITDA Earnout Consideration shall be determined in accordance with the following formula:

provided that the EBITDA Earnout Consideration determined in accordance with this clause 8.4(b) shall in no event be (a) a negative amount; or (b) more than US$13,000,000.

8.5	If the Seller notifies the Buyer in writing that it is satisfied with the Pro-forma Accounts and the Earnout Statement, then the Actual Adjusted 2005 EBITDA and the EBITDA Earnout Consideration shall be determined on the basis of the Pro-forma Accounts and the Earnout Statement, as so agreed. If the Seller does not accept the Pro-forma Accounts or the Earnout Statement, the Seller shall notify the Buyer of such non-acceptance within ten (10) Business Days of receipt of the Pro-forma Accounts and the Earnout Statement. The parties shall thereafter refer the preparation of the Pro-forma Accounts and the determination of the Actual Adjusted 2005 EBITDA and/or the EBITDA Earnout Consideration to an independent firm of chartered accountants agreed by the parties in writing or, failing agreement on the identity of the partner or firm of chartered accountants, appointed, on the application of either party, by the President of the Hong Kong Society of Accountants for the time being.

8.6	The Expert shall act on the following basis:

8.6.1	the Expert shall act as an independent expert and not as an arbitrator;

8.6.2	the Expert shall be instructed to notify the Seller and the Buyer of his determination within ten (10) Business Days of his appointment;

8.6.3	the Expert’s determination shall, in the absence of fraud or manifest error, be final and binding on the parties and shall be deemed to constitute the Pro-forma Accounts and the Actual Adjusted 2005 EBITDA and the EBITDA Earnout Consideration for all purposes of this Agreement; and

8.6.4	the Seller and the Buyer shall each pay one half of the Expert’s costs.

8.7	For the purposes of preparing the Pro-forma Accounts and determining the Actual Adjusted 2005 EBITDA and the EBITDA Earnout Consideration, the Seller and the Buyer shall give the Expert and each other all information relating to or relevant for the preparation of the Pro-forma Accounts and the determination of the Actual Adjusted 2005 EBITDA and the EBITDA Earnout Consideration which the Expert may reasonably require and the Expert shall be entitled (to the extent he considers appropriate) to base his opinion on such information, provided always that the Pro-forma Accounts and the Actual Adjusted 2005 EBITDA and the EBITDA Earnout Consideration shall be determined on a basis consistent with the FY2004 Audited Accounts, using the same accounting principles, policies and practices and, so far as consistent with the foregoing, applicable standards, principles and practices generally accepted in Hong Kong and that the Actual Adjusted 2005 EBITDA shall be determined in accordance with the principles set out in Part A of schedule 14.

8.8	After deduction of any payment to the Auditors pursuant to clause 8.1, the Principal shall be increased by an amount equal to the EBITDA Earnout Consideration, or if the EBITDA Earnout Consideration is determined on or after 15 March 2009, the EBITDA Earnout Consideration shall be paid directly to the Seller.

8.9	The Buyer agrees that it will use its best endeavours to procure that each member of the Buyer’s Group which has acquired a Business and each member of the EPCI HK Group and EPCI Singapore Group shall be conduct its business at all times during the Relevant Period in accordance with the principles set out in Part B of schedule 14.

8.10	The Seller and the Buyer agree that:

(a)

in respect of any Relevant Claim arising from any fact, matter, event or circumstance which has occurred prior to and including 31 December 2004, (i) the amount that has been settled or otherwise determined in respect of any Relevant Claim; (ii) the amount of the loss suffered or incurred by the relevant Buyer’s Group Company in respect of which such Relevant Claim has been settled or otherwise determined; or (iii) the Amount Claimed in respect of any Relevant Claim that has not been settled or otherwise determined during such period, shall not be taken into account in the calculation of the Actual Adjusted 2005 EBITDA but the amount settled or otherwise determined in respect of such Relevant Claim shall be satisfiedin accordance with the terms of the Note.

(b)	in respect of any Relevant Claim arising from any fact, matter, event or circumstance which occurs during the period from and including 1 January 2005 up to and including 31 December 2005, the Buyer shall have the option to either: (1) take into account in the calculation of the Actual Adjusted 2005 EBITDA the amount that has been settled or otherwise determined in respect of such Relevant Claim, provided that schedule 4 shall apply to limit or exclude, as the case may be, the liability determined in respect of such Relevant Claim (which for the avoidance of doubt shall include Relevant Claims made pursuant to the Tax Deed), with the exception of paragraph 1.1.2 of schedule 4 which shall not apply; or (2) to apply the amount that has been settled or otherwise determined in respect of such Relevant Claim in accordance with the terms of the Note. For the avoidance of doubt, if the Actual Adjusted 2005 EBITDA is determined to be equal to or less than US$12,000,000 when the amount referred to in clause 8.10(b)(1) is taken into account in the calculation of the Actual Adjusted 2005 EBITDA, the Buyer shall have the right to increase the Principal by an amount equal to the outstanding portion of the amount of such Relevant Claim which has not been settled hereunder, provided that such portion is not less than US$100,000 and, for the avoidance of doubt, the terms set out in schedule 4 shall apply to such outstanding portion.

8.11	If the Buyer shall take the option referred to in clause 8.10(b)(1) above, then at the same time when the Buyer provides the Pro-forma Accounts and the Earnout Statement in accordance with clause 8.1 above, the Buyer shall provide a certificate issued by a director of the Buyer containing reasonable details of the Relevant Claims that have been taken into account in the calculation of the Actual Adjusted 2005 EBITDA.

8.12

As soon as practicable following the end of each full calendar month during the Relevant Period, the Buyer shall deliver to the Seller unaudited consolidated monthly management accounts in respect of each Business and the business of the EPCI HK Group and the EPCI Singapore Group. Such monthly management accounts shall consist of a consolidated profit and loss account, balance sheet and cash flow statement together with the notes thereon (if any) for the Relevant Period. The Buyer shall promptly deliver to the Seller any management updates in respect of the business carried on by the Target Group as a whole as at Completion. During the Relevant Period, the Buyer shall allow the Seller and its representatives reasonable access, upon notice and during normal business hours, to senior management of the Buyer and senior management of the business previously carried on by the Target Group, for the purpose of clarifying or discussing any matters arising from the consolidated monthly management accounts or the management updates referred to above. The Seller acknowledges that the above information to be provided by the Buyer shall be subject to clause 22 and will constitute material and non-public information as defined under US securities laws.

9.	THE SELLER’S WARRANTIES AND PRE-COMPLETION CONDUCT

9.1	The Seller acknowledges that, in entering into this Agreement the Buyer has relied upon the several representations, the Warranties and the undertakings contained in this Agreement. The Seller warrants and represents to the Buyer that each of the Warranties set out in schedule 3 is true and accurate and not misleading all material respects. The Warranties shall be deemed to be repeated at Completion and any expressed reference to the date of this Agreement shall be replaced by the Completion Date. In relation to any warranty that relates to the FY2003 Audited Accounts and/or the FY2004 Audited Accounts, the Seller shall only give such warranty at the date of satisfaction of Condition 4.1.1(a) and upon the Completion Date. Save as provided in paragraph 6 on page 2 of the Disclosure Letter, the Warranties are qualified by the facts and circumstances accurately and fairly disclosed in the Disclosure Letter.

9.2	The Seller’s liability for Relevant Claims (which for the avoidance of doubt shall include Relevant Claims made pursuant to the Tax Deed) shall be limited or excluded, as the case may be, as set out in schedule 4.

9.3	Between the execution of this Agreement and Completion:

9.3.1	the Seller shall use its reasonable endeavours to ensure that each Target Group Company complies with its respective obligations under schedule 5;

9.3.2	the Seller shall cause each of the Target Group Companies to allow the Buyer and its agents and representatives reasonable access during normal business hours upon notice to the senior management of the Seller and the accountants and legal advisers of the Seller, for the purpose of enabling the smooth transition of the control of EPCI HK and EPCI Singapore and each Business to the Buyer on Completion, it being acknowledged that any such access shall be solely for the purpose of obtaining information and the Buyer shall not have any rights to influence the policies or business of any Seller’s Group Company prior to Completion. However, the parties acknowledge that any member of the EPCI HK Group and the EPCI Singapore Group may agree to enter into a supply agreement with the Buyer on an arm’s length basis during the period between execution and Completion of this Agreement;

9.3.3	the Seller shall deliver to the Buyer the FY2005 Management Accounts for the preceding calendar month as soon as practicable and in any event within four (4) weeks from the end of each calendar month. The Buyer hereby acknowledges receipt of the FY2005 Management Accounts for January 2005 and February 2005; and

9.3.4	with respect to the land use right for the manufacturing plant located in Dongguan and operated by Eastern pacific Circuits (Dongguan) Limited, the Seller shall (at its own cost) use its reasonable endeavours to procure that the records of (Land Administrative Authority) are updated to change the name in respect of which such land use right is recorded in the records of (Land Administrative Authority) from “Universal Enterprise (Dongguan) Limited” to Eastern Pacific Circuits (Dongguan) Limited”

9.4	Each of the Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

9.5	The Seller undertakes to the Buyer that, except in the case of wilful misconduct, fraud or fraudulent misrepresentation, the Seller and each Seller’s Group Company:

9.5.1	has no rights against; and

9.5.2	may not make any claim against,

any employee, director, agent, officer, shareholder or adviser of the Target Group on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein.

10.	THE BUYER’S REMEDIES

10.1	Each of the Seller and the Buyer undertakes that if before Completion it shall become aware of any fact or circumstance which gives or may give rise to a Relevant Claim, it shall promptly notify the other in writing stating in reasonable detail the nature of such fact or circumstance which gives or may give rise to a Relevant Claim. The Buyer acknowledges that it has conducted due diligence from October 2004 to the end of February 2005 in respect of the Sale Business and Assets and the assets of each member of the EPCI HK Group and the EPCI Singapore Group and during this period has been given access to a data room.

10.2	If, at any time before Completion, the Buyer becomes aware of any fact or circumstance which gives or may give rise to a Relevant Claim referred to in clause 10.1 and such matter is reasonably unlikely to give rise to a Material Adverse Change, the Buyer shall proceed to Completion and shall waive its rights to claim for damages or exercise any other right, power or remedy under this Agreement or as provided by law in respect of such Relevant Claim.

10.3	If, at any time before Completion, the Buyer becomes aware of a fact or circumstance which gives rise to a Relevant Claim and such matter is reasonably likely to give rise to a Material Adverse Change, the Buyer may by notice to the Seller served promptly after the Buyer becomes aware of the relevant matter elect to proceed to Completion or to terminate this Agreement.

10.4	If the Buyer terminates this Agreement pursuant to clause 10.3, or if this Agreement is terminated pursuant to clause 5.4.3 each party’s further rights and obligations cease immediately on termination other than in respect of clauses 1, 20.3 to 20.6, 22, 23, 24, 25, 26, 27.6, 28, and 29 which shall survive such termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

10.5	If the Buyer elects to proceed to Completion pursuant to clause 10.3, the Buyer shall not be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law in respect of the matter giving rise to the election, other than any such rights in respect of fraud.

10.6	If, following Completion, the Buyer becomes aware of a fact or circumstance which gives rise to a Relevant Claim, the Buyer shall not be entitled to rescind this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages in respect of such matter and, accordingly, the Buyer waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

11.	THE BUYER’S WARRANTIES AND UNDERTAKINGS

11.1	The Buyer warrants to the Seller that:

11.1.1	it is a corporation duly organized and validly existing under the laws of the State of Oregon and it has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as proposed to be conducted;

11.1.2	each Buyer’s Group Company to or by whom any of the HK Shares, Singapore Shares or Business Assets are being transferred or acquired (each an “Acquiring Buyer Company”) will, upon its incorporation or establishment, be a corporation duly organized and validly existing under the laws of its respective place of incorporation or establishment and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as proposed to be conducted;

11.1.3	it has the right, power and authority, and has taken all corporate action on the part of the Buyer and its respective officers, directors and shareholders necessary for the authorisation, execution, delivery and performance of this Agreement and the Other Documents to which it is a party and the performance of its obligations under this Agreement and the Other Documents to which it is a party has been taken or will be taken as of or prior to Completion. This Agreement has been, and each of the Other Documents to which the Buyer is a party, will have been at Completion, duly executed and delivered by the Buyer and, as the case may be, and this Agreement is, and each of the Other Documents to which the Buyer is a party will be, (assuming due authorization, execution and delivery by the Seller) at Completion, a legal, valid and binding obligation of and enforceable against the Buyer in accordance with its terms;

11.1.4	its obligations under this Agreement and the Other Documents to which it is expressed to be a party (the “Buyer’s Completion Documents”) are, or when the relevant Buyer’s Completion Document is executed will be, enforceable in accordance with their respective terms and this Agreement and the Buyer’s Completion Documents when executed will constitute valid and binding obligations of the Buyer;

11.1.5	the execution, delivery and performance of this Agreement and the Buyer’s Completion Documents by it will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any law applicable to it or any Acquiring Buyer Company, (b) require any consent, approval or authorization of any person, (c) conflict with or result in a breach of, or constitute a default under, any provision of its or any Acquiring Buyer Company’s articles of incorporation;

11.1.6	except for CIBC World Markets Corp., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer; and

11.1.7	there is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to its knowledge, threatened against it with respect to this Agreement or the Buyer’s Completion Documents, or in connection with the transactions contemplated hereby or thereby, and there is no valid basis for any such claim, action, suit, proceeding or investigation.

11.2	The Buyer undertakes to the Seller that except in the case of wilful misconduct, fraud or fraudulent misrepresentation, the Buyer and each Buyer’s Group Company:

11.2.1	has no rights against; and

11.2.2	may not make any claim against,

any employee, director, agent, officer, shareholder or adviser of the Seller and any Seller Group Company (including for these purposes each member of the EPCI HK Group and the EPCI Singapore Group) on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein.

11.3	The Buyer undertakes to the Seller to indemnify and hold harmless the Seller against any and all Costs (which shall include premiums and legal fees) incurred or suffered by the Seller as a result of or in connection with the assignment of the Hong Kong Lease and the assignment of any leasehold interests of the Business Sellers in connection with the transactions contemplated pursuant to this Agreement and the Other Documents and shall reimburse any Seller’s Group Company for any expenses or premiums paid by any Seller’s Group Company in relation thereto.

12.	RELEASE OF SECURITY

Within 14 days after Completion, the Seller shall (at its own cost) make, and shall procure that each Business Seller shall make, such filings with the Registrar of Companies of Hong Kong and each such other Government Authority as may be necessary to effect and/or to record the discharge and release of the Security other than the Retained Security.

13.	TRANSFER OF BUSINESSES (PROTECTION OF CREDITORS) ORDINANCE

As soon as practicable after the execution of this Agreement, the parties shall procure that a notice of transfer relating to the sale and purchase of the Business of Eastern Pacific Circuits (HK) Limited is published in accordance with the provisions of the Transfer of Businesses (Protection of Creditors) Ordinance. Any such notice shall be in the agreed form and shall be given without prejudice to the rights and obligations of the parties, as against each other, under this Agreement. The parties agree to waive compliance with the Bulk Sales Act (Ontario).

14.	RESPONSIBILITY FOR LIABILITIES

14.1	The Buyer hereby undertakes to the Seller (for itself and on behalf of each of the Seller’s Group Companies) that after Completion:

14.1.1	it shall duly and properly perform, assume and pay and discharge when due any Assumed Liabilities and any and all Costs incurred or suffered by the Seller and/or any of the Seller’s Group Companies as a result of or relating to any Assumed Liabilities; and

14.1.2	it shall indemnify and hold harmless the Seller and each of the Seller’s Group Companies against any Assumed Liabilities and any and all Costs incurred or suffered by the Seller and/or any of the Seller’s Group Companies as a result of or relating to any Assumed Liabilities.

14.2	The Seller hereby undertakes to the Buyer (for itself and on behalf of each of the Buyer’s Group Companies) that:

14.2.1	it shall duly and properly perform, assume and pay and discharge when due any Excluded Liabilities and any and all Costs incurred or suffered by the Buyer and/or any of the Buyer’s Group Companies as a result of or relating to any Excluded Liabilities; and

14.2.2	it shall indemnify and hold harmless the Buyer and each of the Buyer’s Group Companies against any Excluded Liabilities and any and all Costs incurred or suffered by the Buyer and/or any of the Buyer’s Group Companies as a result of or relating to any Excluded Liabilities.

14.3	The Buyer undertakes with the Seller that, at any time and from time to time on or after Completion, it will at the cost of the Buyer execute and deliver all such further documents of assumption and acknowledgement and/or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of the relevant Seller’s Group Company from any Assumed Liabilities or the assumption by a Buyer’s Group Company as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant Seller’s Group Company.

14.4	The Seller undertakes with the Buyer that, at any time and from time to time on or after Completion, it will at the reasonable cost of the Seller execute and deliver all such further documents of assumption and acknowledgement and/or take such other action as the Buyer may reasonably request in order to effect the release and discharge in full of the relevant Buyer’s Group Company from any Excluded Liabilities or the assumption by a Seller’s Group Company as the primary obligor in respect of any Excluded Liabilities in substitution for the relevant Buyer’s Group Company.

14.5

The Buyer (for itself and on behalf of each of the Buyer’s Group Companies) shall be responsible for and shall indemnify the Seller (for itself and on behalf of each of the Seller’s Group Companies) against any claims from customers for repair or replacement duly made before, on or after Completion under any warranties, representations or guarantees given expressly or by implication of law by any Business Seller in respect of any product sold or service supplied to the relevant customers by the relevant Business Seller prior to Completion in the ordinary course of the Business of the relevant Business Seller (save to the extent that such claims relate to the Excluded Liabilities). If any such claim is threatened or brought against the Seller or any of the Seller’s Group Companies, the Seller shall not, and shall procure that the relevant Seller’s Group Company shall not, compromise or settle the same but shall notify the Buyer or the relevant Buyer’s Group Company in writing thereof and, subject to being indemnified to its reasonable satisfaction, the Seller shall, and shall procure that the relevant Seller’s Group Company shall, at the request of the Buyer take such action in respect thereof (including lending its name to any legal action) as the Buyer may reasonably require.

15.	ACCOUNTS RECEIVABLE

15.1	The Buyer shall from the Completion Date be entitled to the benefits of the Accounts Receivable.

15.2	The Seller shall procure that the relevant Business Seller shall use all reasonable endeavours with the co-operation of the Buyer or the relevant Buyer’s Group Company to procure the assignment by Completion or as soon as practicable thereafter.

15.3	Insofar as the Accounts Receivable cannot effectively be assigned to the Buyer except by the agreement or consent to the assignment from the third parties concerned:

15.3.1	until the Accounts Receivable is assigned the Seller shall procure that the relevant Business Seller shall hold any payment which it receives in respect of the Accounts Receivable in trust for the Buyer absolutely; and

15.3.2	until the Accounts Receivable is assigned the Seller shall procure that the relevant Business Seller shall (so far as it lawfully may) give all reasonable assistance to the Buyer (at the Buyer’s request and expense) to enable the Buyer to enforce its rights under Accounts Receivable provided that no member of the Seller’s Group shall be obliged to make any payment (in money or money’s worth) under this unless it has first been paid the amount concerned by the Buyer.

16.	THIRD PARTY CONSENTS

16.1	Subject to the remaining provisions of this clause 16, the Buyer shall (so far as it lawfully may) from Completion carry out, perform and discharge all the obligations and liabilities created by or arising under the Business Contracts and undertakes to the Seller (for itself and on behalf of each of the Seller’s Group Companies) to indemnify the Seller and each of the Seller’s Group Companies against all Costs suffered or incurred by the Seller or any of the Seller’s Group Companies as a result of any failure on its part to carry out, perform and discharge those obligations and liabilities (save to the extent that such Costs relate to the Excluded Liabilities).

16.2	The Seller shall use all reasonable endeavours with the co-operation of the Buyer to procure by Completion or as soon as practicable thereafter a novation or Consent and to provide or procure the provision of any information reasonably requested in connection with the related discussions by the person concerned.

16.3	If the benefit or burden of any of the Business Contracts and Business Claims cannot be, or are not permitted to be, assigned or transferred to the Buyer, except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (a “Consent”) unless or until the relevant Business Contract or Business Claim or, as applicable, the relevant element of the benefit and burden of it (the “Relevant Element”) is novated or assigned or any necessary Consent is obtained in respect of it:

(a)	the transfer of that Business Contract or Business Claim or, as the case may be, of the Relevant Element, shall not take effect and the Seller or the relevant Business Seller shall from Completion hold it on trust for the Buyer (save to the extent that any of the rights under it are Excluded Assets) and as soon as reasonably practicable after receipt of the same shall account for and pay or deliver to the Buyer any moneys, goods and other benefits which it receives to the extent that they relate to such Business Contract or Business Claim or the Relevant Element, as the case may be (save in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

(b)	in the case of any Business Contract, the Buyer shall (so far as it lawfully may) (if subcontracting or agency is permissible under the relevant Business Contract), as the Seller’s or the relevant Business Seller’s sub-contractor or agent, perform all or, as the case may be, the Relevant Element of the obligations of the Seller or of the relevant Business Seller under the Business Contract to be discharged after Completion (save to the extent that such obligations relate to the Excluded Assets) and the Buyer undertakes to the Seller to indemnify the Seller and each relevant Business Seller against all Costs suffered or incurred as a result of any failure on the part of the Buyer to perform those obligations (save to the extent that such Costs relate to the Excluded Liabilities);

(c)	the Seller shall (so far as it lawfully may) from Completion give all reasonable assistance to the Buyer (at the Buyer’s request and expense) to enable the Buyer to enforce its rights under the Business Contract or Business Claim or, as the case may be, the Relevant Element of it, provided that no member of the Seller’s Group shall be obliged to make any payment (in money or money’s worth) under this paragraph (c) unless it has first been paid the amount concerned by the Buyer, and the Buyer shall not agree to any amendment or waiver of those rights under the Business Contract or Business Claim without prior written approval of the Seller or of the relevant member of the Seller’s Group (which shall not be unreasonably withheld); and

(d)	in the case of any Business Contract that contains a licence in favour of a Business Seller to use any Intellectual Property Rights, the Seller shall, or shall procure that the relevant Business Seller shall, grant such sub-licence under the Business Contract to the Buyer as may be reasonably required for use in the Business and as is within the power and authority of the Seller of the relevant Business Seller to grant.

16.4	Without limiting the other provisions of this clause 16, if any necessary novation or Consent is not obtained on or before 1 August 2006 or is refused and the procedure set out in this clause 16 does not enable the full burden of any Business Contract or Business Claim to be assumed by the Buyer or another Buyer’s Group Company after the Completion Date, the Seller and the relevant Business Seller shall be entitled to terminate the relevant Business Contract or Business Claim and the obligations of the parties under this Agreement in relation to such Business Contract or Business Claim shall cease forthwith.

16.5	Where any consent or agreement of any third party is required to the transfer of any of the Business Assets (other than in relation to the transfer of any Business Claim, Business Contract, the Hong Kong Lease or the Canadian Property) and such consent or agreement has not been obtained at or before Completion, the transfer of the relevant Business Asset shall not take effect, notwithstanding Completion, until that consent or agreement has been obtained and the Seller shall use its reasonable endeavours, with the co-operation of the Buyer, after Completion, to obtain it as soon as possible.

16.6	Where the benefit and burden of a Business Contract can be assigned or transferred to the Buyer but, under the terms of the Business Contract, the Buyer and/or the relevant Business Seller are obliged to notify the other party to that contract of the assignment or transfer, each of the Buyer and the Seller shall use their respective reasonable endeavours to comply with such notification requirements.

17.	TRANSFERRING EMPLOYEES AND PENSIONS

17.1	Transferring Employees – Canada

17.1.1

The Buyer shall, or shall procure that the relevant Buyer’s Group Company shall, no later than two weeks before the Completion Date, make offers of employment to all of the Transferring Employees – Canada, whether active or inactive, on terms and conditions of employment including benefit plans, substantially the same as those then enjoyed with Eastern Pacific Circuits (Canada) Limited. Those Transferring Employees – Canada who are offered and accept employment with the Buyer or the relevant Buyer’s Group

Company shall become employees of the Buyer or the relevant Buyer’s Group Company immediately following Completion. The Seller shall use, and shall procure that Eastern Pacific Circuits (Canada) Limited shall use, its reasonable efforts to ensure that all Transferring Employees – Canada accept such offers of employment.

17.1.2	The Buyer agrees that the Buyer or the relevant Buyer’s Group Company shall maintain such terms and conditions of employment and such benefit plans for at least one (1) year from and after the Completion Date. The Buyer agrees that the Buyer or the relevant Buyer’s Group Company shall credit each Transferring Employee – Canada’s service with the Seller as service with the Buyer or the relevant Buyer’s Group Company for all purposes and shall honour all accrued payroll obligations in respect of the Transferring Employees – Canada, including but not limited to, vacation, holiday and bonus payments accrued prior to the Completion Date.

17.1.3	Transferring Employees – Canada who are absent from work as of the Completion Date due to statutory pregnancy, parental or emergency leave, or short term absence due to illness or injury (excluding those absent and either entitled to or receiving short term disability benefits under a company sponsored disability plan), or other short-term absence, whether paid or unpaid, including vacation, holiday, jury duty or other scheduled time off, shall be deemed to be active employees who shall be offered employment by the Buyer or the relevant Buyer’s Group Company effective as of the Completion Date in accordance with this clause 17.1. In the case of any Transferring Employees – Canada who are not actively at work as of the Completion Date due either to short or long-term disability in respect of which the employee is entitled to or receiving benefits under a company sponsored disability plan, or absence due to a work-related injury in respect of which the employee is entitled to or is receiving workers compensation or workplace safety and insurance benefits, such inactive employees shall be offered employment by the Buyer or the relevant Buyer’s Group Company as of the Completion Date, with such employment to commence when such employee gives notice of his or her intention to return to work following the Completion Date.

17.1.4

The Transferring Employees – Canada shall cease to participate in the group registered retirement savings plan of Eastern Pacific Circuits (Canada) Limited (the “Seller’s Group RRSP”) effective as of the Completion Date. Effective as of the Completion Date, the Buyer or the relevant Buyer’s Group Company shall offer or extend to the Transferring Employees – Canada a pension or retirement savings plan with benefit or contribution levels and investment options that are substantially similar to or no less favourable than those provided under the Seller’s Group RRSP on the Completion Date, for which the Transferring Employees – Canada shall be immediately eligible for membership.

17.2	Transferring Employees – HK

17.2.1	The Buyer agrees that the Transferring Employees - HK shall be offered employment with a Buyer’s Group Company with effect from the Completion Date on terms no less favourable than those then enjoyed with Eastern Pacific Circuits (HK) Limited.

17.2.2	Not less than 7 days before Completion (or such longer period as may be required under law or under their contracts of employment), the Seller and the Buyer shall procure, respectively, that Eastern Pacific Circuits (HK) Limited and the relevant Buyer’s Group Company will jointly inform each of the Transferring Employees – HK in writing of the sale of the relevant Business hereby agreed and will issue a joint letter in the agreed form to each Transferring Employee – HK giving notice of termination of his employment with Eastern Pacific Circuits (HK) Limited and containing an offer by the relevant Buyer’s Group Company of re-engagement of such employee on terms no less favourable than his then existing terms of employment. The joint letter shall contain a term which requires the Transferring Employees- HK to transfer their benefits accrued under the Seller MPF Scheme to the Buyer MPF Scheme upon cessation of participation in the Seller MPF Scheme.

17.2.3	The Seller shall use, and shall procure that Eastern Pacific Circuits (HK) Limited shall use, all reasonable endeavours to persuade the Transferring Employees – HK to accept employment with the relevant Buyer’s Group Company on such terms as aforesaid.

17.2.4	The Buyer shall enrol, and shall procure that the relevant Buyer’s Group Company shall enrol, as soon as practicable after Completion, the Transferring Employees - HK who accept the offer by the relevant Buyer’s Group Company (the “Accepting Employees -HK”) as members of the Buyer MPF Scheme with effect from the Completion Date and provide the Accepting Employees - HK with retirement benefits which shall be no less favourable than those provided under the Seller MPF Scheme. In respect of the participation of each Accepting Employee- HK in the Buyer MPF Scheme, the Buyer agrees that the years of service of the Accepting Employee- HK under the Buyer MPF Scheme shall include the years of service of such Accepting Employee- HK with Eastern Pacific Circuits (HK) Limited and any years of service currently recognised by Eastern Pacific Circuits (HK) Limited, and the Buyer shall procure the trustee of the Buyer MPF Scheme to give effect to the same.

17.2.5	In respect of the Accepting Employees- HK who transfer all their benefits accrued under the Seller MPF Scheme to the Buyer MPF Scheme, the Seller shall procure that Eastern Pacific Circuits (HK) Limited shall transfer to the Buyer MPF Scheme any unvested portion of voluntary contributions made by or Eastern Pacific Circuits (HK) Limited. The relevant Buyer’s Group Company which re-engages such Accepting Employees- HK undertakes that such unvested portion of voluntary contributions shall continue to vest in the Accepting Employees- HK under the Buyer MPF Scheme, taking into account the years of service of such Accepting Employees- HK with Eastern Pacific Circuits (HK) Limited.

17.3	Transferring Employees – Singapore

17.3.1	Transfer of EA Transferring Employees - Singapore. The employment of EA Transferring Employees - Singapore shall be the subject of Singapore Statutory Transfers. By virtue of the Singapore Statutory Transfers, all of Eastern Pacific Circuits (Singapore) Pte Ltd’s rights, duties, powers, liabilities and obligations still in force immediately before Completion in respect of any contract of employment with the each such Transferring Employee - Singapore shall be transferred to the relevant Buyer’s Group Company. The Seller and the Buyer shall procure, respectively, that Eastern Pacific Circuits (Singapore) Pte Ltd and the relevant Buyer’s Group Company shall each comply with its obligations under the Singapore Employment Act with respect to the Singapore Statutory Transfers. Not later than one week before Completion, the Seller shall procure that Eastern Pacific Circuits (Singapore) Pte Ltd delivers to all EA Transferring Employees - Singapore a letter informing them of their change in employment and all other matters required pursuant to the Singapore Statutory Transfer in the agreed form.

17.3.2	Transfer of Non-EA Transferring Employees - Singapore. The Buyer shall procure that the relevant Buyer’s Group Company shall offer, terms and conditions of employment to each of the Non-EA Transferring Employees - Singapore. Such employment offer shall be on the following terms and conditions:-

(a)	the terms and conditions of the employment by the relevant Buyer’s Group Company of each Non-EA Transferring Employee - Singapore shall be no less favourable to those of his present employment with the Eastern Pacific Circuits (Singapore) Pte Ltd; and

(b)	such employment with the relevant Buyer’s Group Company shall commence on Completion.

The Seller shall use its reasonable endeavours, and shall procure that Eastern Pacific Circuits (Singapore) Pte Ltd shall use its reasonable endeavours, to persuade the Non-EA Transferring Employees - Singapore to accept employment with the relevant Buyer’s Group Company. The Seller shall procure that Eastern Pacific Circuits (Singapore) Pte Ltd shall terminate the employment of the Non-EA Transferring Employees - Singapore who have accepted the employment offer in writing in accordance with the provisions of their respective contracts of employment, which termination shall be contemporaneous with Completion. Not later than one week before Completion, the Seller shall procure that Eastern Pacific Circuits (Singapore) Pte Ltd shall deliver to all Non-EA Transferring Employees - Singapore a letter informing them of their change in employment pursuant to this Agreement in the agreed form.

17.4	Transferring Employees – UK

17.4.1	The Seller and the Buyer acknowledge and agree that the sale of the Business of Eastern Pacific Circuits (UK) Limited by Eastern Pacific Circuits (UK) Limited to the Buyer or relevant Buyer’s Group Company is subject to the application of the UK Transfer Regulations and that accordingly:

(a)	the employment of any of the Transferring Employees – UK who are employed in such Business immediately prior to Completion shall not be terminated for a reason arising from or connected in any way with this Agreement; and

(b)	by virtue of the UK Transfer Regulations all of Eastern Pacific Circuits (UK) Limited’s rights, powers, duties and liabilities under or in connection with any contract of employment (except for any provisions or liabilities arising under or in connection with any occupational pension scheme and excluded from transfer under the UK Transfer Regulations) with the Transferring Employees – UK still in force immediately before Completion shall be transferred to the Buyer or relevant Buyer’s Group Company on Completion; and

(c)	the Seller shall procure that Eastern Pacific Circuits (UK) Limited shall comply with its obligations under the UK Transfer Regulations.

17.4.2	The Buyer or the relevant Buyer’s Group Company shall meet all its respective legal obligations under the UK Transfer Regulations regarding pension benefits on and from Completion and, in particular, the Buyer or the relevant Buyer’s Group Company shall ensure that each of the Transferring Employees - UK who is entitled to pension contributions under his or her contract of employment before Completion shall continue to be entitled to the same pension contributions from his or her new employer on and from Completion.

17.4.3	If, as a result of the UK Transfer Regulations, any contract of employment of any employee of Eastern Pacific Circuits (UK) Limited (other than those of the Transferring Employees - UK) shall transfer to the Buyer or relevant Buyer’s Group Company on Completion, then:

(a)	the Buyer or relevant Buyer’s Group Company may, upon becoming aware of the application of the UK Transfer Regulations, immediately terminate it; and

(b)	the Seller shall indemnify the Buyer or relevant Buyer’s Group Company against all Liabilities and Costs which it or they may suffer or incur in relation to such contract of employment or its termination.

17.5	Transferring Employees – US

17.5.1	The Buyer agrees that it will offer employment to the Transferring Employees – US on terms and conditions no less favourable than those then presently enjoyed with Eastern Pacific Circuits (USA) Corporation, such employment to commence on the Completion Date.

17.5.2	On or before the Completion Date, Eastern Pacific Circuits (USA) Corporation shall deliver to each of the Transferring Employees - US its letter of termination of employment whereby the employment of the Transferring Employees – US with Eastern Pacific Circuits (USA) Corporation will terminate on the close of business on the day immediately preceding the Completion Date and, subject to any rights or options they may have under applicable law and in consideration of the offer of employment from the Buyer and the comparable severance, vacation and other benefits, the Transferring Employees – US will agree to waive any severance benefits under Eastern Pacific Circuits (USA) Corporation’s policy, plan or practice or any agreement and will agree that all unused vacation time then accrued by the Transferring Employees - US while employed by Eastern Pacific Circuits (USA) Corporation under its current vacation policy, plan or practice or any agreement will be transferred to and assumed by the Buyer in full.

17.5.3	The Buyer will agree to assume all accrued vacation liability for the Transferring Employees – US and to provide credit for the period of service with Eastern Pacific Circuits (USA) Corporation under any severance policy maintained in respect of its current US employees for the Transferring Employees – US.

17.5.4	With respect to the one Transferring Employee – US who is participating in the 401(k) plan adopted by Eastern Pacific Circuits (USA) Corporation, on the day immediately prior to the Completion Date, Eastern Pacific Circuits (USA) Corporation shall terminate the 401(k) plan and all benefits currently held therein for the Transferring Employee - US will be distributed to the Transferring Employee – US, or rolled over to a personal individual retirement account or to the Buyer’s comparable 401(k) plan as directed by the Transferring Employee - US. The Buyer agrees to accept any such direct rollover to its comparable 401(k) plan, subject to a finding by such plan’s fiduciary that such direct rollover does not violate applicable law.

17.6	Transferring Employees - General

The Buyer shall for itself and for and on behalf of each member of the Buyer’s Group indemnify the Seller (for itself and on behalf of each member of the Seller’s Group) from and against:

17.6.1	any Costs which arise in connection with the employment of the Transferring Employees or which arise directly or indirectly from any act or omission by any member of the Buyer’s Group in relation to any of the Transferring Employees on or after the Completion Date;

17.6.2	any Costs arising directly or indirectly in connection with statements, representations, expressions of opinion by, or discussions with, any member of the Buyer’s Group about plans, proposals or intentions in relation to the Transferring Employees;

17.6.3	any Costs arising from any claim brought against any Seller’s Group Company by any of the Transferring Employees in connection with the transfer of the Transferring Employees to any member of the Buyer’s Group; and

17.6.4	any Costs (including severance costs) arising directly or indirectly in connection with the termination of the employment of any of the Transferring Employees.

18.	INSURANCE

18.1	The Buyer shall pay all additional premiums relating to the Business Insurance Policies arising as a result of the transactions contemplated by this Agreement.

18.2

Other than in relation to the Business Insurance Policies, the Seller shall be entitled to arrange for all insurance provided by the Seller’s Group in relation to any Business, the Business Assets, the EPCI HK Group and the EPCI Singapore Group (whether under policies maintained with third party insurers or other members of the Seller’s Group) to cease upon Completion. The Seller shall give the Buyer not less than 14 days written notice of its intention to terminate any insurance policy relating to any Business and Business Assets, and shall provide the Buyer with a copy of the relevant insurance policy.

19.	POST-COMPLETION UNDERTAKINGS

19.1	The Seller shall, and shall procure that each Business Seller shall, as soon as practicable upon receipt, send to the Buyer:

19.1.1	all monies or other items belonging to the Buyer or a Buyer’s Group Company which should have properly been paid or provided to the Buyer or a Buyer’s Group Company in relation to the Business; and

19.1.2	all notices, correspondence, orders or enquiries to the extent they relate to the Business,

which are received by the Seller or the relevant Business Seller after Completion.

19.2	The Buyer shall, and shall procure that each member of the Buyer’s Group shall, as soon as practicable upon receipt, send to the Seller all monies or other items belonging to the Seller or any Business Seller which should have properly been paid or provided to the Seller or any Business Seller in relation to the Business in relation to the period up to and including Completion, and which are received by the Buyer or any member of the Buyer’s Group after Completion.

19.3	To the extent legally permitted, the Seller will at the request of the Buyer allow Buyer’s Group Company to rely on the Seller’s Approvals pending issuance of new Approvals to the relevant member of the Buyer’s Group.

20.	TAX MATTERS

20.1	The Buyer shall bear and pay, and shall reimburse any Seller’s Group Company for any amount borne or paid by it, all stamp duty, sales tax, goods and services tax, value added tax and other transfer taxes, capital gains taxes (which would not have arisen but for the transfer of the Sale Business and Assets hereunder), land transfer tax and/or fees (which would not have arisen but for the transfer of the Sale Business and Assets hereunder) and other such Taxes (including interest and penalties) arising pursuant to this Agreement. The Buyer shall be responsible for preparing and submitting all tax filings with the relevant tax authority in respect of such taxes to the extent they are chargeable against any Buyer Group Company. At the request of the Buyer and at the Buyer’s expense, the Seller shall provide, and shall procure that each of the Business Sellers shall provide, reasonable assistance to the Buyer to comply with this clause 20.1. The Buyer shall indemnify the Seller (on an after tax basis and for itself and on behalf of each Seller’s Group Company) any Costs (including interest and penalties) arising directly or indirectly in connection with such tax filings or as a result of the Buyer’s failure to comply with this clause 20.1.

20.2	The Seller shall bear and pay any profits tax liability in respect of any balancing charge or deemed trading receipt that may arise at any time in relation to the tax depreciation allowances or deductions that have been claimed by Eastern Pacific Circuits Property Limited and Eastern Pacific Circuits (HK) Limited prior to the Completion Date in relation to the assets of Eastern Pacific Circuits Property Limited and Eastern Pacific Circuits (HK) Limited (the “Depreciation Claw-back”) up to a maximum amount of US$2,000,000. If the amount of the Depreciation Claw-back exceeds US$2,000,000, the Buyer shall bear and pay, and shall reimburse any Seller’s Group Company any amount borne or paid by any Seller’s Group Company in respect of the excess above US$2,000,000. In the event that there are tax losses available to the Business Sellers to offset any Depreciation Claw-back which has arisen as a result of the transfer of the Sale Business and Assets, the Seller shall use such tax losses to reduce such liability.

20.3	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law.

20.4	If any deduction or withholding is required by law from any payment in respect of a Buyer Obligation or a Seller Obligation, then, except in relation to interest, the person making the payment shall be obliged to pay the other person such additional sum as will, after such deduction or withholding has been made, leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

20.5	If any tax authority brings into charge to tax any sum paid by a person to any other person in respect of a Buyer Obligation or a Seller Obligation, then, except in relation to interest, the amount so payable shall be grossed up by such amount as will ensure that, after payment of the tax so charged, there will be left a sum equal to the amount that would otherwise have been payable had the sum in question not been so charged to tax.

20.6	If any person receiving payment (the “Recipient”) in respect of a Buyer Obligation or a Seller Obligation receives a refund of or relief from any tax or other monies payable by it or similar benefit by reason of any deduction or withholding for or on account of tax or by reason of any tax charged in respect of which there is a gross up under clause 20.4 or clause 20.5, then it shall reimburse to the other relevant persons such part of such additional payments paid to it pursuant to clause 20.4 or clause 20.5 by such other persons as the Recipient, acting reasonably, certifies to the other persons will leave it (after such reimbursement) in no better or worse position than it would have been in if no deduction or withholding had been required or no tax charge had arisen or (where applicable) if the matter giving rise to the payment had not arisen.

20.7	In determining the amount payable in respect of any Buyer Obligation or Seller Obligation, account shall be taken of any relief or other benefit available to the Recipient or any of its holding companies or subsidiaries in respect of the matter giving rise to the payment, insofar as not taken into account pursuant to clause 20.6.

20.8	For the avoidance of doubt, all sums payable by or on behalf of the Buyer to the Seller under this Agreement or any of the Other Documents are exclusive of any applicable taxes referred to in clause 20.1 or clause 20.2.

20.9	Each party shall (at the expense of the requesting party) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return or to otherwise carry out the provisions of this clause 20.

21.	RECORDS

21.1	The Buyer shall, and shall procure that each member of the Buyer’s Group shall, provide to the Seller and each Business Seller as the Seller or relevant Business Seller may reasonably require such access to the Business Records held by it after Completion to the extent that such Business Records relate exclusively to the Business and relate to the period up to Completion (the “Available Records”) and shall make available necessary Transferring Employees (provided that such employees are still employed by the Buyer’s Group at the time of the request made by the Seller or the relevant Business Seller) (during normal business hours and at a time acceptable to the Buyer or any relevant member of the Buyer’s Group) solely for the purpose of enabling the Seller (at its own cost) and each Business Seller (at its own cost) to wind down the operations of each Business Seller, to wind-up or liquidate each Business Seller and in order comply with the obligations of the Seller and each Business Seller under this Agreement.

21.2	For the period from the Completion Date to the earlier of: (i) the date on which the last member of the Seller’s Group is wound up or liquidated; and (ii) the date falling four (4) years following the Completion Date, the Buyer shall not, and shall procure that each Buyer’s Group Company shall not, dispose of or destroy, any of the Available Records or the Business Records without first giving the Seller at least two months’ notice of its intention to do so and giving the Seller the opportunity to remove and retain any of them (at the Seller’s expense).

22.	CONFIDENTIAL INFORMATION

22.1	Subject to clauses 22.2 and 23, the Seller undertakes to the Buyer, and the Buyer undertakes to the Seller, that it shall treat, and shall procure that each of its affiliates and their employees, officers, agents, advisers and representative shall treat, as confidential and not disclose or use any information received or obtained which relates to:

22.1.1	the other party and its affiliates;

22.1.2	the provisions or the subject matter of this Agreement or any document referred to herein and any claim or potential claim thereunder;

22.1.3	in the event that Completion does not take place, any information held or received by the Buyer’s Group in relation to the Seller’s Group;

22.1.4	in the event that Completion does not take place, any information held or received by the Seller’s Group in relation to the Buyer’s Group; or

22.1.5	the negotiations relating to this Agreement or any documents referred to herein.

22.2	Clause 22.1 does not apply to disclosure or use of any such information as is referred to in clause 22.1:

22.2.1	which is required to be disclosed by law, by a rule of a listing authority or stock exchange (or equivalent thereof) to which any party or its affiliate is subject or submits or by a Government Authority or other authority with relevant powers to which any party or its affiliate is subject or submits, whether or not the requirement has the force of law;

22.2.2	to an adviser for the purposes of advising in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 22.1 applies to the disclosure by the adviser;

22.2.3	to a director, officer or employee of the Buyer or of the Seller or of the Seller’s affiliate whose function requires him to have the relevant confidential information;

22.2.4	to the extent that the information has been made public by, or with the consent of, the other party; or

22.2.5	to any of the Seller’s shareholders or to any partner, shareholder, investor, affiliate, investment committee or investment adviser of any of the Seller’s shareholders provided that such disclosure is on the basis that clause 22.1 applies to disclosure to such parties.

22.3	The restrictions contained in this clause 22 shall continue to apply after the termination of this Agreement without limit in time.

22.4	Nothing in this Agreement shall prevent the Buyer from disclosing any information whatsoever about the Business or any Buyer’s Group Company after Completion.

23.	ANNOUNCEMENTS

23.1	Subject to clause 23.2, neither party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party’s written consent, which may not be unreasonably withheld or delayed.

23.2	Clause 23.1 does not apply to a public announcement, communication or circular:

23.2.1	made or sent by the Buyer after Completion to a customer, client or supplier of the Target Group informing it of the Buyer’s purchase of each Business, the HK Shares and/or the Singapore Shares. provided that the Buyer may not make any such announcement, communication or circular containing any reference to the shareholders of the Seller, without first consulting the Seller or such shareholders;

23.2.2	required by law, by a rule of a listing authority or stock exchange (or equivalent thereof) to which any party or its affiliate is subject or submits or by a Government Authority or other authority with relevant powers to which any party or its affiliate is subject or submits, whether or not the requirement has the force of law;

23.2.3	made or sent by the Seller to its shareholders and to the partners, shareholders, investors, affiliates, investment committees and investment advisers of the Seller’s shareholders;

23.2.4	made or sent by the Seller, its advisers or the advisers of the Seller’s shareholders after Completion in relation to customary tombstone and league table announcements; or

23.2.5	where such public announcement, communication or circular contains only information which has already been made public.

23.3	The restrictions contained in this clause 23 shall continue to apply after the termination of this Agreement without limit in time.

23.4	Nothing in this Agreement shall prevent the Buyer from disclosing any information whatsoever about the Business or any Buyer’s Group Company after Completion.

24.	ASSIGNMENT

A party shall not assign, transfer or in any other way alienate any of its rights under this Agreement whether in whole or in part without the prior written consent of the other party.

25.	COSTS

25.1	Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

25.2	The Buyer undertakes to the Seller to indemnify and hold harmless the Seller against any and all Costs incurred or suffered by the Seller in connection with the costs and expenses payable by any party (including legal fees) relating to any legal or other professional advisory services in relation to the credit facility of US$30,000,000 being extended to the Buyer pursuant to the credit agreement between Merix Caymans with Standard Chartered Bank (Hong Kong) Limited as Facility Agent and Standard Chartered Bank (Hong Kong) Limited as Security Agent other than the Costs incurred by the Seller’s legal or other professional advisers.

26.	ENTIRE AGREEMENT

In this clause 26, the following definition applies:

“Representation” means representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise).

26.1	Subject to the provisions of clause 26.2, this Agreement and each document referred to in it constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

26.2	The parties are not liable to each other for a Representation that is not set out in this Agreement. Each of the parties agree that its only remedy or remedies for an untrue statement (whether through negligence or otherwise) contained in this Agreement are those set out in this Agreement.

26.3	The parties agree that none of them or any adviser to the relevant party shall have any liability to each other for a Representation that is not set out in this Agreement. Each party or an adviser to the relevant party may enforce the terms of this clause 26.3 and clause 26.4 as if they were a party hereto.

26.4	The Buyer and the Seller agrees that no party shall have any remedy or bring any action against the other in relation to (a) any previous agreements between them relating to the subject matter of this Agreement or (b) any Representation other than the Warranties or otherwise as set out in this Agreement.

26.5	Nothing in this clause 26 shall have the effect of limiting or restricting any liability arising as a result of any fraud.

27.	GENERAL

27.1	A variation of this Agreement is only valid if it is in writing and signed by or on behalf of each party.

27.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or, save as referred to in clauses 10 and 26, the exercise of another right or remedy.

27.3	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

27.4	If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at 3 per cent. above the base rate from time to time of Standard Chartered Bank (accrued daily and compounded monthly).

27.5	Save as otherwise provided herein, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

27.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

27.6.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

27.6.2	the legality, validity or enforceability under the Law of any other jurisdiction of that or another provision of this Agreement.

27.7	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement. The parties agree that the execution of the Agreement may be effected by the exchange of facsimile signature pages, with the exchange of the executed originals as soon as reasonably possible thereafter.

27.8	Each of the Seller and the Buyer agrees, and the Seller agrees to procure EPC Cayman, EPCL and the Business Sellers and the Buyer agrees that it shall procure any Buyer’s Group Company to execute (or procure the execution of) such further documents as may be required by Law or as may be necessary to implement and give effect to this Agreement notwithstanding Completion. In the absence of specific agreement to the contrary, each party shall be responsible for its own costs and expenses incurred in giving effect to the provisions of clause 27.8.

28.	NOTICES

28.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

28.1.1	in writing;

28.1.2	in the English language; and

28.1.3	delivered personally or sent by mail, (if overseas) air mail, or by fax to the party due to receive the Notice to the address set out in clause 28.3 or to another address, person or fax number specified by that party by not less than 5 Business Day’s written notice to the other party received before the Notice was despatched.

28.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

28.2.1	delivered personally, when left at the address referred to in clause 28.1.3;

28.2.2	sent by internationally recognised next-day courier, two Business Days after delivery to the courier;

28.2.3	sent by air mail, five Business Days after posting it; and

28.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

28.3	The address referred to in clause 28.1.3 is:

Name of party	Address	Fax No.	Marked for the attention of
The Seller	Suite 2804, 28th Floor One Exchange Square 8 Connaught Place Central Hong Kong	852 3102 8321	Ng Lak Chuan

	with a copy to: Baker & McKenzie 1401 Hutchison House 10 Harcourt Road Central Hong Kong	852 2845 0476	Milton Cheng

Name of party	Address	Fax No.	Marked for the attention of
The Buyer	1521 Poplar Lane P.O. Box 3000, F4-234 Forest Grove OR 97116 United States of America	1 503 357 1504	Mark R. Hollinger

	with a copy to: Perkins Coie LLP 1120 NW Couch Street Tenth Floor Portland, OR 97209 United States of America	1 503 727 2222	Patrick J. Simpson

	Jones Day 31st Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong	852 2868 5871	Barbara Mok

29.	GOVERNING LAW ARBITRATION AND SERVICE OF PROCESS

29.1	This Agreement is governed by the laws of Hong Kong.

29.2	Any disputes arising under, out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Domestic Arbitration Rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) for the time being in force, which Rules are deemed to be incorporated by reference in this clause 29.2.

29.3	The arbitral tribunal constituted in accordance with the Rules shall consist of one arbitrator to be appointed by the Chairman of the HKIAC, unless otherwise agreed by the parties.

29.4	The language of the arbitration shall be English.

29.5	The applicable law of the arbitration shall be Hong Kong law.

29.6	The foregoing shall not preclude any party from seeking interim relief or orders for interim preservation in any Court of competent jurisdiction. Any such application to Court shall not demonstrate an intention to act inconsistently in any way with the agreement to settle disputes by arbitration set out in this clause 29.

29.7	The Buyer hereby irrevocably appoints Jones Day of 31st Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong and any writ, summons, order, judgement or other notice of legal process in Hong Kong shall be sufficiently served on the Buyer if delivered to such agent at its address for the time being in Hong Kong. The Buyer undertakes not to revoke the authority of this agent. If for any reason the agent named above (or its successor) no longer serves as agent of the Buyer for this purpose, the Seller shall be entitled to appoint on behalf of the Buyer at the expense of the Buyer, and the Seller shall notify the Buyer thereof.

29.8	The Seller hereby irrevocably appoints Baker & McKenzie of 1401 Hutchison House, 10 Harcourt Road Central, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong and any writ, summons, order, judgement or other notice of legal process in Hong Kong shall be sufficiently served on the Seller if delivered to such agent at its address for the time being in Hong Kong. The Seller undertakes not to revoke the authority of this agent. If for any reason the agent named above (or its successor) no longer serves as agent of the Seller for this purpose, the Buyer shall be entitled to appoint on behalf of the Seller at the expense of the Seller, and the Buyer shall notify the Seller thereof.

SCHEDULE 1

PART 1 – BUSINESS SELLERS

	Name of Business Seller	Place of incorporation
1.	Eastern Pacific Circuits (HK) Limited	Hong Kong

2.	Eastern Pacific Circuits (USA) Corporation	California

3.	Eastern Pacific Circuits (Canada) Limited	Ontario, Canada

4.	Eastern Pacific Circuits Property Limited	Hong Kong

5.	Eastern Pacific Circuits (UK) Limited	England

6.	Eastern Pacific Circuits (Singapore) Pte Ltd	Singapore

PART 2 – CATEGORIES OF BUSINESS ASSETS

1.	the Business Properties;

2.	the Business Plant and Equipment;

3.	the Stock;

4.	the Accounts Receivable;

5.	all benefits, rights and entitlements under all Business Contracts;

6.	the Business Claims;

7.	the Business Records;

8.	the Business IP;

9.	the Business Goodwill;

10.	the Business Motor Vehicles;

11.	all monetary deposits paid to third parties for the provision of utility services to the Business Sellers in connection with the Business; and

12.	prepayments of expenses to third parties paid by any Business Seller in connection with the Business.

PART 3 – EXCLUDED ASSETS

1.	all of the issued shares in the capital of each of the Business Sellers;

2.	all of the issued shares in the capital of Universal Enterprise Limited;

3.	the business and assets (if any) of Universal Enterprise Limited;

4.	all of the issued shares in the capital of Lomber Investment Limited;

5.	the business and assets (if any) of Lomber Investment Limited;

6.	the Cash;

7.	any rights of the Seller or any Seller’s Group Company under this Agreement or the Other Documents;

8.	the benefit of all insurance policies other than the Business Insurance Policies or insurance claims arising after Completion other than insurance Claims arising in relation to the Business Insurance Policies;

9.	the statutory registers and minute books, share certificate books and common seal of each of the Business Sellers;

10.	the Approvals which are incapable of transfer, without prejudice to the provisions of clause 19.3;

11.	the License for Eastern Pacific Circuits (UK) Ltd to occupy Unit 15, Greenlands Business Centre, Studley Road, Redditch, B98 7HD, England;.

12.	the Agreement of Lease entered into as of August 15, 2000 by and between Shelvin Plaza Associates ( as Owner) and Wong’s Circuits Corporation (as Tenant) regarding the premises located at 600 Old Country Road, Suite 226, Garden City, New York 11530 for a term of five (5) years ending September 30, 2005; and

13.	the Sublease Agreement dated May 1, 2003 by and between Eastern Pacific Circuits (USA) Corporation (as Overtenant) and PB Consulting, LLC (as Undertenant) regarding the premises located at 600 Old Country Road, Suite 226, Garden City, New York 11530 for a term of two (2) years and five (5) months ending September 30, 2005.

PART 4 – ASSUMED LIABILITIES

All Liabilities relating to the Business Assets arising in the ordinary course of business.

PART 5 – EXCLUDED LIABILITIES

1.	the Debt Amount;

2.	any Liabilities arising solely in relation to the Security in respect of the period prior to the Completion Date;

3.	any Liabilities arising solely in relation to the Excluded Assets;

4.	any Liabilities and Costs relating to the restructuring of the Borrowings and the Security by the Seller or a Group Company prior to the Completion Date;

5.	any obligations of the Seller or any Seller’s Group Company under this Agreement or the Other Documents; and

6.	the Business Tax, except for those taxes to be borne or paid by the Buyer as expressly provided for in clause 20.1.

PART 6A – BUSINESS PROPERTIES

1.	the Canadian Property;

2.	the property that is the subject of the Hong Kong Lease; and

3.	Eastern Pacific Circuits (Singapore) Pte Ltd’s leasehold interest in the property situated at #03-07, United House, 20 Kramat Lane, Singapore 228773.

PART 6B – PROPERTY

1.	the Business Properties;

2.	Eastern Pacific Circuits (Dongguan) Ltd’s rights, title and interest in the property situated at Hing Yu Industrial District, Tongxia Town, Dongguan City, Guangdong Province, PRC. formerly known as Wen Keng Section, Tangxia Town

3.	Lomber (Huizhou) Ltd’s leasehold interest in the property situated at Gu Tang Au Industrial District, Huizhou City Guangdong Province, PRC

4.	Eastern Pacific Circuits (Huiyang) Ltd’s rights, title and interest in the property situated at 23 Yin Ling Rd., The 3rd Ind. District, Chen Jiang Town, Huizhou City, Guangdong

Province, PRC. formerly known as Shuang Guang, Zhong Kai Da Dao, Chen Jiang Town, Huizhou City

5.	Eastern Pacific Circuits (Huizhou) Ltd’s leasehold interest in the property situated at Gu Tang Au Industrial District, Huizhou City Guangdong Province, PRC and

6.	Eastern Pacific Circuits (Huizhou) Ltd’s rights, title and interest in the property situated at

PART 7 – TRANSFERRING EMPLOYEES

7.1	Transferring Employees – Canada

1.	Stephen Leung	Sales Engineer
2.	W.F. Yip	Technical Manager
3.	Emil Wong.	Technician
4.	Mary Chu	Sales Manager
5.	Vivien Cheung	Customer Service & account manager

7.2	Transferring Employees – HK

1.	Kung Yun King, Kings	VP Manufacturing
2.	Tsang Ki Lo, Joseph	VP Finance
3.	Leung Wai Chiu	Manager
4.	Cheng Chau Yuet	Amah
5.	Yiu Yuk Yin Janice	Personnel & Training Officer
6.	Chan Mei Kin	Messenger
7.	Cheung Shui Hung	Amah
8.	Liu Wai Man	Manager
9.	Yeung Kam Yuen	Sr. Engineer
10.	Choy Kam Lun	Manager
11.	Lam Kai Yick Rudolf	Asst. Finance Manager
12.	Lui Chi Keung	PMC Manager
13.	Ip Chi Po	Sr. Buyer
14.	Nip Kit Chi	Supervisor
15.	Chan Wai Yim	Sr. Clerk
16.	Yau Wah Keung	Superintendent
17.	Ng Lai Kuen Pauline	Sr. Clerk
18.	Wong Lee Po	Store Keeper
19.	Yeung Chi Ming	Store Keeper

20.	Wong Ching Lau	Operator
21.	Cheng Hoi Ngan	Operator
22.	Lee King Yung	Engineer
23.	Huang Tien Fu	Technician
24.	So Chun Sun	Technician
25.	Ng Wa Po	Technician
26.	Yip Ting Kwan	Sr. Engineer
27.	Wong Shek Ming	Technician
28.	Wong Luen Kwan	Sr. Technician
29.	Ip Kim Hung	Technician (CNC)
30.	Lai Chong Fai	Technician (CNC)
31.	Li Fung Chun	Operator
32.	Wu Mau Wah	Technician (Other)
33.	Fung Kin Hung Coley	Technician
34.	Lau Tze Wan	Superintendent (Electric)
35.	Wong Kam Tim	Sr. Technician (Mech.)
36.	Siu Kwun Ming	Sr. Technician (Other)
37.	Luk Ying Chau	Technician (Mech.)
38.	Lai Kam Wong	Leader (Electric)
39.	Lee Chun Kwong	Sr. Technician (Mech.)
40.	Ng Fai Kwok	Technician (Mech.)
41.	Lau Chun Kong	Superintendent
42.	Chuang Mao Nan	Superintendent
43.	Poon Yau Keung	Supervisor
44.	Kwok Lam Lam	Supervisor
45.	Tsang Shiu On	Asst. Supervisor
46.	Lau Hoi Hung	Superintendent
47.	Tsoi Wai Chung	Supervisor
48.	Kwok Wai Wai	Forelady
49.	Fan Oi Kuen	Operator
50.	Sham Yin Lam	Forelady
51.	Ng Ah Fo	Operator
52.	Kwong Sun Mui	Operator
53.	Chong Chik Fung	Operator
54.	Cheung Sau Yam	Operator
55.	So Kan Chi	Operator
56.	Kwok Wan Lai	Operator
57.	Fong Tjoi Peng	Operator
58.	Sze Lai Na	Operator
59.	Kam Yan Lai	Operator
60.	Ho Bing Tak	Foreman
61.	Wong Sau Kam	Operator
62.	Choi Kwok Man	Foreman
63.	Hui Tsz Fan	Operator
64.	Lau Wai Nam	Operator
65.	Cheng Hau Wan	Operator
66.	Poon Chun	Operator
67.	Lau Wing Kwong	Operator
68.	Chan So Ling	Operator
69.	Ng Yuet Shuen	Operator

70.	Liu Chin So	Operator
71.	Yip Yin Yu	Operator
72.	Pak Chi Man	Operator
73.	Siu San Wan	Operator
74.	Hung Mei Yung	Operator
75.	Huang Chin Fa	Operator
76.	Suen Tak Tsang	Foreman
77.	Chan King Fa	Operator
78.	Wong Siu Fai	Setter
79.	Yick Chuk Ping	Operator
80.	Lam King Cheong	Foreman
81.	Lui Cheung Pui	Operator
82.	Cheng Ngan Yuk	Technician
83.	Wong Sau Ha	Operator
84.	Poon Kam Chung Leon	Technician
85.	Chu Po Wing	Operator
86.	Li Cho Leung	Operator
87.	Lui Chun Tin	Operator
88.	Ng Yat Wa	Operator
89.	Ma Chun Pan	Operator
90.	Ng Cheung Wing	Operator
91.	Yiu Hang Wa	Operator
92.	Wai Kit Fong	Operator
93.	Wong Ah Sing	Operator
94.	Wong San Ping	Foreman
95.	Lam Kwan On	Operator
96.	Tsang Kim Wai	Operator
97.	Chan Kam Yung	Forelady
98.	Cheung Shui Wing	Operator
99.	Li Pik Kuen	Operator
100.	Chong Nung Choi	Operator
101.	Tse Wai Mui	Operator
102.	Ng Shuk Nui	Operator
103.	Hui Wah Yin	Foreman
104.	Koon Kwok Chung	Operator
105.	Li A E	Operator
106.	Lau Chiu Ping	Operator
107.	Ma Wai Lan	Operator
108.	Ng Sau Lung	Operator
109.	Wong Wing Mei	Operator
110.	Chan Mei Lei	Operator
111.	Yu Yuet Chi	Operator
112.	Lam Lai Na	Operator
113.	Ng Chau Ha	Forelady
114.	Yung Sau Wan	Operator
115.	Lam Mei Lin	Operator
116.	Chan Yee Muk	Setter
117.	Lee Yan Fau	Foreman
118.	Tam Chung Hing	Operator
119.	Wong Wan Leung	Operator

120.	Cheung Ming Kang	Foreman
121.	Ng Kai Fu	Operator
122.	Cheng Lai Tuen	Forelady
123.	Wong Yuet Lai	Operator
124.	Hung Lai Yuk	Operator
125.	Chan Yee Hong	Operator
126.	Chan Kwai Fa	Operator
127.	Ng Tan Fong	Operator
128.	Wong Shuk Ming	Operator
129.	Wong Wo Kwai	Setter
130.	Tam Yuk Lan	Operator
131.	Li Wai Shun	Operator
132.	San Ka Ngan	Foreman
133.	Lam Choi Ha	Operator
134.	Cheung Siu Sang	Operator
135.	Lai So Lin	Operator
136.	Lam Lai Ying	Operator
137.	Chan Kam Tak	Foreman
138.	Tong Kin Shun	Foreman
139.	Chu Yuen Tak	Operator
140.	Kam Lai Sheung	Operator
141.	Chan Shun Chi	Operator
142.	Lau Shing Kwai	Foreman
143.	Chan So Man	Operator
144.	Kwok Mei Chun	Operator
145.	Cheung Lin Hing	Operator
146.	Suen Kwok Fong	Operator
147.	Tang Kam Kuen	Operator
148.	Chan Lai Heung	Technician
149.	Chan Man Bun	Sr. Technician
150.	Lau Chi Fai	Sr. Technician
151.	Lam Lai Yung	Inspector
152.	Lau Wai Yip	Inspector
153.	To Hok Fung	Inspector
154.	Lee Kam Wan	Technician
155.	Wong Yuet Lai	Technician
156.	Kung Shun Chun	Inspector
157.	Sze Yim Hung	Inspector
158.	Yip Lai Ming	Inspector
159.	Li Pak Mei	Inspector
160.	Cheong Wai Ha	Inspector
161.	Lam Ching Yin	Inspector
162.	Kwok Sau Chu	Inspector
163.	Cheung Kin Lam	Inspector
164.	Cheung Kwai Chun	Superintendent
165.	Chu Sau Man	Forelady
166.	Cheung Sau Mei	Inspector
167.	Heung Doi Hung	Inspector
168.	Wong Wai Kin	Inspector
169.	Chan Siu Ying	Forelady

170.	Wong Lai Chun	Inspector
171.	Wong Kam Fa	Operator
172.	Tsoi Suet Loi	Inspector
173.	Kam Po Wai	Sr. Technician
174.	Li Cheung Loi	Operator
175.	Poon Pek Lan	Operator
176.	Yeung Ngan Choi	Forelady
177.	Lam Yuet Mui	Operator
178.	Teng Lie Suan	Operator
179.	Lam Wai Chun	Operator
180.	Wong Wing Lim	Operator
181.	Chan Kwok Lung	Operator
182.	Chan Lin Chu	Operator
183.	Louie Yuet Ying	Operator
184.	Lee Hoi Yin	Operator
185.	Cheng Miu Wa	Operator
186.	Lam Chung Lai	Operator
187.	Lam Ming Dei	Foreman
188.	Wong Mei Kam	Operator
189.	Tung Oi Mui	Operator
190.	Tsang Shing Wah	Operator
191.	Wan Sau Yuk	Operator
192.	Tsoi Ying Ki	Manager
193.	Yip Yuk Lin	Technician
194.	To Mui Ying	Operator
195.	Wong Yuk Wa	Operator
196.	Li Lai King	Inspector
197.	Chan Kam Lam	Foreman
198.	Cheung Yat Sun	Technician
199.	Chong Muk Chun	Technician
200.	Chan Hoi Bun	Operator
201.	Yau Mei Yan	Forelady
202.	Hung Kan Chuen	Driver
203.	Shum Yin Yuk	Inspector
204.	Kui Shiu Po	Group Leader
205.	Chan Yu Chik	Operator
206.	Chan Lai Fong	Operator
207.	Chin Pui Man	Engineer
208.	O Mei Nog	Operator
209.	Wong Ping Fai	Engineer
210.	Fu Siu Chu	Operator
211.	Yip So Chu	Operator
212.	Ma Dik Yi	Operator
213.	Wong Sik Ping	Inspector
214.	Su Chin Mu	Operator
215.	Li Mei Na	Operator
216.	O Mei Na	Operator
217.	Chan Kwan	Operator
218.	So Sai Muk	Operator
219.	Limbu Shyam Kumar	Security Supervisor

220.	Lam Lai Ngo	Amah
221.	Li Siu Yu	Operator
222.	Wong Yin Ming	Amah
223.	Wong Yuk Chun	Operator
224.	Ting Chun Tao	Operator
225.	Chan Fuk Sui	Operator
226.	Ng Mei Mei Shirley	Executive Assistant
227.	Tse Mui Ying	Operator
228.	Lau So Mei	Operator
229.	Wong Yan Chun	Operator
230.	Lam Shuk Chu	Operator
231.	Cheng Yau Ling	Operator
232.	Lin Chih Ming	Operator
233.	Lam Ho Man	Operator
234.	Wong Hau Yu	Operator
235.	Yuen Fat Lan	Operator
236.	Liu Wing Keung	Technician (Electric)
237.	Wong Luen Chu	Operator
238.	Chow Tim Hei	Technician (Electric)
239.	Cheu Sau Wan	Operator
240.	Lam Hau Chun	Amah
241.	Lau Ying Chat	Supervisor
242.	Chow Kam Tong	Engineer
243.	Lau Wang Wa	Manager
244.	Huang Tien Ming	Foreman
245.	Fung Wai Yung	Operator
246.	Lau Choi Ling	Operator
247.	Hui Fai Wong	Operator
248.	Wong Yu Kai	Cook
249.	Poon Ching Kwok	Security Guard
250.	Tong Yin Chu	Operator
251.	Chiu Wai Kwong	Asst. Technician
252.	Tsang Siu Bond	Asst. Technician
253.	Wong Sum Ying	Operator
254.	Huang Hang Shan	Operator
255.	Ho Siu Mui	Operator
256.	Wan Shun Lit	Technician (Mech.)
257.	Fung Pui Ling	Technician
258.	Lam Lai Lai	Operator
259.	Tsui Mou Fat	Leader
260.	Chiu Fung Gau	Operator
261.	Fong Chiu Lai	Operator
262.	Lam Tit Yeung	Technician (Electric)
263.	Lee Lap Wai	Manufacturing Manager
264.	Tam Kam Fong	Operator
265.	Ng Hung Fai	Operator
266.	Tsoi Shuk Hing	Operator
267.	Kok Wai Hang	Operator
268.	Ku Siu Ping	Operator
269.	Lai So Ching	Operator

270.	Wong Miu Wong	Operator
271.	Ko Mui Kwai	Operator
272.	Chan Chun Tai	Operator
273.	Ho Wai Kwong	Operator
274.	Ng Kam Lung	Technician
275.	Wong Lai King	Operator
276.	Yam Shing Wing	Technician (Other)
277.	Cheng Kai Ching	Operator
278.	Wong Hiu Hong	Operator
279.	Lai Cheung Mui	Operator
280.	Ip Suet Ho	Technician
281.	Wong Tuen Chung	Technician (Other)
282.	Leung Lai Ling	Operator
283.	Ho Man Wai	Systems Analyst
284.	Lau Mai Yue Ai	Operator
285.	Chan Sun Chi	Operator
286.	Kong Kam Fung	Operator
287.	Cheung Chung Ming	Operator
288.	Wong On Chi	Operator
289.	To Sau Wan	Operator
290.	Ng Yuen Mei	Operator
291.	Chu Kim Miu	Operator
292.	Leung Ngai Lung	Section Head
293.	Wong Ngan Suet	Inspector
294.	Wong Sum	Security Guard
295.	Wong Wai Fui	Operator
296.	Kwok Hiu Wang	Senior Engineer
297.	Pun Shui Ping	Operator
298.	Choi Chi Ming Andy	Operator
299.	Yau Lin Fung	Technician (Mech.)
300.	Law Man Ching	Operator
301.	Wong Chi Keung	Asst. Cook
302.	Mak Yin Chun	Operator
303.	Wong Mei Nga	Operator
304.	So Chi Lung	Senior Planner
305.	Poon Siu Ling	Operator
306.	Tsang Hon Wing	Operator
307.	Wong Siu Fai	Operator
308.	Li Chun Fung	Operator
309.	Wong Siu Ho	Technician
310.	Wong So Chun	Operator
311.	Wong Yin Yuk	Operator
312.	Wong Sau Fong	Operator
313.	Chan Tsan Sum	Technician
314.	Yuen Chung Kee Roy	Manager
315.	Cheung Yiu Ko	Network Administrator
316.	Liu Tze King Stefan	Account Manager
317.	Tse Mau Fung	Account Manager
318.	Chan Tak Kuen	Assistant Manager
319.	Chan Sze Chung	Operator

320.	Leung Yu Yan	Technician
321.	Cheung Wai Nog	Operator
322.	Tsui Man Ying	Operator
323.	Chan Wai Man	Technician
324.	Cheng Chun Yung	Asst. Technician
325.	Poon Kwok Fai	Security Guard
326.	Tang Pak Yin	Technician
327.	Leung Kwai Ying	Operator
328.	Hung Hiu Chun	Operator
329.	Chan Mong Sing	Operator
330.	Wong Kwai Fun	Inspector
331.	Shih Man Koi	Foreman
332.	Cheng Kong Fan	Driver
333.	Kwan Kwok Ming	Technician (Mech.)
334.	Chan Chung Lam	Operator
335.	Li Hon Ming, Danny	Sales Engineer
336.	Leung Ping Choi	Technician
337.	Chan Chun Chun	Asst. Engineer
338.	Ma Chun Wa	Operator
339.	Lai Lai Chu	Operator
340.	Lam So Fun	Inspector
341.	Ho Yuen Hung	Operator
342.	Lam Chi Fan	Operator
343.	Xu Hong Qi	Operator
344.	Lui Mei Sui	Operator
345.	Sze King Shan	Operator
346.	Lam Chun Yuen	Operator
347.	Yeung Man Tan	Project Engineer
348.	Sze Chui Ching	Operator
349.	Liu Xiaohua	Inspector
350.	Lau Oi Ying	Inspector
351.	Wong Yuet Kwan	Operator
352.	Tsoi Pan Lin	Operator
353.	Ting Shan Shan	Operator
354.	Chan Tuen Ling	Operator
355.	Leung Yuen Ki	Operator
356.	Tong Yun Kong	General Manager
357.	Yau Wan Mui	Operator
358.	Cheng Wai Tat	Business Development Officer
359.	Tsoi Yuen Mei	Operator
360.	Lam Chi Kin	Operator
361.	Wong Lun Cheung	Operator
362.	Chan Chiu Man	Operator
363.	Tong Yu Man	Superintendent
364.	Lin Meng Jung	Technical Director
365.	Li Yiu To	Foreman
366.	Lam Hung Chiu	Operator
367.	Mui Chi Wang	Group Leader
368.	Ko Chi Yin	Asst. Training Supervisor
369.	Chui Chung Hau	Operator

370.	Lam King Sum	Asst. General Manager
371.	Cheng Chung Man	Operator
372.	Yuen Kin Yan Alan	Finance Manager
373.	Tang Siu Hung	Engineer
374.	Yu Oi Ying	Operator
375.	Kei Kwan Wah	Operator
376.	Lai Kai Pang	Asst. Manager
377.	Cheung Yat Shun	Engineer
378.	Tsang Suet Ping Novem	Senior Finance Manager
379.	Chan Ling Ling	Operator
380.	Chan Sze Yuen	Operator
381.	Chan Ka Wai	Clerk
382.	Wong Suet Ping	Operator
383.	Yau Wai Heung	Operator
384.	Wu Ha Fong	Operator
385.	Yeung Pik	Operator
386.	Lau Mei Kam	Operator
387.	Au Choi Ling Sylvia	Asst. Accountant
388.	Yiu Kam Man	Asst. Engineer
389.	Wong Chin Fai	Foreman
390.	Yang Yanru	Operator
391.	Yip Wing Ching	Technician (Other)
392.	Chau Miu Kam, Vivian	Officer
393.	Chiu Ching Fa	Operator
394.	Chiu Wing Hing	Business Report Analyst
395.	Lau Ying Hung	Operator
396.	Wong Chi Kwan	Operator
397.	Lo Tak Shing	Planner
398.	Leung Wai Ki	Store Keeper
399.	Yan Wai Kwok	Operator
400.	Chiu Shuk Ying	Operator
401.	Leung Sheung Mei	Clerk
402.	Chong Chum Wing	Helper
403.	Ng Kwan Sin Sunny	Material Director
404.	Quek Seow Cher	Sr. VP Operation
405.	Chow Yuen Mei Mary	Customer Services Director
406.	Ngai Kai Loong Dominic	MIS Director
407.	Tse Lai Ling	Operator
408.	Lo Siu Hing	Operator
409.	Tsoi Chun Mui	Operator
410.	Tsang Shu Kei	Engineer
411.	Ng Yau Chung	Inspector
412.	Yang Rong	Operator
413.	Li Qiugan	Operator
414.	Tsang Kam Fai	Operator
415.	He Qiu Xiu	Operator
416.	Yu Kwok Kei	Operator
417.	Mok Kwai Man	Operator
418.	Lam Siu Tat	Operator
419.	Tam Siu Hung	Operator

420.	Wun Sze Lim Freddy	VP Marketing
421.	Chuk Cheung Hoi	Operator
422.	Chim Wan Lung	Operator
423.	Tam Wai Po	Driver
424.	Chui Ho Ki	Temp. Clerk
425.	Nanthakumar Kanniah	Senior Manager
426.	Chong Guan Thong	Purchasing Director
427.	Nie Ling	Inspector
428.	Cheung Chin Pong	Asst. Engineer
429.	Ng Chak Wo	Operator
430.	Yeung Ching Ping	Operator
431.	Lau Hung Helen	Account Manager
432.	Ho Ka Kui Edmond	C.S. Officer
433.	Li Wai Lung	Operator
434.	Tse Wai Hung	Inspector
435.	Lee Chun Fai	Support Analyst
436.	Wong Shui Man	Operator
437.	Wong Pan Wa	Operator
438.	Chan Man Kuen	Operator
439.	Ho Mei Ling	Operator
440.	Ng Yim Lai Amy	Secretary
441.	Choi Wai Ming	Clerk
442.	Au Mei Ting Meggy	C.S. Officer
443.	Wong Ka Fai	Operator
444.	Fung Sau Fong	Amah
445.	Shek Yin	Operator
446.	Fan Chiu Wui	Operator
447.	Yau Chi Leung	Operator
448.	Chan Yuen Ying Lorraine	Asst. Accountant
449.	Pang Keng Chi Rebecca	Asst. Accountant
450.	Chan Sze Kar	Senior Programmer
451.	Li Yue Yun	Operator
452.	Kwok Chun Him	Senior Buyer
453.	Cheng Nok Yin	Accountant
454.	Lai Wai	Operator
455.	Yip Yuen Cheung Eppie	Sr. HR Manager
456.	Tan Enna	Sr. Buyer
457.	Ng Chun Ming Luxemburg	Account Manager
458.	Kwok Chuk Wan	Clerk
459.	Shek Wai Yin	Buyer
460.	Sze Ki Mong	Sr. Engineer
461.	Li Yin Wa	Amah
462.	Leung Ho Yin	Asst. Finance Manager
463.	Lau Yuk Ping	Secretary
464.	Lui Hin Hai	Application Manager
465.	Lee Sin Lam Carol	Asst. Adm. Officer
466.	Wong Shing Ming	Temp. Helper
467.	Lin Hing Yuen, Dave	Engineering Director
468.	Poon Yiu Wa, Steve	Financial Controller
469.	Lau Ho Cheung	Sr. Engineer

470.	Ng Yee Ling	Officer
471.	Wu Ka Kit	Accountant
472.	Cheng Cheuk Fun	Asst. Accountant
473.	Lam Chun Kei	Asst. Finance Manager
474.	Jerry Rodrigues	CEO
475.	Yau Man Ki	Personnel Assistant
476.	Lam Wing Keung	Technician
477.	Wong Yuen Kwai	Operator
478.	Leung Hung Sum	Operator
479.	Au Tim Lun	Senior Programmer
480.	Li Wai Kin	Superintendent
481.	Lai Wing Mui	Operator
482.	Tsang Wai Wai	Operator
483.	Li Pak Hang	Technician
484.	Leung Lai Yan	Asst. Engineer
485.	Choy Ma Fat	Operator
486.	Lam Ching Yee	Technician
487.	Chan Wai Lun	Temp. Fitter
488.	Wong Ching Yee Agnes	C.S. Officer
489.	Choi Yau Cheung	Store Keeper
490.	Wong Yuk Kam	Operator
491.	Chu Kok Sang	Temp. Fitter
492.	Tsui Suet Kwan	Asst. Cook
493.	Pang Hiu Tung	Asst. Accountant
494.	Wu Hoi Fai	Temp. Clerk
495.	Tsang Woon Hung	Driver
496.	Yim Tze Kin	Sr Analyst Programmer
497.	Wong Ping Ho	Accountant
498.	Fung Ying Bill	Security Guard
499.	Fung Ka Ming Henry	Asst. Accountant
500.	Chan Chung Ki Allan	Accountant
501.	Au Ho Yin	Asst Accountant
502.	Chan Ka Wing	Receptionist
503.	Chong Yik Man	Operator
504.	Chung Wai Keung	Operator
505.	Chu Po Ling	Temp Operator
506.	Foo Chee Shin	General Manager
507.	Fok Wai Shan	Temp Technician
508.	Ho Ling	Operator
509.	Kwok Mei Ling	Operator
510.	Lee Ching Cheung	Temp Security Guard
511.	Law Tsz Tun	Technician
512.	Lee Kong Hon	Quality Assurance Director
513.	Lee Ki Kin	Asst Engineer
514.	Li Tung Wing	Asst Engineer
515.	Lui Xin Mei	Temp Amah
516.	Ng Teik Ming	Sr Manager
517.	Tse Nga Shan	Technician
518.	Tsoi Leung Chin	Inspector
519.	Wong Chun Man	Technician

520.	Wong Wing Wa	Technician
521.	Eddie Sik Yin Wong	VP-Global Sales
522.	Chan Kwan On	Engineer
523.	Tsang Kwong Pan	Senior Engineer

7.3	Transferring Employees – Singapore

1.	Ng Siu Leung Martin	Sales Director
2.	Teo Soon Meng James	Sales Manager
3.	Lim Ai Li Angeline	Sales Engineer
4.	Chua Shu Ping Rain	Sales Clerk

7.4	Transferring Employees – UK

1.	T. Lui Peter	Sales Director
2.	Y. T. Hui Daisy	Office Clerk
3.	Zhang Zheng Wen Sherman	Technical Engineer
4.	Kent Wong	Assistant Account Manager
5.	Li Tung Wing Edwin	Technical Engineer

7.5	Transferring Employees - US

1.	Sheilah Alegre	Sales Engineer
2.	David Valentine	Sales Director

PART 8 - BUSINESS INSURANCE POLICIES

Refer to list attached.

SCHEDULE 2

COMPLETION REQUIREMENTS

1.	Seller’s obligations

1.1	At Completion the Seller shall deliver or procure the delivery to the Buyer of (or make available to the Buyer):

1.1.1	a copy of the duly executed Security Release Documents;

1.1.2	as evidence of the authority of each person executing a document on the Seller’s behalf:

(a)	a copy of the minutes of a duly held meeting of the directors of such Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or a relevant extract thereof; or

(b)	a copy of the power of attorney conferring the authority,

     in each case certified to be true by a director or the secretary of the Seller;

1.1.3	duly executed sold notes in respect of the HK Shares in favour of the Buyer or its nominee(s) (subject to written notification of the identity of the nominee(s) to the Seller not less than three (3) Business Days before Completion);

1.1.4	duly executed transfers in respect of the Singapore Shares in favour of the Buyer or its nominee(s) (subject to written notification of the identity of the nominee(s) to the Seller not less than three (3) Business Days before Completion), and a working sheet computing the net asset value per share of EPCI Singapore in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of EPCI Singapore;

1.1.5	resignations in the agreed form from the directors and secretary nominated by the Buyer of EPCI HK, Lomber Circuits (Huizhou) Limited and each EPCI Singapore Group Company appointed by the Seller or the relevant Seller’s Group Company expressed to take effect from the end of the relevant meeting held pursuant to paragraph 1.2;

1.1.6	possession of the Business, the Business Properties and of the other tangible Business Assets hereby agreed to be sold including:

(a)	the Business Plant and Equipment;

(b)	the Stock;

(c)	copies of the written Business Contracts;

(d)	the Business Records;

(e)	the documents relating to the Business IP;

(f)	the Business Motor Vehicles; and

(g)	all the designs and drawings, plans, manufacturing data, technical and sales publications, advertising material and other technical and sales matter of the Business Sellers in relation to each of the Businesses together with any plates, blocks, negatives and other like material relating to each of the Businesses;

1.1.7	a duly executed assignment in the agreed form of the Hong Kong Lease;

1.1.8	a duly executed Transfer/Deed of Land or Authorization and Direction permitting the electronic registration of a Transfer of the Canadian Property in the agreed form;

1.1.9	in respect of each of the Business Motor Vehicles owned by Eastern Pacific Circuits (HK) Limited and used exclusively by Eastern Pacific Circuits (HK) Limited for the purposes of its Business, the prescribed notice and the vehicle registration document (and shall also deliver or procure delivery of a duplicate of the prescribed notice to the Transport Department of Hong Kong as soon as reasonably practicable after Completion); and

1.1.10	notice of transfer relating to the sale and purchase of the Business of Eastern Pacific Circuits (HK) Limited is published in accordance with the provisions of the Transfer of Businesses (Protection of Creditors) Ordinance;

1.1.11	the certificate of incorporation, common seal, minute books, statutory registers duly written up to date and share certificate books and all other statutory records of EPCI HK and EPCI Singapore;

1.1.12	the title deeds and documents relating to the Properties owned or occupied by each member of the Target Group;

1.1.13	an extract of the resolution of the sole shareholder of Eastern Pacific Circuits (Singapore) Pte Ltd approving the disposition of its Business Assets pursuant to Section 160 of the Singaporean Companies Act (Chapter 50) and, pursuant to such shareholder approval, the resolution of the board of directors of Eastern Pacific Circuits (Singapore) Pte Ltd approving such disposition on the terms of this Agreement;

1.1.14	an extract of the resolution of the sole shareholder of Eastern Pacific Circuits (Canada) Limited approving the sale of its Business Assets and, pursuant to such shareholder approval, the resolution of the board of directors of Eastern Pacific Circuits (Canada) Limited approving such disposition on the terms of this Agreement; and

1.1.15	a duly executed Tax Deed.

1.2	Subject to the Buyer complying with all its obligations under clause 5 and paragraph 2 below, the Seller shall procure that at Completion a meeting of the board of directors of each of EPCI HK and EPCI Singapore is held at which the directors:

1.2.1	vote in favour of the registration of the Buyer as a member of EPCI HK and EPCI Singapore in respect of the HK Shares and the Singapore Shares (as applicable) subject to (i) in the case of the Singapore Shares, the stamping of the share transfer form for the Singapore Shares, and (ii) in the case of the HK Shares, the stamping of the instrument of transfer and the bought & sold notes in respect of the HK Shares;

1.2.2	appoint the persons nominated by the Buyer as directors and secretary of EPCI HK and EPCI Singapore (as applicable) with effect from the end of the meeting; and

1.2.3	accept the resignations of each director and secretary referred to in paragraph 1.1.5 above (as applicable) so as to take effect from the end of the meeting.

2.	Buyer’s obligations

2.1	At Completion the Buyer shall deliver to the Seller as evidence of the authority of each person executing a document on the Buyer’s behalf:

2.1.1	a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

2.1.2	a copy of the power of attorney conferring the authority,

in each case certified to be a true copy by a director or the secretary of the Buyer.

2.2	a certified copy of the certificate of incorporation of each new entity that has been incorporated or established for the purposes of acquiring the Business Assets, and if applicable, the EPCI HK Group and the EPCI Singapore Group, together with a letter signed by a director of the Buyer that each entity is wholly-owned by the Buyer and a certified copy of the register of members of each such entity to evidence such fact;

2.3	a duly executed Tax Deed;

2.4	a duly executed Assignment in the agreed form of the Hong Kong Lease;

2.5	a certified copy of the Deed of Undertaking between Merix Manufacturing (Hong Kong) Limited and the Hong Kong Science and Technology Parks Corporation; and

2.6	a certified copy of the Proposal Form between Merix Manufacturing (Hong Kong) Limited and the Hong Kong Science and Technology Parks Corporation.

SCHEDULE 3

SELLER’S WARRANTIES

1.	ORGANIZATION

1.1	Each of the Seller, EPCL and EPC Cayman is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

1.2	Each member of the EPCI HK Group (including any of its representative offices or branches) has been duly incorporated or established, is validly existing and in good standing under the laws of its respective place of incorporation or establishment, and has the corporate power, authority and the necessary licences and permits required by applicable laws to conduct its respective business as now conducted in its present location and to own, operate and lease its respective properties and assets.

1.3	Each member of the EPCI Singapore Group (including any of its representative offices or branches) has been duly incorporated or established, is validly existing and in good standing under the laws of its respective place of incorporation or establishment, and has the corporate power, authority and the necessary licences and permits required by applicable laws to conduct its respective business as now conducted in its present location and to own, operate and lease its respective properties and assets.

1.4	Each of the Business Sellers is a company duly incorporated and validly existing under the laws of its respective place of incorporation, and has the corporate power, authority and the necessary licences and permits required by applicable laws to conduct its respective Business as now conducted in its present location and to own, operate and lease its respective Business Assets.

1.5	The information set out in the Recitals (A) and (B) of this Agreement and schedules 11 and 12 is true and accurate.

2A.	ENFORCEABILITY

2A.1

All corporate action on the part of each of the Seller, EPCL, EPC Cayman and the Business Sellers and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Other Documents to which any of them is a party and the performance of each of their respective obligations under this Agreement and the Other Documents to which any of them is a party has been taken or will be taken as of or prior to Completion. This Agreement has been, and each of the Other Documents to which any of the Seller, EPCL, EPC Cayman and the Business Sellers is a party, will have been at Completion, duly executed and delivered by the Seller, EPCL, EPC Cayman and the Business Sellers and, as the case may be, and this Agreement is, and each of the Other

Documents to which any of them is a party will be, (assuming due authorization, execution and delivery by Buyer) at Completion, a legal, valid and binding obligation of and enforceable against each of them, as the case may be, in accordance with its terms.

2A.2	Save as disclosed in the Disclosure Letter, the execution, delivery and performance of this Agreement and the Other Documents by the Seller, EPCL, EPC Cayman and the Business Sellers will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any applicable Law (including, without limitation, the provision, receipt or use of funds in violation of any applicable antitrust laws and applicable anti-bribery or anti-corruption regulations in any relevant jurisdiction); (b) require any consent, approval or authorization of any person; (c) conflict with or result in a breach of or constitute a default under any provision of the respective constituent or charter documents of the Seller, EPCL, EPC Cayman and the Business Sellers; or (d) result in any breach of, or constitute a default (with or without the giving of notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any HK Shares, any Singapore Shares or any of the assets or properties of any Target Group Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which the Seller, EPCL, EPC Cayman and the Business Sellers is a party or by which any of such assets or properties is bound or affected.

2.	CAPACITY AND AUTHORITY

2.1	Each of the Seller, EPCL, EPC Cayman and the Business Sellers has the right, power and authority, and has taken all corporate action necessary, to execute, deliver and perform its respective obligations, under this Agreement and the Other Documents to which it is expressed to be a party and to consummate the transactions contemplated hereby and thereby.

2.2	The respective obligations of the Seller, EPCL, EPC Cayman and each Business Seller under this Agreement and each Other Document to which each of them is expressed to be a party are, or when the relevant document is executed will be, enforceable in accordance with their respective terms and this Agreement, and the Other Documents to which each of them is expressed to be a party when executed will, constitute valid and binding obligations of it.

2.3	The execution, delivery and performance by each of the Seller, EPCL, EPC Cayman and the Business Sellers of this Agreement and the Other Documents to which it is expressed to be a party and of the transactions contemplated hereby and thereby will not conflict with or result in a breach of, or constitute a default under, any provision of its respective articles of association.

2.4	With respect to each of the Seller, EPCL, EPC Cayman and the Target Group Companies:

2.4.1	it has not passed a resolution for its winding-up;

2.4.2	it is not being wound up;

2.4.3	no petition or any other legal process has been presented to any court for its winding-up or for an administration order (which is not discharged within 14 days); and

2.4.4	no liquidator, receiver, administrator or manager has been appointed to it or over all or a substantial part of its business or assets.

3.	EPCI HK

3.1	The authorized and issued share capital of EPCI HK consists of 2,000,000 ordinary shares of HK$1 each, all of which have been duly authorized and validly issued and allotted and not issued in violation of or subject to any pre-emptive rights.

3.2	EPC Cayman is the sole beneficial owner of the HK Shares.

3.3	The HK Shares comprise the whole of EPCI HK’s allotted and issued share capital and are fully paid or credited as fully paid. EPCI HK has not exercised any lien over the HK Shares and there is not any outstanding call on any of the HK Shares.

3.4	Except for the HK Shares, there are no equity securities of any class or series of EPCI HK, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, conversion rights or other agreements to which EPCI HK is a party or by which EPCI HK is bound obligating EPCI HK to issue, deliver or sell additional shares in the capital of EPCI HK.

3.5	EPC Cayman has not entered into any agreement or understanding with respect to the voting of the HK Shares.

3.6	Save as Disclosed, and save as in respect of the Retained Security, on Completion, EPC Cayman will have full power and authority to convey to the Buyer good title to all of the HK Shares and there will be no Encumbrance in relation to any of the HK Shares.

3.7	EPCI HK is the registered and beneficial owner of an 85.29% equity interest in Eastern Pacific Circuits (Dongguan) Ltd and a 90% equity interest in Lomber (Huizhou) Limited, in each case, free and clear of Encumbrance.

4.	EPCI SINGAPORE

4.1	The authorized and issued share capital of EPCI Singapore consists of 2 ordinary shares of S$1.00 each, all of which have been duly authorized and validly issued and allotted and not issued in violation of or subject to any pre-emptive rights.

4.2	EPCL is the sole beneficial owner of the Singapore Shares.

4.3	The Singapore Shares comprise the whole of EPCI Singapore’s allotted and issued share capital and are fully paid or credited as fully paid. EPCI Singapore has not exercised any lien over the Singapore Shares and there is not any outstanding call on any of the Singapore Shares.

4.4	Except for the Singapore Shares, there are no equity securities of any class or series of EPCI Singapore, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, conversion rights or other agreements to which EPCI Singapore is a party or by which EPCI Singapore is bound obligating EPCI Singapore to issue, deliver or sell additional shares in the capital of EPCI Singapore.

4.5	EPCL has not entered into any agreement or understanding with respect to the voting of the Singapore Shares.

4.6	Save as Disclosed, and save as in respect of the Retained Security, on Completion, EPCL will have full power and authority to convey to the Buyer good title to all of the Singapore Shares and there will be no Encumbrance in relation to any of the Singapore Shares.

4.7	EPCI Singapore is the registered and beneficial owner of a 95% equity interest in Eastern Pacific Circuits (Huiyang) Ltd and an 85% equity interest in Eastern Pacific Circuits (Huizhou) Ltd, in each case, free and clear of Encumbrance.

5.	BUSINESS SELLERS

5.1	All of the issued shares in the capital of each Business Seller is legally and beneficially owned by a Group Company free from Encumbrances.

5.2	Save as Disclosed, each Business Seller is the legal and beneficial owner of the Business Assets and Business Properties set out in Schedule 1, free and clear of Encumbrance.

6.	FINANCIAL STATEMENTS

6.1

The Seller has made available to the Buyer true and complete copies of the Financial Statements. So far as the Seller is aware, since 31 December 2004 there has been no Material Adverse Change in comparison with the business or financial position of the Target Group as a whole, or the assets or liabilities of the Target Group as a whole as reflected in the FY2004 Audited Accounts. The FY2004 Audited Accounts have not included any accrual for payment of dividend by Eastern Pacific Circuits (Huizhou) Limited and EPCI Singapore.

6.2	The Disclosure Letter contains the draft Financial Statements for the financial year ended 31 December 2003, the Financial Statements for the financial years ended 31 December 2002 and 31 December 2001, the Management Accounts and the FY2005 Monthly Management Accounts for January 2005 and February 2005 (the “Disclosed Financial Statements”).

6.3	The Financial Statements present fairly and accurately in all material respects, the financial condition, results of operations and cash flows of the Seller’s Group Companies as of dates thereof and for the periods covered thereby indicated. The Financial Statements have been prepared in accordance with HK GAAP consistently applied throughout the periods covered thereby.

6.4	At Completion (subject to the Borrowings being repaid), each of the Seller, EPCL, EPC Cayman, the Business Sellers and EPCI HK Group and EPCI Singapore Group will be solvent.

6.5	Adequate provision has been made in the FY2004 Audited Accounts in accordance with HK GAAP with respect to plant and equipment.

7.	LITIGATION

So far as the Seller is aware, (a) no Target Group Company or any of its officers or directors set out in schedule 11 and schedule 12 hereto is involved in any civil, criminal, arbitration, administrative or other proceeding (other than in relation to the collection of debts arising in the ordinary course of business of the relevant Target Group Company) or investigation, (b) no civil, criminal, arbitration, administrative or other proceedings (other than in relation to the collection of debts arising in the usual course of business) or investigation is pending or threatened by or against any Target Group Company, (c) no Target Group Company has received notice of any order, writ, judgment, injunction, decree, stipulation, consent order, determination or award of any Government Authority court or tribunal to which it is subject; and (d) there are no claims, actions, suits, proceedings or investigations pending or threatened by or against the Seller, EPCL, EPC Cayman, EPCI HK Group or EPCI Singapore Group with respect to this Agreement or the Other Documents, or in connection with the transactions contemplated hereby or thereby.

8.	GOVERNMENTAL AUTHORISATIONS AND REGULATIONS

8.1

So far as the Seller is aware, each Target Group Company has obtained all applicable and material governmental consents, licences, permits, grants, or other authorizations of a Government Authority that is required for the operation of its business as now conducted in its present location (each an “Approval”), and each such Approval is in full force and effect. So far as the Seller is aware, each Target Group Company has fulfilled and performed its obligations in all material respects under each of the Approvals and there are no circumstances which indicate that any of the Approvals held by any Target Group Company will or is likely to be revoked, terminated or not renewed (whether or not as a result of the transactions contemplated hereunder) and which could reasonably be expected to result in a Material Adverse Change. So far as the Seller is aware, no Target Group Company has received any notice that it is in violation of any Law applicable to it and which could reasonably be expected to result in a Material Adverse Change. So far as the Seller is aware, no notice of default or of any dispute concerning any Target Group Company Approval has been received.

8.2	The Disclosure Letter contains a list and description of all Approvals held by each Target Group Company as at the date of this Agreement, complete and correct copies of which have been made available by the Seller to the Buyer.

8.3	Each of the Approvals is in full force and effect.

9.	COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

9.1	So far as the Seller is aware, none of the Target Group Companies (and none of their activities carried on in the Property) is in violation of any Environmental Laws or any environmental permits, license or approval and which could reasonably be expected to result in a Material Adverse Change.

9.2	So far as the Seller is aware, none of the Target Group Companies has received notice from any Government Authority alleging that it or any of its assets is not in compliance with Environmental Laws, and, so far as the Seller is aware, there are no circumstances in existence at the Completion Date that could reasonably be expected to prevent or interfere with material compliance by any Target Group Company with Environmental Laws which are in existence at the Completion Date.

9.3	So far as the Seller is aware, the Seller has not received notice of any claim, action, cause of action or investigation by any person alleging potential liability of any Target Group Company (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) or seeking injunctive relief for material violation of Environmental Laws that is pending or threatened against any Target Group Company, any of its respective assets or any of the real property from which any of them conducts business and which could reasonably be expected to result in a Material Adverse Change.

10.	INTELLECTUAL PROPERTY

10.1	Each Target Group Company owns or is a licensee of or otherwise has the right to use all Intellectual Property Rights in the manner currently used by it.

10.2	The business of each Target Group Company at the date of this Agreement does not infringe any third party rights in Intellectual Property.

10.3	So far as the Seller is aware, no claims are pending against a Target Group Company by any third party challenging the Target Group Company’s use of any of the Intellectual Property Rights.

10.4	So far as the Seller is aware, there is no unauthorized use of the Intellectual Property Rights by any third party.

11.	PROPERTY

11.1	The Property comprises all of the land, premises and buildings owned, held by, vested in, occupied or used by, or in the possession of, the Target Group.

11.2	Save as Disclosed, the relevant Target Group Company has a good and marketable title to the Property (other than the Property held by the relevant Target Group Company under a lease).

11.3	All real property leases to which a Target Group Company is a party are valid, binding and enforceable against the parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity and (b) there is not under any of such leases any existing material default by the relevant Target Group Company.

11.4	Save as Disclosed, none of the owned Property is subject to any Encumbrance. None of the Business Properties will, upon Completion, be subject to any Encumbrance.

11.5	So far as the Seller is aware, none of the Target Group Companies has received any notice of violation of any covenant or other restriction to which any of the Properties are subject.

12.	ASSETS

12.1	Save as Disclosed, each material asset included in the FY2004 Audited Accounts (other than assets disposed of in the ordinary course of business or which are the subject matter of operating or finance or capital leases) is owned by the relevant Group Company free from Encumbrances.

12.2	All material asset leases to which a Target Group Company is a party are valid, binding and enforceable against the parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

12.3	The Disclosure Letter contains a list of all the operating leases as at the date hereof.

13.	MATERIAL CONTRACTS

13.1	The Disclosure Letter lists all of the following contracts of each Target Group Company (“Material Contracts”):

13.1.1	any outstanding or continuing contract for capital expenditures, performance or receipt of services, or delivery or purchase of goods, in each case that individually (a) has value or payments in excess of US$100,000 in any calendar year or (b) is not capable of being terminated without compensation at any time with three months’ notice or less;

13.1.2	any contract guaranteeing in any way with or without security any liability of a third party;

13.1.3	any power of attorney, proxy or similar instrument;

13.1.4	any contract containing restrictions on the operation of, or covenants not to compete in, any business or with any person anywhere in the world;

13.1.5	any contract entered into other than in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement; and

13.1.6	all real property leases and each lease of personal property.

13.2	So far as the Seller is aware, (a) all Material Contracts are in all material respects valid, binding and in full force and effect in accordance with their respective terms, (b) neither the relevant Target Group Company nor any counterparty to any Material Contract is in material breach of any Material Contract, and (c) the relevant Target Group Company has not received notice of any fact or circumstance which might invalidate or give rise to a ground for termination, avoidance or repudiation of a Material Contract which is currently unresolved.

14.	LABOUR

14.1	So far as the Seller is aware, each Target Group Company is not and has not been engaged in any illegal labour practice nor is or has been in violation of any applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

14.2	So far as the Seller is aware, there is no pending or threatened, and there has been no strike, labour dispute, employee, claim, slowdown or stoppage against a Target Group Company in the 18 months prior to the date of this Agreement. So far as the Seller is aware, no Target Group Company is a party to nor bound by any collective bargaining agreement.

14.3	Save as Disclosed, no Target Group Company maintains or contributes to (or has ever maintained or contributed to) a defined benefits retirement plan.

15.	TAX MATTERS

15.1	The Disclosure Letters sets out (i) all income Tax Returns filed by or on behalf of each member of the EPCI HK Group and the EPCI Singapore Group relating to the financial years ended 31 December 2001, 31 December 2002 and 31 December 2003, and (ii) all jurisdictions in which each member of the EPCI HK Group and the EPCI Singapore Group has paid material non-income Taxes at any time during the past three fiscal years.

15.2	Save as Disclosed, each member of the EPCI HK Group and EPCI Singapore Group: (i) has timely filed on or before the applicable due date with each appropriate Government Authority all Tax Returns required to be filed by or with respect to it, and all such Tax Returns have been properly completed in all material respects in compliance with applicable Law, and (ii) has fully and timely paid, or has made adequate provision on the Financial Statements in accordance with HK GAAP for, all Taxes required to be paid by it (whether or not such Taxes have been reflected on any Tax Return).

15.3	In relation to each member of the EPCI HK Group and the EPCI Singapore Group, all Taxes incurred prior to Completion, to the extent not required to have been previously paid, will be reserved for on the Financial Statements in accordance with HK GAAP. All Taxes that each member of the EPCI HK Group and the EPCI Singapore Group have been required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Government Authority in compliance in all material respects with all applicable Law, and each member of the EPCI HK Group and the EPCI Singapore Group have complied in all material respects with all information reporting requirements under all applicable Law, including maintenance of required records with respect thereto.

15.4

Save as Disclosed, (a) there are no pending or threatened claims, actions, assessments, suits, investigation or other proceedings by any Government Authority with respect to Taxes relating to any member of the EPCI HK Group or any member of the EPCI Singapore Group; (b) no extension or waiver of the limitation period applicable to any Tax Return of, or that includes, any member of the EPCI HK Group or any member of the EPCI Singapore Group is in effect or has been requested; (iii) all deficiencies claimed, proposed or asserted or assessments made as a result of any examinations by any Government Authority of the Tax Returns of, or that include, any member of the EPCI HK Group or any member of the EPCI Singapore Group have been fully paid or fully settled, or are being contested in good faith by appropriate proceedings and adequate reserves have been made for such Taxes on the Financial Statements in accordance with HK GAAP; (iv) there are no Encumbrances for Taxes upon the Business Assets, HK Shares, Singapore Shares or any of the assets of the Target Group, except Encumbrances for current Taxes not yet due and payable; and (v) no power of attorney that currently is in effect has been granted by or with respect to any member of the EPCI HK Group or any member of the EPCI Singapore Group with respect to any Tax matter.

15.5	Each member of the EPCI HK Group and the EPCI Singapore Group is in full compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order. So far as the Seller is aware, the consummation of the transactions contemplated by this Agreement does not have a material adverse effect as at Completion on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

15.6	Each member of the EPCI HK Group and the EPCI Singapore Group is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double Taxation arrangement).

15.7	The Seller has made available to the Buyer correct and complete copies of all Tax Returns of, or that include any member of the EPCI HK Group or the EPCI Singapore Group for which the statute of limitations has not yet expired and all audit reports.

15.8	Neither the Seller nor any member of the EPCI HK Group nor any member of the EPCI Singapore Group has given any Tax indemnity or been bound by any Tax sharing, Tax allocation or similar agreement.

15.9	Since December 31, 2003, neither the Seller nor any member of the EPCI HK Group nor any member of the EPCI Singapore Group has made or changed any applicable Tax election, adopted or changed any accounting method or applicable Tax reporting principle or practice, settled or compromised any Tax liability, or waived or extended the statute of limitations in respect of any applicable Taxes.

15.10	No Tax claim has been made by a Governmental Authority in a jurisdiction where any member of the EPCI HK Group or the EPCI Singapore Group does not file any Tax Return that it is or may be subject to Taxation by that jurisdiction.

16.	INSURANCE

16.1	So far as the Seller is aware, (i) all of the material insurance policies under which a Target Group Company is an insured (“Policies”) are in full force and effect and (ii) no notice of cancellation or termination in respect of any of the Policies has been received by the relevant Target Group Company insured.

16.2	So far as the Seller is aware, no claim is outstanding under any of the Policies.

16.3	So far as the Seller is aware, all premiums which are due under the Policies have been paid.

16.4	The Disclosure Letter contains copies of all the material Policies in respect of the Target Group Companies.

17.	NO BROKERS

Other than UBS AG, the Seller is not obligated to pay any fees or expenses of any broker, finder, investment banker or other person in connection with the transactions contemplated by this Agreement.

18.	BANK ACCOUNTS

The Disclosure Letter sets out the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each member of the EPCI HK Group and EPCI Singapore Group maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

19.	ABSENCE OF CERTAIN CHANGES OR EVENTS

Since 31 December 2004, (a) each Target Group Company has conducted its businesses in the usual course consistent with its practice prior to 31 December 2004 and (b) each Target Group Company has not:

19.1	declared, set aside or paid any dividend or made any other distribution on or in respect of its shares or declared any direct or indirect redemption, retirement, purchase or other acquisition by it of such shares;

19.2	save as disclosed in the Disclosure Letter, issued any shares or other securities; or

19.3	granted any increase in the compensation payable by it to its directors, officers or employees, except in the ordinary course of business and in a manner consistent with prior practice.

19.4	entered into any legally binding agreement transaction or commitment other than in the ordinary course of business and consistent with past practice;

19.5	incurred any Indebtedness otherwise than in the ordinary course of business;

19.6	sold, transferred or otherwise disposed of any of its properties or assets (real or personal, tangible or intangible) with an aggregate net book value in excess of US$250,000, except in respect of the transfer of equipment to another Target Group Company the sale of Inventory, finished goods or scrap in the ordinary course of business; or

19.7	made any change in any method of accounting or accounting practices or internal control procedures.

20.	WARRANTIES

The Disclosure Letter sets forth a list of all product warranty claims (including claims for value-add payments) individually in excess of US$100,000 paid by any Target Group Company for the period beginning December 31, 2003, up to 28 February 2005 and such list is true, accurate and complete.

21.	CAPITAL IMPROVEMENTS

Save as disclosed in the Material Contracts and the Disclosed Financial Statements, the Disclosure Letter sets forth all the capital improvements or purchases or capital expenditures that the Target Group Companies have committed to or contracted for in excess of US$250,000 and that have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

22.	CUSTOMERS AND SUPPLIERS

22.1	The Disclosure Letter sets out:

22.1.1	a list of the ten largest customers of each Target Group Company, in terms of revenue during the fiscal years ended 31 December 2003 and 31 December 2004, and the current fiscal year through 28 February, 2005, (collectively, the “Top 10 Customers”), showing the total revenue received in each such period from each such customer; and

22.1.2	a list of the ten (10) largest suppliers of each Target Group Company, in terms of purchases during the fiscal years of the Company ended 31 December 31 2003 and 31 December 2004, and the current fiscal year through 28 February, 2005 (collectively, the “Top 10 Suppliers”), and showing the approximate total purchases in each such period from each such supplier.

23.	NONCOMPETITION AGREEMENTS

Neither the Seller or any Target Group Company is subject to any noncompetition agreements.

24.	BUSINESS ASSETS COMPLETE

The Business Assets, HK Shares and Singapore Shares to be sold to Buyer pursuant to this Agreement include all the assets and rights used by the Target Group to operate the Business Assets and the business of the Target Group as at the Completion Date, in the same manner as currently conducted by the relevant member(s) of the Target Group. The execution and delivery of the Other Documents by the parties and the payment by Buyer of any consideration payable under this Agreement will, subject to the terms of this Agreement including, without limitation, the Retained Security, result, in Buyer’s immediate acquisition of good title to the Business Assets, HK Shares and Singapore Shares free and clear of any Encumbrance.

SCHEDULE 4

LIMITATIONS ON THE SELLER’S LIABILITY

1.	LIMITATION ON QUANTUM

1.1	The Seller is not liable in respect of a Relevant Claim:

1.1.1	unless the amount that would otherwise be recoverable from the Seller (but for this paragraph 1.1.1) and the liability determined in respect of that Relevant Claim exceeds US$100,000; and

1.1.2	unless and until the amount that would otherwise be recoverable from the Seller (but for this paragraph 1.1.2) and the liability determined in respect of that Relevant Claim, when aggregated with the Seller’s liability determined in respect of other Relevant Claims (excluding any amounts in respect of a Relevant Claim for which the Seller has no liability because of paragraph 1.1.1 and excluding any amounts in respect of Relevant Claims which have been taken into account in the determination of the Actual Adjusted 2005 EBITDA in accordance with clause 8.10(b)(1)), exceeds US$1,000,000, and in the event that the aggregated amounts exceed US$1,000,000, the Seller shall, provided that paragraph 1.1.1 above has been satisfied, only be liable for the total amount of all such Relevant Claims in excess of US$360,000.

1.1.3	For the purposes of determining whether a Relevant Claim exceeds US$100,000, all items of loss of a similar type (irrespective of the amount of individual loss) shall be aggregated.

1.2	(a)

The Seller shall not be liable in respect of any Fundamental Warranty Claim to the extent that such Fundamental Warranty Claim, which when aggregated with all Fundamental Warranty Claims, exceeds the Fundamental Warranty Cap.

(b)

The Seller shall not be liable in respect of any Relevant Claim other than a Fundamental Warranty Claim, which when aggregated with all Relevant Claims other than Fundamental Warranty Claims, exceeds the General Claim Cap.

Provided that the Seller shall not be liable in respect of any Relevant Claim pursuant to 1.2(a) and (b), which when aggregated with all Relevant Claims, whether comprising Fundamental Warranty Claims and/or Relevant Claims other than Fundamental Warranty Claims, exceed the Fundamental Warranty Cap.

1.3	The Buyer shall not be entitled to claim for any punitive, indirect or consequential loss (including loss of profit) in respect of any Relevant Claim.

2.	TIME LIMITS FOR BRINGING CLAIMS

The Seller is not liable for a Relevant Claim unless the Buyer has notified the Seller of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and the amount claimed (detailing the Buyer’s calculation of the loss thereby alleged to have been suffered) on or before the date that is:

2.1	1 March 2007, in respect of any Relevant Claim other than a Fundamental Warranty Claim; and

2.2	1 October 2007, in respect of any Fundamental Warranty Claim.

3.	NOTICE OF CLAIMS

A Relevant Claim notified in accordance with paragraph 2 of this schedule 4 and not satisfied, settled or withdrawn is unenforceable against the Seller on the expiry of the period of 6 months starting on the day of notification of the Relevant Claim, unless proceedings in respect of the Relevant Claim have been issued and served on the Seller.

4.	MITIGATION

Nothing in this schedule 4 restricts or limits the parties general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim. The parties agree that the obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim shall apply mutatis mutandis to any loss or damage it may incur in consequence of a matter giving rise to a Relevant Claim under the Tax Deed (notwithstanding that there is no obligation at law to mitigate loss or damage which gives rise to a claim under an indemnity).

5.	SPECIFIC LIMITATIONS

The Seller is not liable in respect of a Relevant Claim:

5.1	to the extent that the matter giving rise to the Relevant Claim would not have arisen but for:

5.1.1	an Event before or after Completion at the request or direction of a Buyer’s Group Company or a director, employee or authorised agent of a Buyer’s Group Company; or

5.1.2	the passing of, or a change in, a Law, interpretation of the Law or administrative practice of a Government Authority after the Completion Date an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the Completion Date; and

5.2	to the extent that the matter giving rise to the Relevant Claim is a Tax liability of any Group Company arising solely because the relevant Group Company’s assets are more than, or its liabilities are less than, were taken into account in computing the provision for Tax in the Financial Statements.

6.	RECOVERY ONLY ONCE

The Buyer is not entitled to recover more than once in respect of any one matter giving rise to a Relevant Claim.

7.	CONDUCT OF RELEVANT CLAIMS

7.1	If the Buyer becomes aware of a matter which constitutes or which would or could be reasonably expected to give rise to a Relevant Claim:

7.1.1	the Buyer shall as soon as practicable (having regard to any applicable time limits and other relevant circumstances), give notice to the Seller of the matter;

7.1.2	where the Relevant Claim relates to a claim against an EPCI HK Group Company or an EPCI Singapore Group Company by a third party, the Buyer shall, and shall ensure that each Buyer’s Group Company shall, in each case subject to the consent, if required, of the Chinese partner to the relevant Group Company, provide to the Seller and its advisers (during normal business hours or at a time acceptable to the Buyer and the relevant Buyer Group Company) reasonable access to premises and personnel and to relevant assets, documents and records within the power or control of the Buyer solely for the purposes of investigating that claim upon reasonable notice in writing being given by the Seller to the Buyer;

7.1.3	the Seller (at its cost) may take copies subject to the Buyer’s consent (which shall not be unreasonably withheld or delayed) of the documents or records, and photograph the premises or assets, referred to in paragraph 7.1.2 of this schedule 4;

7.1.4	the Buyer shall not, and shall ensure that no Buyer’s Group Company will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed); and

7.1.5	the Buyer shall take all reasonable action to mitigate any loss suffered by it or any Buyer’s Group Company in respect of a matter giving rise to a Relevant Claim.

8.	RECOVERY FROM ANOTHER PERSON

8.1	If the Seller pays to a Buyer’s Group Company an amount in respect of a Relevant Claim, and a Buyer’s Group Company subsequently recovers from another person an amount which is directly referable to the subject matter of the Relevant Claim and which would not otherwise have been received by the Buyer, the Buyer shall pay to the Seller an amount equal to the lesser of: (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery; and (ii) the amount previously paid by the Seller to the Buyer.

9.	MATTERS DISCLOSED

9.1	The Seller shall not be liable for any Relevant Claim for breach of the Warranties if and to the extent that the fact, matter event or circumstance giving rise to such Relevant Claim:

9.1.1	is disclosed, allowed, provided or reserved in the FY2004 Audited Accounts; or

9.1.2	is reflected, provided for or otherwise taken into account in the Completion Statement.

SCHEDULE 5

ACTION PENDING COMPLETION

1.	Each Target Group Company shall operate its business in the ordinary and usual course, in the same manner and scope as conducted as at the date of this Agreement;

2.	the Buyer and its agents will, subject to the Buyer’s obligation of confidentiality set out in clause 22 of this Agreement, upon reasonable notice during normal business hours, be allowed access to the employees and premises of each Target Group and shall also be allowed access to, and to take copies of, the books and records of each Target Group Company including, without limitation, the statutory books, minute books, leases, licenses, contracts entered into by any Business Seller, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of any Target Group Company provided that such access is confined to information that is reasonably necessary to plan for integration after Completion and that such information (together with all copies thereof) are returned to the Seller promptly in the event Completion does not take place;

3.	each Target Group Company shall take all reasonable steps to preserve its property and assets and will not cancel or amend any Business Insurance Policy;

4.	each Target Group Company shall take all reasonable steps to preserve the validity of its Intellectual Property;

5.	save as Disclosed to the Buyer in the 2005 business plan for the Seller’s Group, each Target Group Company will not make any change in the existing nature, scope or organisation of its business;

6.	each Target Group Company will not acquire an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

7.	save as Disclosed, each Target Group Company will not declare, pay or make a dividend or distribution;

8.	each Target Group Company will not, save in connection with the release of the Security (other than the Retained Security) upon the repayment of the Debt Amount to the Lenders on Completion, create, or agree to create or amend, an Encumbrance over any real property or another asset or redeem, or agree to redeem, an existing Encumbrance over any real property or another asset;

9.	each Target Group Company will not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation (other than in the ordinary course of business);

10.	each Target Group Company shall use such efforts consistent with past practice to keep available the services of its present officers and key employees and preserve its relationship with material customers, suppliers, distributors and others having business dealings with it;

11.	each Target Group Company will not, without the consent of the Buyer (not to be unreasonably withheld or delayed):

11.1	incur or enter into any agreement or commitment involving any capital expenditure in excess of US$250,000 per item and US$1,500,000 in aggregate in respect of the capital expenditure items listed in schedule 6, or (ii) in excess of US$50,000 per item and US$500,000 in aggregate in respect of any capital expenditure items not listed in schedule 6.

11.2	enter into or amend any Material Contract: (i) which is not capable of being terminated without compensation at any time with three months’ notice or less; or (ii) which is not in the ordinary course of business or (iii) which has an aggregate amount of value or aggregate payments in excess of US$250,000 in any calendar year.

11.3	incur any Indebtedness otherwise than in the ordinary course of business;

11.4	acquire, sell, transfer, assign or otherwise dispose of or agree to acquire, sell, transfer, assign or otherwise dispose of any of property or assets (real or personal, tangible or intangible) in each case, involving consideration expenditure or liabilities in excess of US$250,000 in aggregate except in respect of the transfer of equipment to another Target Group Company, the sale of Inventory or finished goods or scrap in the ordinary course of business;

11.5	amend any of the terms on which goods, facilities or services are supplied to the extent that any such amendment is likely to have a material adverse impact on the business or financial position of the relevant Target Group Company, except where required to do so in order to comply with any applicable legal or regulatory requirement;

11.6	amend or discontinue any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim materially below the amount claimed;

11.7	allot, issue, redeem, vary or repurchase or agree to allot, issue, redeem, vary or repurchase any share or loan capital (or option or right to subscribe for the same) of EPCI HK Group and EPCI Singapore Group;

11.8	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture or incorporate any subsidiary;

11.9	make any change to its accounting practices or policies or accounting reference date or, in relation to EPCI HK Group and EPCI Singapore Group only, amend its memorandum or articles of association (or equivalent constitutional documents);

11.10	make or change any applicable Tax election, adopt or change any Tax accounting method or applicable Tax reporting principle or practice, settle or compromise any Tax liability, or waive or extend the statute of limitations in respect of any applicable Taxes;

11.11	discontinue or cease to operate all or a material part of its business or resolve to be wound up;

11.12	commence, compromise or discontinue any legal or arbitration proceedings involving a claim in excess of US$100,000 (other than in respect of the collection of debts which are not material in the context of the relevant Target Group Company in the ordinary course of business);

11.13	acquire or agree to acquire or dispose of or agree to dispose of any freehold or leasehold interest in land; and

11.14	save as required by Law or in connection with the transactions contemplated by this Agreement and the Other Documents, change the terms of employment (including, without limitation, remuneration and pension entitlements) of any Transferring Employee or provide any gratuitous payment to any Transferring Employee or dismiss or terminate (except with good cause) the employment of any Transferring Employee or engage or appoint any additional employees.

provided that nothing in this schedule 5 shall prevent any member of the Seller’s Group from complying with its respective obligations under this Agreement and no member of the Seller’s Group shall be liable for breach of this schedule 5 for actions taken to comply with its respective obligations under this Agreement.

12.	To the extent that any of the restrictions in this schedule 5 relates to a Business Seller, the restriction shall only apply to the Business and the Business Assets of that Business Seller.

SCHEDULE 6

CAPITAL EXPENDITURE

attached

SCHEDULE 7

INTENTIONALLY DELETED

SCHEDULE 8

SUBORDINATED PROMISSORY NOTE

Merix Caymans Trading Company Limited

[Date] 2005

FOR VALUE RECEIVED, Merix Caymans Trading Company Limited, a company incorporated under the laws of the Cayman Islands with its registered office at Century Yark, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, Grand Cayman, British West Indies (the “Company”), unconditionally and irrevocably promises to pay to the order of Eastern Pacific Circuits Holdings Limited (“Seller”) the aggregate of (a) Eleven Million U.S. Dollars (U.S.$11,000,000) and (b) an amount equal to the EBITDA Earnout Consideration (as defined in the SPA, as defined below) (“Principal”), plus interest on the unpaid balance of the Principal from the date hereof at the rate of (i) 7% per annum from the date of this Note to and inclusive of 1 December, 2006, (ii) thereafter 8% per annum to and inclusive of 1 December 2007, and (iii) thereafter 9% per annum until this Note is fully paid as specified below (“Fixed Interest Rate”). The maturity date of this Note is the later of (a) 15 March 2009; and (b) the date that is ten (10) Business Days after the date on which all Relevant Claims are settled (“Maturity Date”).

The Company and the Seller are party to a Seller Subordination Agreement dated on or about the date of this Note with Standard Chartered Bank (Hong Kong) Limited as the security agent under the Credit Agreement (as defined below) (“Seller Subordination Agreement”). The terms of this Note are, where expressly provided for, subject to the terms of the Seller Subordination Agreement.

1.	Purchase Agreement

This is the Note referred to in the Master Sale and Purchase Agreement dated 14 April, 2005 as varied by letter agreements dated 28 July, 2005 and 16 September 2005 and further amended by a Supplemental Agreement dated 29 September, 2005 (“SPA”) between the Seller and Merix Corporation as the Buyer. Capitalised terms used, but not defined, herein shall have the meaning given to them in the SPA.

2.	Subordination to Credit Agreement

(a) The Company is a party to a US$30,000,000 credit agreement dated on or about the date of this Note between (amongst others) the Company and Standard Chartered Bank (Hong Kong) Limited as the security agent (“Credit Agreement”). “Senior Obligations” means all of the liabilities and payment obligations of the Company and its subsidiaries under the Credit Agreement and, subject to paragraph 2(b), all complete and partial refinancings of such liabilities and payment obligations. Notwithstanding any other provision in this Note, all payments hereunder shall be deferred until all the Senior Obligations (actual or contingent) have been paid and discharged in full unless expressly permitted under Clause 4 (Permitted Payments) of the Seller Subordination Agreement.

(b) If the Senior Obligations are refinanced on an arm’s length basis, the parties agree to enter into a subordination agreement with the parties advancing funds for the refinancing on terms similar to those in the Seller Subordination Agreement in respect of and to the extent that the new advances do not exceed the Senior Obligations then outstanding.

3.	Payment

(a) Accrued interest shall be payable in arrears on the first business day of each March, June, September and December beginning 1 December 2006 (each a “Quarterly Payment”) and on the Maturity Date; provided that if the prevailing rate of interest under the Credit Agreement (“Lender Rate”) during the relevant interest period, is less than the Fixed Interest Rate, the interest payment for such period shall be the amount calculated at the Lender Rate and the difference between the accrued interest calculated by reference to the Fixed Interest Rate and the Lender Rate for such period (“Interest Rate Difference”) shall be paid on the Maturity Date. Interest shall accrue on the Interest Rate Difference at the Fixed Interest Rate and the amount of such interest shall be paid on the Maturity Date.

(b) Regardless of the date EBITDA Earnout Consideration is determined, it shall be deemed to have been outstanding from the date of this Note for all interest calculation purposes. Once the EBITDA Earnout Consideration is determined, all accrued and unpaid interest thereon, subject to the interest payment limitations in Section 3(a), shall be paid on the first Quarterly Payment after such determination.

(c) Principal shall be paid in four equal installments of 25% of the Principal each on 1 March 2007, 1 December 2007, 1 December 2008 and 15 March 2009 (each a “Principal Payment”). Each Principal Payment shall be made or deemed satisfied as follows: (i) first, by reduction of the amount due by the amount of the Post-Cash Working Capital Shortfall determined pursuant to Clause 6.8 of the SPA not previously applied to satisfaction of Principal; (ii) second, by reduction of the amount due by the amount of settled Relevant Claims not previously applied to the satisfaction of Principal; (iii) third, by suspension of the payment obligation by the amount of asserted, but unsettled, Relevant Claims in the manner provided in Section 4 hereof to the extent that such unsettled Relevant Claims have not previously been applied to the suspension of Principal Payments; and (iv) fourth, by payment in immediately available funds.

(d) If the Company fails to make any Quarterly Payment or Principal Payment or pay any part thereof on its due date, interest on the unpaid amount shall accrue on a day to day basis at the relevant Fixed Interest Rate from but excluding the due date to and including the date of actual payment.

(e) All payments shall be applied to accrued interest and thereafter to principal.

(f) All amounts due hereunder are payable in lawful money of the United States of America.

(g) Principal plus accrued interest may be prepaid at any time without penalty by the Company.

(h) Notwithstanding anything to the contrary contained herein or in the SPA, in no event shall any amount payable by the Company as interest or other charges on this Note exceed the highest lawful rate permissible under any law applicable hereto.

4.	Relevant Claims

If, in accordance with Schedule 4 of the SPA, the Buyer gives the Seller notice of a Relevant Claim, and such Relevant Claim is not settled or otherwise determined by the date of a Principal Payment, the Principal Payment shall be suspended in the manner described in Section 3(c) by an amount equal to such unsettled Relevant Claim (“Amount Claimed”). Upon the settlement or determination of such Relevant Claim, the Principal Payment shall be deemed satisfied to the extent of the amount settled or otherwise determined in respect of such Relevant Claim (the “Settled Amount”), and an amount equal to the Amount Claimed less the Settled Amount, if any, shall be paid to the Seller within ten (10) Business Days of the settlement or determination of such Relevant Claim.

5.	Acceleration

(a) The amounts payable hereunder may be declared immediately due and payable by the Seller if: (a) the Company fails to make any Quarterly Payment when due and such failure to pay continues for five (5) days, (b) the Company fails to make any Principal Payment when due, or (c) the Company or any of its subsidiaries or the Company’s shareholder raises financing other than the Facility (as defined in the Credit Agreement), which in a single transaction or a series of related transactions delivers proceeds in excess of US$50,000,000, or (d) the Company shall have made an assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts as they become due or consented to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of all or of substantially all of its property; or by order of a court of competent jurisdiction a receiver or liquidator or trustee of the Company or any of its property shall have been appointed and shall not have been discharged within 60 days, or by decree of such a court the Company shall have been adjudicated insolvent and such decree shall have continued undischarged and unstayed for 60 days after the entry thereof; or a petition to reorganize the Company, pursuant to any bankruptcy or similar statute applicable to the Company, shall have been filed against the Company and shall not have been dismissed within 60 days after such filing, or the Company shall have been adjudicated a bankrupt, or shall have filed a petition in voluntary bankruptcy under any provision of any bankruptcy law, or shall have consented to the filing of any bankruptcy or reorganization petition against it under any such law, or shall have filed a petition to reorganize the Company pursuant to any applicable law, provided that the foregoing acceleration right may not be exercised in a manner that causes the outstanding Principal at any time to be less than the prevailing liability cap, as determined in accordance with Part 1 of Schedule 9 of the SPA (the “Retained Amount”). Thereafter, on each date on which the liability cap falls in accordance with Part 1 of Schedule 9 of the SPA, and if Seller has exercised the foregoing acceleration right, the Company shall forthwith pay to the Seller the difference between the Retained Amount and the prevailing liability cap.

(b) Notwithstanding any other provision in this Note, the Seller’s rights under paragraph (a) above may only be exercised in accordance with the Seller Subordination Agreement.

6.	Amendments to the Credit Agreement

(a) Subject to paragraph (b) below, the Company shall not, without the written consent of the Seller agree to any amendment of any term of the Credit Agreement, except for an amendment which:

(i)	is procedural or administrative in nature; or

(ii)	does not result in the Company being subjected to more onerous obligations than those existing at the date hereof or which would otherwise prejudice the Seller’s rights under this Note.

(b) If:

(i)	an Event of Default has been declared (other than in respect of a matter referred to in Clause 20.3(b) (Breach of other obligations) under the Credit Agreement) and is outstanding under the Credit Agreement; or

(ii)	an Event of Default has been declared in respect of a matter referred to in Clause 20.3(b) (Breach of other obligations) under the Credit Agreement and the Facility Agent has taken action to accelerate the Senior Obligations in respect of such an Event of Default, the Company may agree to any amendment of any term of the Credit Agreement without the consent of the Seller.

7.	No set-off, counterclaim, deduction or withholding

All sums payable under this Note shall be paid in full without set-off or counterclaiming for any reason and without deduction of or withholding for any taxes, duties levies, imposts or charges of any nature other than as contemplated in paragraphs 3(c), 4 and 5 hereof.

8.	Waiver

The Company hereby waives demand, protest and notice of demand, protest and nonpayment and consent to any and all renewals and extensions of the time of payment under this Note.

9.	Assignability

Neither the Seller nor the Company may assign, transfer, endorse or in any other way alienate any of its rights under this Note whether in whole or in part.

10.	Governing Law and Dispute Resolution

This Note is governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any dispute arising under this Note shall be resolved in accordance with Clause 29 of the SPA.

MERIX CAYMANS TRADING COMPANY LIMITED

Name:
Title:

SCHEDULE 9

LIABILITY CAP

PART 1

LIABILITY CAP IN RESPECT OF FUNDAMENTAL WARRANTY CLAIMS

Column (1)	Column (2)
	Liability cap as at the respective date set out in sub-columns (a) to (d) below (US$ million)
Total Consideration (US$ million )	(a) Completion Date to 30 September 2006	(b) 1 October 2006 to 28 February 2007	(c) 1 March 2007 to 30 September 2007	(d) On or after 1 October 2007
128	24	16	6	0
Less than 128 but not less than 127	24 - (128 - Total Consideration)	16 - (128 -Total Consideration)	6	0
Less than 127 but not less than 126	23 - (127 - Total Consideration)	15	6	0
Less than 126 but not less than 125	22 - (126 - Total Consideration)	15 - (126 -Total Consideration)	6	0
Less than 125 but not less than 124	21 - (125 - Total Consideration)	14	6	0
Less than 124 but not less than 123	20 - (124 - Total Consideration)	14 - (124 - Total Consideration)	6	0
Less than 123 but not less than 122	19 - (123 - Total Consideration)	13	6	0
Less than 122 but not less than 121	18 - (122 - Total Consideration)	13 - (122 -Total Consideration)	6	0
Less than 121 but not less than 120	17 - (121 - Total Consideration)	12	6	0
Less than 120 but not less than 119	16 - (120 - Total Consideration)	12 - (120 - Total Consideration)	6	0
Less than 119 but not less than 118	15 - (119 - Total Consideration)	11	6	0
Less than 118 but not less than 117	14 - (118 - Total Consideration)	11 - (118 - Total Consideration)	6	0
Less than 117 but not less than 116	13 - (117 - Total Consideration)	10	6	0
Less than 116 but not less than 115	12 - (116 - Total Consideration)	10 - (116 - Total Consideration)	6	0

PART 2

LIABILITY CAP IN RESPECT OF ALL RELEVANT CLAIMS OTHER THAN FUNDAMENTAL WARRANTY CLAIMS

Column (1)	Column (2)
	Liability cap as at the respective date set out in sub-columns (a) to (c) below (US$ million)
Total Consideration (US$ million )	(a) Completion Date to 30 September 2006	(b) 1 October 2006 to 28 February 2007	(c) On or after 1 March 2007
128	18	10	0
Less than 128 but not less than 127	18 - (128 - Total Consideration)	10 - (128 - Total Consideration)	0
Less than 127 but not less than 126	17 - (127 - Total Consideration)	9	0
Less than 126 but not less than 125	16 - (126 - Total Consideration)	9 - (126 -Total Consideration)	0
Less than 125 but not less than 124	15 - (125 - Total Consideration)	8	0
Less than 124 but not less than 123	14 - (124 - Total Consideration)	8 - (124 - Total Consideration)	0
Less than 123 but not less than 122	13 - (123 - Total Consideration)	7	0
Less than 122 but not less than 121	12 - (122 - Total Consideration)	7 - (122 - Total Consideration)	0
Less than 121 but not less than 120	11 - (121 - Total Consideration)	6	0
Less than 120 but not less than 119	10 - (120 - Total Consideration)	6 - (120 - Total Consideration)	0
Less than 119 but not less than 118	9 - (119 - Total Consideration)	5	0
Less than 118 but not less than 117	8 - (118 - Total Consideration), subject to a minimum of 7.5	5 - (118 - Total Consideration)	0
Less than 117 but not less than 116	7.5	4	0
Less than 116 but not less than 115	7.5	4 - (116 - Total Consideration)	0

SCHEDULE 10

WORKING CAPITAL

(a)	net Accounts receivable of the Group, net of allowances for doubtful accounts; plus

(b)	net inventory (as defined below) of the Group, net of allowances for obsolescence; plus

(c)	other current assets of the Group, excluding cash and bank balances and, to the extent that such items have been included in relation to paragraphs (a) or (b) above, accounts receivable and inventory; minus

(d)	accounts payable of the Group, excluding accounts payable related to debt restructuring expenses; minus

(e)	other current liabilities of the Group which shall exclude (i) Borrowings and related interest payable, and (ii) RMB5,915,133, being the amount payable to (Desay) pursuant to the contribution of the land use right agreement dated 18 November 2004 between Eastern Pacific Circuits Investments (Singapore) Pte Limited, (Desay) and Eastern Pacific Circuits (Huiyang) Ltd in respect of the transfer by (Desay) of the land to Eastern Pacific Circuits (Huiyang) Ltd, and (iii) accounts payable to the extent that such items have been included in relation to paragraph (d) above, and (iv) that portion of the Minority Dividend payable by Eastern Pacific Circuits (Huizhou) Ltd to minus

(f)	provision for taxes of the EPCI HK Group and the EPCI Singapore Group.

For the purposes of paragraph (b) of this Schedule 10, “inventory” means all raw materials, work-in-progress, and finished goods held, used or owned by the Group.

SCHEDULE 11

EPCI HK GROUP

Part A

EPCI HK

(Incorporated in Hong Kong)

Company No.	:	21934

Date of Incorporation	:	3 November 1970

Business Registration No.	:	03108346

Registered Office	:	1401 Hutchison House, 10 Harcourt Road, Hong Kong

Authorized Share Capital	:	HK$2,000,000.00 divided into 2,000,000 shares of HK$1.00 each

Issued Share Capital	:	Same as above

Shareholders	:		No. of Shares

		1. Eastern Pacific Circuits (Cayman) Limited	1,999,999

		2. Eastern Pacific Circuits Limited (nominee shareholder for Eastern Pacific Circuits (Cayman) Limited	1

Directors	:	1. Kung Yun King

		2. Gerard William Rodrigues

		3. Tsang Ki Lo

Secretary	:	B. & McK. Nominees Limited

Part B

Eastern Pacific Circuits (Dongguan) Ltd.

Nature	:	Manufacture of printed circuits boards

Date of Establishment	:	May 13, 1993

Registered Office	:	Hing Yu Industrial District, Tongxia Town, Dongguan City, Guangdong Province, PRC.

Duration of operation	:	11.5 years

Total Investment	:	HKD34,000,000

Registered Capital	:	HKD34,000,000

Joint Venture Partners & equity ratio	:	(14.71%)

Eastern Pacific Circuits Investments Limited (85.29%)

Director	:	KUNG Yun King, Rodrigues, Gerard William, Joseph TSANG,

Executive Director and Legal Representative		KUNG Yun King

Part C

Lomber (Huizhou) Limited

Nature	:	Manufacture of printed circuits boards

Date of Establishment	:	May 14, 1988

Registered Office	:	Gu Tang Au Industrial District, Huizhou City Guangdong Province, PRC

Duration of operation	:	16.5 years

Total Investment	:	US$1,500,000

Registered Capital	:	US$1,500,000

Joint Venture Partners & equity ratio	:	(10%)

Eastern Pacific Circuits Investments Limited (90%)

Director	:	KUNG Yun King, Rodrigues, Gerard William, Joseph TSANG,

Executive Director and Legal Representative		KUNG Yun King

SCHEDULE 12

EPCI SINGAPORE GROUP

Part A

EPCI Singapore

(Incorporated in Singapore)

Company Registration No.	:	199704856Z

Date of Incorporation	:	12 July 1997

Business Registration No.	:	Not Applicable

Registered Office	:	1 Temasek Avenue #27-01 Millenia Tower Singapore 039192

Authorized Share Capital	:	SGD$100,000.00 divided into 100,000 ordinary shares of SGD$1.00 each

Issued Share Capital	:	SGD$2.00 divided into 2 ordinary shares of SGD$1.00 each

Shareholders	:		No. of Shares

		Eastern Pacific Circuits Limited	2

Directors	:	1. Ng Siu Leung

2. Kung Yun King

3. Gerard William Rodrigues

4. Tsang Ki Lo

Secretarial Agent	:	Abogado Pte Ltd, associated with Baker & McKenzie.Wong & Leow

Company Secretaries	:	1. Tang Ai Ai (Mrs Wong Ai Ai)

2. Anthony Anne Catharine

Part B

Eastern Pacific Circuits (Huiyang) Limited

Nature	:	Manufacture of printed circuits boards

Date of Establishment	:	August 25, 2000

Registered Office	:	23 Yin Ling Rd., The 3rd Ind. District, Chen Jiang Town, Huizhou City, Guangdong Province, PRC.

Duration of operation	:	4.5 years

Total Investment	:	USD29,980,000

Registered Capital	:	USD12,990,000

Joint Venture Partners & equity ratio	:	(5%)

Eastern Pacific Circuits Investments (Singapore) Pte Ltd (95%)

Director	:	KUNG Yun King, Rodrigues, Gerard William, Joseph TSANG, TONY Yun Kong,

Executive Director and Legal Representative		Rodrigues, Gerard William

Part C

Eastern Pacific Circuits (Huizhou) Limited

Nature	:	Manufacture of printed circuits boards

Date of Establishment	:	November 8, 1988

Registered Office	:	Gu Tang Au Industrial District, Huizhou City Guangdong Province, PRC

Duration of operation	:	16 years

Total Investment	:	US$30,000,000

Registered Capital	:	US$16,700,000

Joint Venture Partners & equity ratio	:	(15%) astern Pacific Circuits Investments (Singapore) Pte Ltd (85%)

Director	:	KUNG Yun King, Rodrigues, Gerard William, Joseph TSANG,

Executive Director and Legal Representative	:	Rodrigues, Gerard William

SCHEDULE 13

TAX DEED

DATED                         2005

Eastern Pacific Circuits Holdings Limited

- and -

Merix Corporation

-and -

Eastern Pacific Circuits Investments Limited

-and -

Eastern Pacific Circuits Investments (Singapore) Pte Limited

TAX DEED

JONES DAY

Solicitors and International Lawyers

31st Floor, Edinburgh Tower

The Landmark

No.15 Queen’s Road Central

Hong Kong

Telephone No.: (852) 2526-6895

DATE:                        2005

PARTIES:

(1)	Eastern Pacific Circuits Holdings Limited (the “Covenantor”);

(2)	Merix Corporation (the “Covenantee”);

(3)	Eastern Pacific Circuits Investments Limited; and

(4)	Eastern Pacific Circuits Investments (Singapore) Pte Limited

((3) and (4) together the “Companies”).

RECITAL:

This Deed is supplemental to the master sale and purchase agreement (“Sale and Purchase Agreement”) dated [●], 2005 and made between, inter alia, the Covenantor and the Covenantee.

THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The definitions contained in the Sale and Purchase Agreement and those provisions of the Sale and Purchase Agreement dealing with interpretation shall be deemed to be incorporated herein. The following additional words and expressions shall, unless the context otherwise requires, have the following meanings in this Deed:

“Auditors”	the auditors for the time being of the Covenantee (acting as experts not as arbitrators);

“claim”	includes (without limitation) any assessment, claim, notice, demand, letter, direction, counterclaim or other document issued or action taken by or on behalf of any fiscal, revenue or other authority or official in the PRC, Hong Kong and Singapore from which it appears that any of the Companies is liable to make any payment or increased or further payment of Tax or is denied any Relief from Taxation;

“event”	includes (without limitation) the death of any person, any act, transaction or omission (whether any of the Companies is a party thereto or not) and, but without limitation, any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance and reference to any event on or before the Completion Date; and

“Relief from Taxation”	any loss, relief, allowance, set-off, deduction, right to repayment or credit granted by or available pursuant to any legislation or otherwise in respect of Tax.

1.2	Any reference to income, profits or gains earned, accrued or received shall include income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received.

2.	INDEMNITY

2.1	In consideration of the Sale and Purchase Agreement and of the Covenantee completing the same the Covenantor hereby covenants with and undertakes to the Covenantee and each of the Companies to indemnify and keep indemnified the Covenantee and (as a separate covenant) each of the Companies on a continuing basis for:

(a)	the amount of any claim for Tax which has been made or may hereafter be made against the Covenantee or any of the Companies or the relevant Buyer’s Group Company which has acquired the HK Shares or the Singapore Shares (as the case may be) wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any of the Companies on or before Completion;

(b)	any claim for Tax made against the Covenantee or any of the Companies or the relevant Buyer’s Group Company which has acquired the HK Shares or the Singapore Shares (as the case may be) arising on the death of any person under section 35 of the Estate Duty Ordinance (Cap.lll) or any relevant PRC or Singapore tax legislation at any time by reason of any transfer of any property to the Covenantee or any of the Companies made or deemed to have been made on or before Completion; and

(c)	any reasonable costs and expenses incurred by the Covenantee or any of the Companies or the relevant Buyer’s Group Company which has acquired the HK Shares or the Singapore Shares (as the case may be) in connection with any such claim for Tax or in taking or defending any action under this Deed.

3.	EXCLUSIONS AND LIMITATIONS

3.1	The Seller’s liability pursuant to the indemnity given by clause 2 shall be limited or excluded, as the case may be, as set out in schedule 4 of the Sale and Purchase Agreement and the indemnity given in clause 2 does not cover any amount of Tax:

(a)	to the extent that provision or reserve in respect thereof was made in the Financial Statements or to the extent that payment or discharge of such liability has been duly reflected in the Financial Statements;

(b)	to the extent that liability therefor arises or is increased as a result of any increase in rates of Tax or changes made in the relevant Tax Law in the PRC, Hong Kong and Singapore made after Completion with retrospective effect;

(c)	to the extent that the liability for Tax would not have arisen but for an act, a failure or omission on the part of the Covenantee or any other Buyer’s Group Company before, on and after Completion or an act, a failure or omission on the part of the Companies after Completion. For the avoidance of doubt, any action taken by the Covenantee or any other Buyer’s Group Company in compliance with its respective obligations under the Sale and Purchase Agreement and this Deed including without limitation any consent given by the Covenantee or any other Buyer’s Group Company under the Sale and Purchase Agreement and this Deed shall not constitute an act that has caused any liability for Tax to arise under this sub-clause 3(c); or

(d)	to the extent that the liability for Tax (including interest and penalties) arises which should have been borne by the Buyer pursuant to clause 20.1 of the Sale and Purchase Agreement.

4.	OBLIGATIONS OF THE COVENANTEE

If the Covenantee shall becomes aware of any claim for Tax which it appears to the Covenantee that the Covenantor is or may become liable to make any payment under this Deed, it shall as soon as practicable give written notice to the Covenantor and shall take such action as the Covenantor may reasonably request to dispute, resist or compromise the liability. Neither the Covenantor nor the Covenantee shall in any event be required to take any steps which would require any admission of guilt or liability relating to matters connected with the claim in question.

5.	AUDITORS’ CERTIFICATES

If any of the Companies shall procure a certificate from the Auditors certifying the amount of any such claim for Tax as is mentioned in clause 2 and stating that in the opinion of the Auditors none of the exceptions from liability listed in clause 3 are of application to the claim in question then such certificate shall be final and binding upon the Covenantor and upon receipt of such certificate the Covenantor shall forthwith pay to any of the Companies the amount so certified but the Companies shall reimburse or credit the Covenantor with any sum (less the expenses of recovering the same) which is subsequently recovered from a third party or repaid to any of the Companies in connection with such liability.

6.	DEMANDS

The liabilities of the Covenantor under this indemnity shall be payable in full within ten (10) business days of written demand from any of the Companies or on the date which such payment is due to be made to the relevant authority, whichever is the later.

7.	WAIVER

No failure to exercise and no delay in exercising on the part of any of the Covenantee or any of the Companies any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies otherwise provided by law.

8.	NOTICES

8.1	Delivery

All notices demands or other communications which are required to be given under this Deed shall be in writing and shall be sent to:

(a)	in the case of Covenantor:

	Attention	:	Ng Lak Chuan

	Address	:	Suite 2804, 28th Floor One Exchange Square 8 Connaught Place Central, Hong Kong

	Facsimile	:	852 3102 8321

(b)	in the case of the Covenantee or any of the Companies:

	Attention	:	Mark R. Hollinger

	Address	:	1521 Poplar Lane P.O.Box 3000, F4-234 Forest Grove OR 97116 United States of America

	Facsimile	:	1 503 357 1504

or to such other address or facsimile number or marked for the attention of such other person as the recipient may designate by notice given in accordance with the provisions of this clause.

8.2	Receipt

Any such notice may be delivered personally or by prepaid post or sent by facsimile transmission and shall be deemed to have been effectively served:

(a)	on the day of receipt, where any personally delivered letter or facsimile message is received on any business day before or during normal working hours;

(b)	on the following business day, where any personally delivered letter or facsimile message is received either on any business day after normal working hours or on any day which is not a business day;

(c)	on the second business day following the day of posting, upon despatch from within Hong Kong of any posted letter to the address of a recipient in Hong Kong, unless actually received sooner; or

(d)	on the seventh business day following the day of posting, upon despatch from within Hong Kong of any posted letter to the address of an overseas recipient (and vice-versa), unless actually received sooner.

9.	GENERAL

9.1	The parties agree that the execution of the Agreement may be effected by the exchange of facsimile signature pages, with the exchange of the executed originals as soon as reasonably possible thereafter.

10.	GOVERNING LAW AND SERVICE AGENT

10.1	This Deed is governed by and is to be construed in accordance with the laws of Hong Kong and the parties hereby agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

10.2	The Covenantor hereby appoints Baker & McKenzie of 1401 Hutchison House, 10 Harcourt Road, Central, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as the agent of the Covenantor for this purpose, the Covenantor shall promptly appoint a successor agent and notify the other parties hereto. The Covenantor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its addresses for the time being in Hong Kong whether or not such agent gives notice thereof to the other parties.

11.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same instrument.

12.	INCONSISTENCY

Where there is any inconsistency between clause 20 of the Sale and Purchase Agreement and this Deed, clause 20 of the Sale and Purchase Agreement prevails to the extent of the inconsistency.

EXECUTED by the parties or their duly authorised representatives.

SEALED with the Common Seal	)
of EASTERN PACIFIC CIRCUITS	)
HOLDINGS LIMITED and	)
SIGNED by	)
in the presence of:-)

SIGNED by	)
for and on behalf of	)
MERIX CORPORATION	)
in the presence of :-)

SIGNED by	)
for and on behalf of	)
EASTERN PACIFIC CIRCUITS	)
INVESTMENTS LIMITED	)
in the presence of :-)

SIGNED by	)
for and on behalf of EASTERN PACIFIC	)
CIRCUITS INVESTMENTS	)
(SINGAPORE) PTE LIMITED	)
in the presence of :-)

SCHEDULE 14

Part A

Determination of Actual Adjusted 2005 EBITDA

1.	In determining the Actual Adjusted 2005 EBITDA and in preparing the Earnout Statement in accordance in accordance with clause 8 of the Agreement the Buyer’s Auditors shall make the following adjustments.

2.	No account shall be taken of:

(a)	the expense of the RMB5,915,133 being the amount payable to (Desay) pursuant to the contribution of the land use right agreement dated 18 November 2004 between Eastern Pacific Circuits Investments (Singapore) Pte Limited; (Desay) and Eastern Pacific Circuits (Huiyang) Ltd

(b)	on the mutual understanding that neither the Seller nor the Seller’s parent companies have charged management charges to any member of the Seller’s Group, any management charges payable to any member of the Buyer’s Group (unless such charges relate to employees who are seconded on a full-time basis to any Buyer’s Group Company which has acquired a Business or to any member of the EPCI HK Group or the EPCI Singapore Group and that such charges are on arm’s length terms) and any cost overheads charged by or payable to any member of the Buyer’s Group in excess of US$ 75,000;

(c)	any costs incurred in relation to any project development work, research and/or development activities commenced or expanded by any Buyer’s Group Company which has acquired a Business or by any member of the EPCI HK Group or the EPCI Singapore Group after Completion to the extent that the total costs incurred exceed the amount spent during 2004 on project development, research and/or development activities by more than 5 percent;

(d)	any liability or loss incurred outside the ordinary course of business and any expenses related thereto incurred after and attributable to events occurring after the Completion Date, save to the extent that the Seller has agreed that such liability or loss shall be taken into account in calculating the Actual Adjusted 2005 EBITDA;

(e)	any net loss (after adjustment for taxation) attributable to any company or business acquired by any member of the Buyer’s Group after the Completion Date;

(f)	any costs associated with the premiums that may arise and become payable as a result of or in connection with the assignment of the Hong Kong Lease and the assignment of any leasehold interests of the Business Sellers in connection with the transactions contemplated pursuant to this Agreement;

(g)	the amount of the stamp duty payable on the transfer of the HK Shares and the Singapore Shares;

(h)	the costs of the completion audit referred to in clause 6 of this Agreement, the costs of preparing the Pro-forma Accounts and the determination of the Earnout Statement referred to in clause 8 of this Agreement,the fees of the Escrow Agent and advisory fees (including legal and accounting fees) incurred in connection with the transactions contemplated by this Agreement; and

(i)	any costs arising from the restructuring of the Borrowings and the Security.

3.	The following items shall be added back to the Actual Adjusted 2005 EBITDA:

(a)	the net profit (after adjustment for taxation) arising on the sale after the Completion Date of any items classified as fixed assets or as know-how or intellectual property rights;

(b)	if, in relation to any Relevant Claim arising from any fact, matter, event or circumstance which has occurred prior to 31 December 2004, the amount that has been settled or otherwise determined in respect of any Relevant Claim or the amount of the loss suffered or incurred (or alleged to be suffered or incurred) by the relevant Buyer’s Group Company in respect of which such Relevant Claim is made, is required to be reflected in the financial statements in respect of the calendar year 2005 of that member of the Buyer’s Group in accordance with the accounting principles of that Buyer’s Group Company, the amount settled or otherwise determined in respect of such Relevant Claim or the amount of such loss, as the case may be, shall be added back to the Actual Adjusted 2005 EBITDA.

(c)	If, in relation to a Relevant Claim arising from any fact, matter, event or circumstance which occurs during the period from 1 January 2005 up to and including 31 December 2005, the Buyer shall take the option referred to in clause 8.10(b)(2), and the amount that has been settled or determined in respect of any Relevant Claim or the amount of the loss suffered or incurred (or alleged to be suffered or incurred) by the relevant Buyer’s Group Company in respect of which such Relevant Claim is made, is required to be reflected in the financial statements in respect of the calendar year 2005 of the relevant member of the Buyer’s Group in accordance with the accounting principles of that Buyer’s Group Company, the amount settled or otherwise determined in respect of such Relevant Claim or the amount of such loss, as the case may be, shall be added back to the Actual Adjusted 2005 EBITDA.

Part B

Operation of the business during the Relevant Period

1.	The Seller acknowledges that (i) upon Completion, Buyer has the right to operate the Business, the EPCI HK Group and the EPCI Singapore Group (collectively, the “Acquired Businesses”) and Buyer’s other businesses in any way that Buyer deems appropriate in Buyer’s sole discretion, (ii) Buyer has no obligation to operate the Acquired Businesses in order to achieve any Actual Adjusted 2005 EBITDA amount or to maximise the amount of Actual Adjusted 2005 EBITDA, (iii) Buyer owes no fiduciary duty or express or implied duty to Seller, including any implied duty of good faith and fair dealing, and (iv) the parties solely intend the express provisions of this schedule 14 to govern their contractual relationship with respect to the Actual Adjusted 2005 EBITDA amount.

The Seller hereby waives any fiduciary duty or express or implied duty of Buyer to the Seller, including any implied duty of good faith and fair dealing.

Notwithstanding the foregoing, the Buyer:

(a)	will not enter into any transaction or take or omit to take any action the principal purpose of which is: (i) to prejudice or adversely affect the Actual Adjusted 2005 EBITDA amount; or (ii) to avoid or minimise payment by the Buyer of the EBITDA Earnout Consideration;

(b)	will procure that, without the prior consent of the Seller, (i) no Buyer’s Group Company will transfer or dispose of any of the issued share capital of EPCI HK or EPCI Singapore or any other interest in EPCI HK or EPCI Singapore or their respective businesses or any part thereof; (ii) EPCI HK will not transfer or dispose of any of the issued share capital of Eastern Pacific Circuits (Dongguan) Ltd and/or Lomber (Huizhou) Limited or any other interest in Eastern Pacific Circuits (Dongguan) Ltd and/or Lomber (Huizhou) Limited or their respective businesses or any part thereof; and (iii) EPCI Singapore will not transfer or dispose of any of the issued share capital of Eastern Pacifics Circuits (Huiyang) Limited and/or Eastern Pacific Circuits (Huizhou) Limited or any other interest in Eastern Pacifics Circuits (Huiyang) Limited and/or Eastern Pacific Circuits (Huizhou) Limited or their respective businesses or any part thereof. For the purpose of this paragraph, “disposal” shall include (but not be limited to) the grant of any option in respect of such shares or business or part thereof;

(b)	will procure that, without the prior consent of the Seller, no Buyer’s Group Company which has acquired a Business, will transfer or dispose of any Business or any part thereof and for this purpose “disposal” shall include (but not be limited to) the grant of any option in respect of Business or part thereof; and

(c)	will procure that no resolution will be passed or proposed for a member’s voluntary winding-up of: (i) any Buyer’s Group Company which has acquired a Business; or (ii) any member of the EPCI HK Group or the EPCI Singapore Group nor will (i) any Buyer’s Group Company which has acquired a Business; (ii) any shareholder of any member of the EPCI HK Group or the EPCI Singapore Group present a petition for an order for the winding-up of (i) any member of the Buyer’s which has acquired a Business; (ii) any shareholder of any member of the EPCI HK Group or the EPCI Singapore Group (as the case may be).